Exhibit 2.3

ASSET AND STOCK PURCHASE AGREEMENT

AMONG

KOCH CELLULOSE, LLC,

GEORGIA-PACIFIC CORPORATION,

LEAF RIVER FOREST PRODUCTS, INC.,

LRC TIMBER, INC.,

OLD AUGUSTA RAILROAD COMPANY,

GEORGIA-PACIFIC ASIA (HONG KONG) LTD.,

AND

GEORGIA-PACIFIC GMBH

Dated as of February 26, 2004

ASSET AND STOCK PURCHASE AGREEMENT

This ASSET AND STOCK PURCHASE AGREEMENT is entered into as of February 26, 2004 (this “Agreement”) among Koch Cellulose, LLC, a Delaware limited liability company (“Purchaser”), Georgia-Pacific Corporation, a Georgia corporation (“Seller”), Leaf River Forest Products, Inc., a Delaware corporation (“LRFP”), LRC Timber, Inc., a Delaware corporation (“LRCT”), Old Augusta Railroad Company, a Mississippi corporation (“OAR”), Georgia-Pacific Asia (Hong Kong), Ltd., a Hong Kong private limited company (“GPHK”), and Georgia-Pacific GmbH, a Swiss limited liability company (“GPGmbH”).

W I T N E S S E T H:

WHEREAS, the Seller Entities desire to sell, transfer and assign to Purchaser or its Designated Affiliate(s), and Purchaser desires to (or to cause its Designated Affiliate(s) to) acquire from the Seller Entities, (i) all of the issued and outstanding capital stock of BPP and (ii) all of the Transferred Assets, all as more specifically provided herein;

WHEREAS, Seller and Purchaser desire to enter into certain post-Closing transitional services and other contractual arrangements, all as more specifically provided for herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Referee” shall have the meaning set forth in Section 3.3(e).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any comparable or analogous group under state, local or foreign Tax Law.

“Agreed Court” shall have the meaning set forth in Section 12.3(a).

“Agreed Principles” shall have the meaning set forth in Section 3.3(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Letter of Credit” shall have the meaning ascribed to such term in the PCRR Bond Indenture.

“Ancillary Agreements” means the Black Liquor Exchange Agreement, the Declaration of Restrictions, the IT Support Services Agreement, the Lemelson Patent Sublicense Agreement, the Offshore Purchase Agreements, the Pulp Supply Agreement, the Railroad Services Agreement, the Services and Supply Agreement, the Site Services Agreement, the Software License Agreement, the Solaia Patent Sublicense Agreement, the Turpentine and Tall Oil Sales Agreements and the Wood Fiber Supply Agreement.

“Antitrust Laws” shall have the meaning set forth in Section 7.4.

“Applicable Time” shall mean 5:00 pm (Eastern Time) on the Closing Date.

“Asset Acquisition Statement” shall have the meaning set forth in Section 2.6.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, in substantially the form of Exhibit A hereto.

“Assignment, Assumption and Modification Agreement” means the Assignment, Assumption and Modification Agreements, in substantially the forms of Exhibit B hereto.

“Assumed Benefit Plan” shall have the meaning set forth in Section 5.13(a).

“Assumed Current Liabilities” means the Current Liabilities of the Seller Entities.

“Assumed HR Liabilities” shall have the meaning set forth in Section 2.3(c).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 5.4(a).

“Basis of Presentation” shall have the meaning set forth in Section 5.4(a).

“BGCDA” means the Brunswick and Glynn County Development Authority.

“Bill of Sale” means the bill of sale, in substantially the form of Exhibit C hereto.

“Black Liquor Exchange Agreement” means the Black Liquor Exchange Agreement, in substantially the form of Exhibit D hereto.

“BOA LOC” means the irrevocable direct pay letter of credit issued by Bank of America, N.A. in favor of the PCRR Trustee for the account of Seller, as additional security for the PCRR Bonds.

“Bond Documents” means, collectively, the IDB Documents and the PCRR Bond Documents.

“Bond Property Ad Valorem Taxes” shall have the meaning set forth in Section 11.1(c).

“Bond-Related Liens” means any Liens created pursuant to the PCRR Bond Documents or the IDB Documents, as applicable, for the benefit of any bondholder, any bond trustee, any bond issuer or any party providing security for the benefit of any bondholder.

“Bond Schedule” shall have the meaning set forth in Section 5.26(a).

“BPP” means the Brunswick Pulp & Paper Company, a Delaware corporation.

“BPP Agreed HR Liabilities” means (a) all Labor-related Obligations arising or accruing after the Applicable Time with respect to the bargaining unit BPP Employees and the bargaining unit Former BPP Employees, and (b) all Employment-related Obligations arising or accruing after the Applicable Time with respect to the BPP Transferring Employees.

“BPP Agreed Liabilities” shall mean (i) the Current Liabilities of BPP, (ii) Liabilities of BPP under the BPP Retained Contracts, (iii) BPP Agreed HR Liabilities and (iv) any other Liability of BPP arising from the ownership, management, control, operation or conduct of the Business by BPP after the Applicable Time, but in each case excluding any BPP Indemnified Liabilities.

“BPP Employee” means an individual who, as of the date of this Agreement, is or, between the date of this Agreement and the Applicable Time, becomes employed by BPP, whether salaried or hourly.

“BPP Excluded Assets” shall mean (i) all assets, properties, contractual rights, goodwill, going concern value, rights and claims of BPP that are not currently used or currently held for use primarily in the Business, (ii) all assets of BPP of the types described in clauses (iii)-(xii), (xv)-(xviii) and (xx) of Section 2.2(b), (iii) all assets primarily relating to the Pearson Sawmill, the Sterling Sawmill, the McCormick Sawmill and the “T” Street Landfill, (iv) the BPP Excluded Contracts, (v) the BPP Excluded Real Property and (vi) the personnel and medical files and all other employment-related records and data of Former BPP Employees and any BPP Employees other than BPP Transferring Employees.

“BPP Excluded Contracts” means the Contracts (including any leases that are BPP Excluded Real Property) to which BPP is a party that are not currently used or currently held for use primarily in the Business, including those Contracts under the heading “BPP Excluded Contracts” on Schedule 1.1(a).

“BPP Excluded Employee” means an individual who was employed by BPP at the McCormick Sawmill, the Pearson Sawmill or the Sterling Sawmill.

“BPP Excluded Real Property” shall have the meaning set forth in Section 5.9(a).

“BPP Indemnified HR Liabilities” means all Liabilities stemming from (i) all Employment-related Obligations arising or accruing prior to the Applicable Time with respect to the BPP Employees, (ii) all Employment-related Obligations, whenever arising or accrued, with respect to any BPP Employees who do not become Transferring Employees, (iii) all Employment-related Obligations, whenever arising or accrued, with respect to any Former BPP Employees, (iv) all Employment-related Obligations, whenever arising or accruing with respect to any BPP Excluded Employees, and (v) all Labor-related Obligations arising or accruing prior to the Applicable Time with respect to BPP Employees.

“BPP Indemnified Liabilities” shall mean (i) all Liabilities of BPP arising out of or related to the BPP Excluded Assets, (ii) BPP Indemnified HR Liabilities, (iii) any BPP Pre-Closing Product Liabilities, (iv) any BPP Scheduled Matters and (v) all Liabilities of BPP arising from the ownership, management, control, operation or conduct of BPP (or any former subsidiary of BPP) prior to the Applicable Time (other than the Liabilities described in the preceding clauses (i)-(iv) of this definition and clauses (i)-(iii) of the definition of BPP Agreed Liabilities), but excluding BPP Retained Contract Warranty Losses.

“BPP Pre-Closing Product Liabilities” means all Liabilities arising out of or otherwise related to the products manufactured, shipped, or sold and/or services performed by BPP prior to the Applicable Time (including claims of negligence, personal injury, product damage, product liability, product warranties, design defect, strict liability, or any other claims relating to or arising out of products manufactured, shipped or sold prior to the Applicable Time), whether such Liability relates to or arises out of accidents, injuries, Liabilities or Losses occurring prior to or after the Applicable Time, but excluding BPP Retained Contract Warranty Losses, and excluding any of the foregoing occurring after the Applicable Time to the extent resulting from the negligence or willful misconduct of Purchaser or its Affiliates after the Applicable Time.

“BPP Retained Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of BPP that are currently used or currently held for use primarily in the Business as of the Applicable Time, except where the context requires reference to the date hereof or another specific date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of BPP, including assets of the types described in clauses (i)-(xiii) of Section 2.1(b) and including affirmative action plans, copies of personnel and medical files of BPP Transferring Employees (and data as provided in Section 8.4(b)), but specifically excluding the BPP Excluded Assets.

“BPP Retained Contract Warranty Losses” means any Losses in respect of any warranties or customer returns under the BPP Retained Contracts or under Law that relate to products manufactured, shipped or sold and/or services performed by BPP prior to the Applicable Time, but excluding any Losses in respect of claims for personal property damage or personal injury.

“BPP Retained Contracts” means the Contracts (including any Real Property Leases) to which BPP is a party that are currently used or currently held for use primarily in the Business, including those Contracts under the heading “BPP Retained Contracts” on Schedule 1.1(a), but excluding the BPP Excluded Contracts.

“BPP Scheduled Matters” means any Scheduled Matters affecting BPP.

“BPP Securities” shall have the meaning set forth in Section 5.1(c).

“BPP Stock” shall have the meaning set forth in Section 5.1(c).

“BPP Transferring Employee” means any BPP Employee who remains employed by BPP as of the Applicable Time.

“Brunswick Bond Assets” shall have the meaning set forth in Section 7.15(b).

“Brunswick Bond Documents” means, collectively, the Brunswick Bonds, the Brunswick Bond Indenture, the Brunswick Bond Loan Agreement and each of the other documents, agreements and instruments more particularly described on Schedule 1.1(b).

“Brunswick Bond Indenture” means that certain Trust Indenture, dated as of March 1, 1998, by and between BGCDA and the Brunswick Bond Trustee.

“Brunswick Bond Loan Agreement” means that certain Loan Agreement, dated as of March 1, 1998, by and between BGCDA and Seller.

“Brunswick Bond Trustee” means The Bank of New York, as trustee under the Brunswick Bond Indenture.

“Brunswick Bonds” means the $21,900,000 Brunswick and Glynn County Development Authority Refunding Revenue Bonds (Georgia-Pacific Corporation Project), Series 1998 issued by the BGCDA pursuant to the Brunswick Bond Indenture.

“Brunswick Plan” means the Employee Retirement Plan of BPP available to certain bargaining unit BPP employees as specified in such plan document.

“Brunswick Pulp & Paper Mill” means that certain Brunswick pulp and paper mill located at West Ninth Street, Brunswick (Glynn County), Georgia, 31520, as generally shown on that certain Survey prepared by Atlantic Survey Professionals bearing a Date of Plat of February 12, 2004 and generally described in Chicago Title Insurance Company Title Commitment No.: 2-15346 bearing an effective date of December 19, 2003, as further described on Schedule 5.9(a).

“Business” means the business conducted by Seller and its Affiliates of manufacturing, producing, distributing and selling Market Pulp, including (a) the business and operations currently conducted by BPP related to the Brunswick Pulp & Paper Mill and all other business and operations conducted by BPP other than the business and operations of BPP primarily related to the BPP Excluded Assets, (b) the business and operations currently conducted by the Seller Entities related to the Leaf River Pulp Mill (but excluding the business and operations primarily related to the LR Sawmill), (c) the business and operations currently conducted by the Seller Entities primarily related to the Old Augusta Railroad and (d) the foreign sales operations of GPHK and GPGmbH to the extent related to the businesses and operations set forth above.

“Business Contracts” shall have the meaning set forth in Section 5.12(b).

“Business Data” means the computer data that is part of, associated with, used, populated, generated, created or manipulated by the Seller Owned Software licensed to Purchaser under the Software License Agreement, whether in printed or electronic form, relating primarily to and used in the operation of or necessary to conduct the Business.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Business Intellectual Property Licenses” shall have the meaning set forth in Section 5.11(e).

“Cap” shall have the meaning set forth in Section 10.5(b).

“Checklist” shall have the meaning set forth in Section 7.16(a)(ii).

“Claim Notice” shall have the meaning set forth in Section 10.4(a).

“Class M Stock” shall have the meaning set forth in Section 5.1(c).

“Class S Stock” shall have the meaning set forth in Section 5.1(c).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Statement” shall have the meaning set forth in Section 3.3(c).

“Closing Working Capital” shall have the meaning set forth in Section 3.3(c).

“COBRA” shall have the meaning set forth in Section 5.13(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means the collective bargaining agreement, together with any written side agreements or amendments with respect to such collective bargaining agreement, identified on Schedule 1.1(a).

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment.

“Confidentiality Agreement” shall have the meaning set forth in Section 12.4.

“Continuing Environmental Issue” means (i) any Release of a Hazardous Material, (ii) any soil or groundwater contamination by Hazardous Materials, or (iii) any violation of Environmental Law or Environmental Permit, in each case, present and continuing, on or from any of the Properties that (A) is discovered after the Closing Date, (B) results directly from the operation of the Business, (C) does not result or arise from passive migration or leaching of Hazardous Materials through soil or groundwater, and (D) neither Seller nor Purchaser can demonstrate to a reasonable degree of certainty existed as of the Closing Date or came into existence for the first time after the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment, purchase order or other arrangement or agreement, whether written or oral, express or implied.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Criminal Penalty” means any criminal penalty, criminal fine or similar criminal Order, in each case, imposed upon any Person for such Person’s actions, omissions or violations in connection with the Business (or resulting from any settlement in lieu thereof).

“Critical Spare Parts Pool Sharing Arrangement” means the current arrangement among the Seller Entities and BPP whereby the Specified Spare Parts are made available to the mills owned by Seller or its Affiliates.

“Current Assets” means the categories of current assets of the Seller Entities and BPP to the extent primarily relating to the Business and that are identified on Schedule 3.3(a).

“Current Liabilities” means the categories of current liabilities of the Seller Entities and BPP to the extent primarily relating to the Business and that are identified on Schedule 3.3(a).

“Declaration of Restrictions” means the Declaration of Restrictions, Option to Purchase and Easement Agreement in substantially the form of Exhibit E.

“Deductibles” shall have the meaning set forth in Section 10.5(a)(iii).

“Deferred Compensation Plan” means the Georgia-Pacific Corporation Deferred Compensation Plan.

“Designated Affiliate” means one or more Affiliate(s) of Purchaser or Seller, as applicable, designated in writing by Purchaser or Seller, as applicable, not less than thirty (30)

days prior to the Closing Date in accordance with Section 12.8; provided that no such Affiliate shall be so designated if such designation will materially impede or delay the Closing or result in the other party incurring Losses as a result thereof other than de minimis Expenses.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials of BPP and the Seller Entities to the extent primarily relating to the Business, the Transferred Assets, the BPP Retained Assets, the Assumed Liabilities or the BPP Agreed Liabilities, in each case, whether or not in electronic form.

“Domestic Transferring Employee” means any Transferring Employee who is not a Foreign Employee.

“Employee” means any BPP Employee, Pulp HQ Employee, LRFP Employee, OAR Employee, or Foreign Employee.

“Employee Benefit Plans” shall have the meaning set forth in Section 5.13(a).

“Employment-related Obligations” means all Liabilities arising from the employment relationship, except for any Labor-related Obligations. Without limiting the generality of the foregoing, “Employment-related Obligations” includes compensation for services (including wages, salaries, vacation pay, paid time off, bonuses, gainsharing and related employment and withholding taxes); benefits under any retirement, health and welfare or similar benefit plan or arrangement (including any benefit plans subject to ERISA or similar Law); contributions (whether required or voluntary) to any retirement, health and welfare, or similar plan or arrangement; workers’ compensation or similar benefits and payments on account of occupational illnesses and injuries; any information and consultation obligations with respect to the Foreign Employees imposed under Law regarding the transfer of the Business; and claims arising out of any individual’s employment or the separation of any individual’s employment (including any severance pay, severance benefits and notice under Law).

“Environmental Cap” shall have the meaning set forth in Section 10.3(b)(iii).

“Environmental Costs and Liabilities” means all Liabilities, Losses, and Remedial Actions incurred as a result of any claim or demand by any Third Person or arising or imposed under any Environmental Law (including in response to any violation of Environmental Law), to the extent any of the above (A) are based upon, relate to or arise under or pursuant to any Environmental Law, Environmental Permit, Order, or, with the prior consent of Seller and Purchaser, voluntary cleanup agreement or similar agreement with a Governmental Body, or agreement between the Parties, and (B) relate to a violation of Environmental Law or a Release or threatened Release of Hazardous Materials legally requiring Remedial Action under any Environmental Law, Environmental Permit, or Order. Notwithstanding the foregoing, Environmental Costs and Liabilities shall not include any Extraordinary Environmental

Damages, except to the extent such Extraordinary Environmental Damages result from Environmental Costs and Liabilities awarded and paid to a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser after the Closing arising from a Legal Proceeding (or with the consent of the indemnifying party, settlement thereof), brought or threatened against a Purchaser Indemnified Party or a Seller Indemnified Party.

“Environmental Deductible” shall have the meaning set forth in Section 10.3(b)(iii).

“Environmental Law” means any applicable federal, state or local law, statute, regulation, ordinance, rule of common law or other legal requirement in effect as of the Closing Date in any way relating to the protection of human health and the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Oil Pollution Control Act of 1990 (33 U.S.C. § 2701 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto as of the Closing Date, but specifically excluding any Health and Safety Requirements.

“Environmental Permit” means any Permit required by Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control, or which is or has ever been treated as a single employer with the Seller Entities or BPP under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(b)(i).

“Excluded Damages” means (i) punitive, treble and exemplary damages, and (ii) consequential and special damages, including business interruption damages.

“Excluded HR Liabilities” means all Liabilities stemming from (i) all Employment-related Obligations arising or accruing prior to the Applicable Time with respect to the Pulp HQ Employees, LRFP Employees, OAR Employees and Foreign Employees, (ii) all Employment-related Obligations, whenever arising or accrued, with respect to any Pulp HQ Employees, LRFP Employees, OAR Employees or Foreign Employees who do not become Transferring Employees, (iii) all Employment-related Obligations, whenever arising or accrued, with respect to any Former Pulp HQ Employees, Former LRFP Employees, Former OAR Employees or Former Foreign Employees and (iv) any claim by or on behalf of any current or former Pulp HQ, LRFP, OAR or Foreign Employee (whether or not any such Employee is a Transferring Employee) for retiree medical benefits under a Seller Welfare Plan.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Existing Surveys” shall mean (i) that certain survey prepared by Atlantic Survey Professionals bearing a Date of Plat of February 12, 2004, for the Brunswick Pulp and Paper Mill, as revised or updated on February 20, 2004 and (ii) that certain survey prepared by Flynt & Associates dated February 12, 2004 for the Leaf River Pulp Mill, as revised or updated on February 20, 2004.

“Existing Title Commitments” shall mean (i) that certain (Fee Simple Tract) Chicago Title Insurance Company Title Commitment No.: 26227-FEE bearing an effective date of January 5, 2004 and that certain (Leasehold Tract) Chicago Title Insurance Company Title Commitment No.: 26227-LH bearing an effective date of December 23, 2003 for the Leaf River Pulp Mill, (ii) that certain Chicago Title Insurance Company Title Commitment No.: 2-15346 bearing an effective date of December 19, 2003 for the Brunswick Pulp & Paper Mill and (iii) that certain Chicago Title Insurance Company Title Commitment No.: 26227-RR bearing an effective date of December 23, 2003 for the Old Augusta Railroad (together with any amendment, revisions or updates of same delivered to Purchaser through the date of signing).

“Expenses” means any and all fees, disbursements and expenses, including any fees, disbursements and expenses of counsel, experts and consultants, but excluding Taxes.

“Extended Survival Representations” shall have the meaning set forth in Section 10.1(e).

“Extraordinary Damages” means Excluded Damages, interest and any Expenses that (i) were unreasonably incurred or are unreasonable in amount or (ii) constitute internal costs for salaries, overhead or other similar items.

“Extraordinary Environmental Damages” means Extraordinary Damages, amounts paid to third party environmental or technical consultants for oversight of any Remedial Action that is being conducted by the other party, or any clean-up activity or other similar undertaking not required by Law.

“Final Working Capital” shall have the meaning set forth in Section 3.3(g).

“Financial Statements” shall have the meaning set forth in Section 5.4(a).

“FIRPTA Affidavit” shall have the meaning set forth in Section 4.5(a)(ii).

“Fixed Rate Bond Documents” means, collectively, the Fixed Rate Bonds, the Fixed Rate Bond Indenture, the Fixed Rate Bond Lease, the Fixed Rate Bond Guaranty and each of the other documents, agreements and instruments more particularly described on Schedule 1.1(c).

“Fixed Rate Bond Guaranty” means that certain Guaranty Agreement, dated as of March 1, 1999, from Seller in favor of the Fixed Rate Bond Trustee, pursuant to which Seller has guaranteed the payment in full of the Fixed Rate Bonds.

“Fixed Rate Bond Indenture” means that certain Trust Indenture, dated as of March 1, 1999, by and between Perry County and the Fixed Rate Bond Trustee.

“Fixed Rate Bond Lease” means that certain Consolidated, Amended and Restated Lease Agreement, dated as of March 1, 1999, by and between LRFP and Perry County for the lease of certain pollution control facilities located at the Leaf River Pulp Mill, which consolidates, amends and restates that certain Lease Agreement, dated as of May 1, 1989, which superseded that certain Lease Agreement, dated as of October 1, 1982, upon termination of such Lease Agreement pursuant to that certain Lease Termination Agreement, dated May 24, 1989.

“Fixed Rate Bond Trustee” means The Bank of New York, as trustee under the Fixed Rate Bond Indenture.

“Fixed Rate Bonds” means the $23,600,000 Perry County, Mississippi 5.20% Pollution Control Refunding Revenue Bonds (Leaf River Forest Products, Inc. Project), Series 1999, issued by Perry County pursuant to the Fixed Rate Bond Indenture.

“Foreign Employee” means an individual who, as of the date of this Agreement, is or, between the date of this Agreement and the Applicable Time, becomes employed by GPHK or GPGmbH primarily with respect to the Business.

“Foreign Transferring Employee” means any Foreign Employee who becomes employed by Purchaser, or an ERISA Affiliate of Purchaser, as of the Applicable Time.

“Former BPP Employee” means an individual employed by BPP whose employment with BPP was terminated prior to the date of this Agreement, excluding any BPP Excluded Employee.

“Former Foreign Employee” means an individual employed by GPHK or GPGmbH primarily with respect to the Business whose employment with GPHK or GPGmbH, as the case may be, was terminated prior to the date of this Agreement.

“Former LRFP Employee” means an individual employed by LRFP whose employment with LRFP was terminated prior to the date of this Agreement.

“Former OAR Employee” means an individual employed by OAR whose employment with OAR was terminated prior to the date of this Agreement.

“Former Pulp HQ Employee” means an individual employed by any Seller Entity or BPP primarily with respect to the Business at Seller’s Atlanta headquarters and whose employment with Seller or BPP was terminated prior to the date of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Gainshare Plan” means collectively, the Brunswick Gainshare Plan and the 2004 Leaf River Pulp Operation Gainshare Plan.

“General Deductible” shall have the meaning set forth in Section 10.5(a)(i)(A).

“General Survival Representations” shall have the meaning set forth in Section 10.1(f).

“Global Deductible” shall have the meaning set forth in Section 10.5(a).

“GNN” means Great Northern Nekoosa Corporation, a Maine corporation.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or any arbitrator (public or private) in a binding arbitration.

“GP Corporate Services and Assets” means those categories of corporate and divisional level services provided prior to the Applicable Time with respect to the Business by Seller and its Affiliates (other than BPP) set forth in Schedule 1.1(d) hereto, and the assets and properties primarily used to provide such services to the extent not located at the Brunswick Pulp & Paper Mill or the Leaf River Pulp Mill.

“GP Marks” shall have the meaning set forth in Section 2.2(b)(xii).

“GPGmbH” shall have the meaning set forth in the Preamble.

“GPHK” shall have the meaning set forth in the Preamble.

“Hazardous Material” means any substance, material or waste that is listed, regulated or subject to remediation under or pursuant to any Environmental Law, as “hazardous,” “toxic,” “radioactive,” or words of similar meaning or effect, including petroleum and petroleum products.

“Health and Safety Requirements” means all Laws, Orders, and any other obligations under Permits, in effect as of the Closing Date, that relate to or regulate the protection of occupational health and/or safety, the provision of a healthy and safe work environment, and/or workplace health and safety hazards, including the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), analogous state statutes and the regulations promulgated pursuant thereto as of the Closing Date, but specifically excluding any Environmental Laws.

“HIPAA” shall have the meaning set forth in Section 5.13(q).

“Hourly 401(k) Plan” means the Georgia-Pacific Corporation Hourly 401(k) Plan, and any amendments thereto.

“Hourly Retirement Plan” means the Georgia-Pacific Corporation Pension Plan for Hourly-Rated Employees, and any amendments thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDB Documents” means, collectively, the IDBs, the IDB Indenture, the Leaf River Mill Lease, the IDB Guaranty and each of the other documents, agreements and instruments more particularly described on Schedule 1.1(e).

“IDB Guaranty” means that certain Guaranty Agreement, dated as of October 1, 1982, from GNN in favor of the IDB Trustee, pursuant to which GNN has guaranteed the payment in full of the IDBs.

“IDB Indenture” means that certain Trust Indenture, dated as of October 1, 1982, by and between Perry County and the IDB Trustee.

“IDB Trustee” means The Bank of New York, as successor in interest to Deposit Guaranty National Bank, as trustee, under the IDB Indenture.

“IDBs” means the Perry County, Mississippi Industrial Development Revenue Bonds, Series 1982 (Leaf River Forest Products, Inc. Project), issued by Perry County in the original aggregate principal amount of $475,000,000 pursuant to the IDB Indenture, of which $474,008,000 are currently outstanding.

“Incentive Plan” means the Brunswick Commercial Services Incentive Plan.

“Included Third Party Licensed Software” shall have the meaning set forth in Section 7.3(b)(i).

“Included Third Party Licensed Software Contracts” shall mean Contracts that grant licenses or other rights to Included Third Party Licensed Software.

“Indebtedness” means, without duplication, (i) the principal and interest of and premium (if any) in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations under leases required to be capitalized in accordance with GAAP; (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock; (vi) all obligations of the type referred to in clauses (i) through (v) the payment of which is a direct or indirect obligation, guaranty, surety or otherwise, including guarantees of such obligations and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons that are secured by any Lien any property or asset (whether or not such obligation is assumed).

“Indemnification Claim” shall have the meaning set forth in Section 10.4(a).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names (excluding internet protocol addresses) and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”) and (iv) confidential discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, programs, tools, materials, apparatus, inventions, improvements, compositions, manufacturing and production processes and techniques, methods, technical data, procedures, designs, drawings, specifications, databases, analyses and other similar proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, Marks or Patents (collectively, “Trade Secrets”). Notwithstanding the foregoing, Business Data, Software, Computer Hardware and any and all Patent, Copyright, Mark, and Trade Secret rights in the Business Data, Software are specifically excluded from this definition of Intellectual Property and are governed by their respective definitions and applicable provisions in this Agreement, the IT Support Services Agreement and the Software License Agreement.

“Intellectual Property License” means any grant to a Person of any right to use any Intellectual Property.

“Inventory” means any inventory, raw materials, work in process, finished goods, supplies, spare parts identified on Schedule 3.3(a) and other inventories.

“IRS” means the Internal Revenue Service.

“IT Support Services Agreement” means the IT Support Services Agreement in substantially the form of Exhibit F hereto.

“Knowledge of Seller” means the knowledge, after due inquiry, of the individuals set forth on Schedule 1.1(f) for the matters set forth opposite their names thereon.

“KPMG” shall have the meaning set forth in Section 3.3(e).

“Labor Law” means the following, the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Labor Management Relations Act, 1947, 29 U.S.C. § 141 et seq.; and the Railway Labor Act, 45 U.S.C. § 151 et seq.

“Labor-related Obligations” means all Liabilities arising under the Labor Laws or with respect to the Collective Bargaining Agreement. Without limiting the generality of the foregoing, “Labor-related Obligations” includes compensation for services (including wages, vacation pay, paid time off, bonuses, gainsharing and related employment and withholding taxes) with respect to the Collective Bargaining Agreement or Labor Law; benefits under any retirement, health and welfare, or similar benefit plan or arrangement (including any benefit plans subject to ERISA) with respect to the Collective Bargaining Agreement or Labor Law; contributions (whether required or voluntary) to any retirement, health and welfare, or similar plan or arrangement with respect to the Collective Bargaining Agreement or Labor Law; claims arising out of any separation of any bargaining unit individual’s employment (including any severance pay, severance benefits and notice under Law); and claims with respect to the Collective Bargaining Agreement or Labor Law.

“Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other similar requirement.

“L/C Bank Documents” shall have the meaning set forth in Section 7.22(f).

“Leaf River Leases” means (i) the Leaf River Mill Lease and (ii) the Leaf River Pollution Control Facilities Lease.

“Leaf River Mill Lease” means that certain Lease Agreement, dated as of October 1, 1982, by and between LRFP and Perry County for the lease of certain land, buildings, improvements, machinery and equipment located at the Leaf River Pulp Mill.

“Leaf River Mill Leasehold Property” means that certain real property described in that certain (Leasehold Tract) Chicago Title Insurance Company Title Commitment No.: 26227-LH bearing an effective date of December 23, 2003 and in Exhibit “A” to the Leaf River Mill Lease.

“Leaf River Pollution Control Facilities Lease” means that certain Lease Agreement, dated as of September 15, 1982, by and between LRFP and Perry County, as supplemented and amended by Amendment to Lease Agreement, dated April 4, 1983, the First Amendment to Lease Agreement, dated as of August 15, 1992, and the Second Amendment to Lease Agreement, dated as of February 1, 2002, for the lease of certain pollution control facilities located at the Leaf River Pulp Mill for the disposal of solid waste and the abatement or control of industrial pollution.

“Leaf River Pulp Mill” means the Leaf River pulp mill located at Buck Creek Road, New Augusta, (Perry County), Mississippi 39462, generally shown on the Survey performed by Flynt & Associates dated October 30, 2001 and generally described in that certain (Fee Simple Tract) Chicago Title Insurance Company Title Commitment No.: 26227-FEE bearing an effective date of January 5, 2004 and that certain (Leasehold Tract) Chicago Title Insurance Company Title Commitment No.: 26227-LH bearing an effective date of December 23, 2003, as further described on Schedule 5.9(a) (specifically excluding therefrom the LR Sawmill and the Regional Wood Procurement Yard.)

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or any other claim or proceeding by or before a Governmental Body.

“Legitimate Business Purpose” means work performed (i) to maintain or achieve compliance with Environmental Law or Permit; (ii) to respond to a Release; (iii) to minimize risk of offsite exposure from a Release; (iv) in response to threatened or actual enforcement action, investigation, proceeding, or claim by a Governmental Body or other Third Person; (v) as required by a financial institution in connection with a good faith effort to obtain financing of at least fifty million dollars ($50,000,000); or (vi) to reasonably maintain, improve, expand, remove or replace equipment, utilities, buildings or other improvements on the Properties.

“Lemelson Patent Sublicense Agreement” means the Lemelson Patent Sublicense Agreement in substantially the form of Exhibit G.

“Liability” means any Indebtedness, claim, demand, charge, responsibility, liability or obligation, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, or transfer restriction under any shareholder or similar agreement, exception or any other similar restriction or limitation.

“Limited Warranty Deed” means the special warranty deed, in substantially the form of Exhibit H.

“Losses” means any and all damages (including, if applicable, natural resource damages and Extraordinary Damages), losses (including, if available as damages for breach of contract, any loss of or diminution in value of any asset), penalties (including Criminal Penalties), Expenses and Orders (or any settlements in lieu thereof) suffered or incurred by a Purchaser Indemnified Party or a Seller Indemnified Party.

“LRCT” shall have the meaning set forth in the Preamble.

“LRFP” shall have the meaning set forth in the Preamble.

“LRFP Employee” means an individual who, as of the date of this Agreement, is or, between the date of this Agreement and the Applicable Time, becomes employed primarily with respect to the Leaf River Pulp Mill, whether salaried or hourly.

“LRFP Transferring Employee” means any LRFP Employee who becomes employed by Purchaser, or an ERISA Affiliate of Purchaser, as of the Applicable Time.

“LR Sawmill” means that certain saw mill owned by LRFP, consisting of approximately 72 acres as shown on that certain Survey prepared by Flynt & Associates PLLC, dated October 16, 2001, as marked by the surveyor on February 12, 2004, labeled as Parcel “A” and Parcel “B”.

“LTAP” means the Georgia-Pacific Corporation Long Term Appreciation Plan, and any amendments thereto.

“LTD Plan” means the Georgia-Pacific Corporation Life Choices Plus Long-Term Disability Plan.

“LTIP” means the Georgia-Pacific Corporation Long-Term Incentive Plan, and any amendments thereto.

“Maintenance Agreements” shall have the meaning set forth in Section 7.3(b)(iv).

“Market Pulp” means (i) fluff pulp and (ii) Southern hardwood pulp and Southern softwood pulp that is dried and baled for sale to third parties.

“Marks” shall have the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material and adverse effect on (a) the business, assets, properties, operations, results of operations or condition (financial or otherwise) of the Business; provided, however, that any adverse change resulting solely from (i) conditions affecting the United States or any foreign economy generally that do not disproportionately affect the Business or (ii) price fluctuations in Market Pulp, shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect;” or (b) the ability of the Seller Entities or BPP to consummate the transactions contemplated by this Agreement or the Seller Documents or perform their obligations under this Agreement or the Seller Documents.

“McCormick Sawmill” means that certain saw mill owned by Seller and BPP located in McCormick, South Carolina.

“Mills” shall have the meaning set forth in Section 5.9(f).

“Miscellaneous Deductible” shall have the meaning set forth in Section 10.5(a)(i)(C).

“Miscellaneous Extended Representations” shall have the meaning set forth in Section 10.1(e).

“Mobile Equipment” means equipment that is self-propelled or that can be towed on its own wheels, tracks and skids and currently used or currently held for use in the Business, a complete and accurate list of which, as of December 31, 2003, is set forth on Schedule 1.1(g).

“Monitoring Committee” shall have the meaning set forth in Section 7.10(d)(vi).

“Multiemployer Plans” shall have the meaning set forth in Section 5.13(a).

“Multi-Mill Contracts” means the contracts set forth on Schedule 1.1(h).

“Multiple Employer Plans” shall have the meaning set forth in Section 5.13(a).

“Net Working Capital” shall have the meaning set forth in Section 3.3(a).

“Non-Assignable Assets” shall have the meaning set forth in Section 2.5(b).

“Non-Solicitation Obligation” shall have the meaning set forth in Section 7.7(b).

“Non-Voting Common Stock” shall have the meaning set forth in Section 5.1(c).

“OAR” shall have the meaning set forth in the Preamble.

“OAR Employee” means an individual who, as of the date of this Agreement, is or, between the date of this Agreement and the Applicable Time, becomes employed by OAR, whether salaried or hourly.

“OAR Transferring Employee” means any OAR Employee who becomes employed by Purchaser, or an ERISA Affiliate of Purchaser, as of the Applicable Time.

“Offering Materials” shall have the meaning set forth in Section 7.1(b).

“Offerings” shall have the meaning set forth in Section 7.1(b).

“Offshore Purchase Agreements” shall have the meaning set forth in Section 7.5(b).

“Old Augusta Railroad” means that certain short-line railroad connecting the Leaf River Pulp Mill, the LR Sawmill and the Canadian National Railway line.

“Order” means any order, injunction, sanction, assessment, award, judgment, decree (including any consent decree or agreement with a Governmental Body), ruling, writ, or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 4.2(a).

“Owned Property” shall have the meaning set forth in Section 5.9(a).

“Parent” means the Affiliate of Purchaser providing the Parent Side Agreement.

“Parent Side Agreement” means the Parent Side Agreement executed with this Agreement by Parent respecting the performance of Purchaser’s obligations hereunder from the date hereof through and including the Applicable Time.

“Patents” shall have the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“PBGC” shall have the meaning set forth in Section 5.13(e).

“PCRR Bond Documents” means, collectively, the PCRR Bonds, the PCRR Bond Indenture, the Leaf River Pollution Control Facilities Lease and each of the other documents, agreements and instruments more particularly described on Schedule 1.1(i).

“PCRR Bond Indenture” means that certain Trust Indenture, dated as of February 1, 2002, by and between Perry County and the PCRR Trustee.

“PCRR Bonds” means the $73,000,000 Perry County, Mississippi Pollution Control Refunding Revenue Bonds (Leaf River Forest Products, Inc. Project), Series 2002, issued by Perry County pursuant to the PCRR Bond Indenture.

“PCRR Trustee” means SunTrust Bank, as trustee under the PCRR Bond Indenture.

“Pearson Sawmill” means that certain saw mill owned by BPP and Seller located in Pearson, Georgia.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations, exemptions, orders, restrictions, certifications, certificates of occupancy and approvals or other similar authorizations issued by a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way, encumbrances, encroachments and other matters affecting the Owned Properties or Leaf River Mill Leasehold Property and disclosed in the Title Commitments and the Surveys, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings identified on Schedule 5.15(a) or Schedule 5.15(b), (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body (iv) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the Ordinary Course of Business, (v) Liens arising under conditional sales contracts or as purchase money security interests for the purchase or lease of personal property that are incurred in the Ordinary Course of Business, (vi) such other imperfections in title, charges, easements, restrictions, encumbrances and encroachments which do not materially detract from the value of or materially interfere with the present use of any Property subject thereto or affected thereby and (vii) any Bond Related Lien.

“Perpetual Representations” shall have the meaning set forth in Section 10.1(a).

“Perry County” means Perry County, Mississippi.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” shall have the meaning set forth in Section 5.10(b).

“Petty Cash” shall have the meaning set forth in Section 2.1(b)(x).

“Phase II Assessment” shall have the meaning set forth in Section 7.10(a).

“Phase II Environmental Consultant” shall have the meaning set forth in Section 7.10(b)(i).

“PILOT Agreement” shall have the meaning set forth in Section 5.26(r).

“Power of Attorney” means the power of attorney, substantially in the form of Exhibit I hereto.

“PP&E” means property, plant, equipment and other tangible personal property, including furniture, fixtures, furnishings, telecommunications equipment, fixed machinery, equipment storage tanks and leasehold improvements, but excluding any Inventory and any Computer Hardware. With respect to any PP&E included in the Transferred Assets or the BPP Retained Assets, such items shall be deemed to include Mobile Equipment and Spare Parts.

“Pre-Closing Bond Liabilities” means all Liabilities arising out of, based upon or related to the failure of any Seller Entity to observe, perform, satisfy and/or comply in all respects with all of the terms, covenants, provisions, conditions and obligations required to be observed, performed, satisfied and/or complied with by such Seller Entity under any of the IDB Documents or the PCRR Bond Documents, at any time on or prior to the Closing Date.

“Pre-Closing Business Deductible” shall have the meaning set forth in Section 10.5(a)(ii).

“Pre-Closing Product Liabilities” means all Liabilities arising out of or otherwise related to the products manufactured, shipped, or sold and/or services performed by Seller or its Affiliates (other than BPP) prior to the Applicable Time (including claims of negligence, personal injury, product damage, product liability, product warranties, design defect, strict liability, or any other claims relating to or arising out of products manufactured, shipped or sold prior to the Applicable Time), whether such Liability relates to or arises out of accidents, injuries, Liabilities or Losses occurring prior to or after the Applicable Time, but excluding any Transferred Contract Warranty Losses and excluding any of the foregoing occurring after the Applicable Time to the extent resulting from the negligence or willful misconduct of Purchaser or its Affiliates after the Applicable Time.

“Pre-Closing Side Agreement” means the side letter being executed contemporaneously with this Agreement by Purchaser and Seller regarding certain pre-Closing matters.

“Prior Month” shall have the meaning set forth in Section 3.3(a).

“Prior Month Statement” shall have the meaning set forth in Section 3.3(a).

“Prior Month Working Capital” shall have the meaning set forth in Section 3.3(a).

“Product Warranty Deductible” shall have the meaning set forth in Section 10.5(a)(iii).

“Property” shall have the meaning set forth in Section 5.9(a).

“Pulp HQ Employee” means an individual who, as of the date of this Agreement, is or, between the date of this Agreement and the Applicable Time, becomes employed by any Seller Entity or BPP primarily with respect to the Business at Seller’s Atlanta headquarters.

“Pulp HQ Transferring Employee” means any Pulp HQ Employee who becomes employed by Purchaser or is retained by BPP, or an ERISA Affiliate of Purchaser, as of the Applicable Time.

“Pulp Supply Agreement” means the Pulp Supply Agreement, in substantially the form attached hereto as Exhibit J.

“Purchase Price” means the Unadjusted Purchase Price, as adjusted pursuant to Section 3.3.

“Purchaser” shall have the meaning set forth in the Preamble, and, if applicable, shall include any Designated Affiliate(s) of Purchaser.

“Purchaser Confidential Information” shall have the meaning set forth in Section 7.7(e).

“Purchaser Documents” shall have the meaning set forth in Section 6.2(a).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

“Purchaser Welfare Plans” shall have the meaning set forth in Section 8.15(a).

“Purchaser’s Continuing Environmental Issue Allocation” means (i) zero percent for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is eighteen (18) months after the Closing Date; (ii) except as set forth in clause (i), twenty five percent (25%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is thirty-six (36) months after the Closing Date; (iii) except as set forth in clauses (i)-(ii), fifty percent (50%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is forty-eight (48) months after the Closing Date; (iv) except as set forth in clauses (i)-(iii), seventy five percent (75%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is sixty (60) months after the Closing Date; and (v) except as set forth in clauses (i)-(iv), one hundred percent (100%) for Continuing Environmental Issues for which Purchaser does not provide notice to Seller on or before the date that is sixty (60) months after the Closing Date.

“Qualified Plans” shall have the meaning set forth in Section 5.13(c).

“Railroad Services Agreement” means the Railroad Services Agreement, in substantially the form of Exhibit K hereto.

“Real Property Lease” shall have the meaning set forth in Section 5.9(a).

“Real Property Title Representation” shall have the meaning set forth in Section 10.1(b).

“Reference Date” shall have the meaning set forth in Section 3.3(a)

“Reference Statement” shall have the meaning set forth in Section 3.3(a).

“Refunded Bonds” shall have the meaning set forth in Section 7.22(e).

“Regional Wood Procurement Yard” means that certain wood procurement yard consisting of approximately 721.86 acres located at the Leaf River Pulp Mill and being known as the “Procurement Area” on that certain Survey prepared by Flynt & Associates, PLLC bearing a date of February 20, 2004.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the environment.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) correct a condition of noncompliance with Environmental Laws.

“Representation Deductibles” shall have the meaning set forth in Section 10.5(a)(i)(C).

“Representations Schedules” shall have the meaning set forth in Section 7.21.

“Representatives” means any director, officer, employee, agent or other representative of a Person.

“Required Consents” means the consents and approvals required under the Contracts set forth on Schedule 1.1(j) for the consummation of the transactions contemplated by this Agreement.

“Restricted Business” shall have the meaning set forth in Section 7.7(a)(i).

“Restricted Period” shall have the meaning set forth in Section 7.7(a)(i).

“Salaried 401(k) Plan” means the Georgia-Pacific Corporation Salaried 401(k) Plan, and any amendments thereto.

“Salaried Pension Plan” means the Georgia-Pacific Corporation Salaried Pension Plan, and any amendments thereto.

“Scheduled Matters” means any of the matters set forth on Part A of Schedule 5.14(d), Part A of Schedule 5.15(a) and Part A of Schedule 5.15(b), but shall not include any matters on such schedules relating to BPP Retained Contract Warranty Losses, Transferred Contract Warranty Losses, Taxes or Environmental Costs and Liabilities or other environmental matters.

“Securities Act” shall have the meaning set forth in Section 5.1(c).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Arrangements” shall have the meaning set forth in Section 8.7.

“Seller Confidential Information” shall have the meaning set forth in Section 7.7(f).

“Seller Documents” shall have the meaning set forth in Section 5.2.

“Seller Entities” means Seller and the Seller Subs.

“Seller Foreign Insurance Benefits” shall have the meaning set forth in Section 8.15(b).

“Seller Indemnified Parties” shall have the meaning set forth in Section 10.2(b).

“Seller Owned Software” means any and all Software owned by Seller.

“Seller Remedial Actions” shall have the meaning set forth in Section 7.10(d)(i).

“Seller Services Agreements” means the IT Support Services Agreement, the Services and Supply Agreement and Software License Agreement.

“Seller Subs” means LRFP, OAR, GPHK, GPGmbH and LRCT.

“Seller Welfare Plans” shall have the meaning set forth in Section 8.15(a).

“Seller’s Continuing Environmental Issue Allocation” means (i) one hundred percent (100%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is eighteen (18) months after the Closing Date; (ii) except as set forth in clause (i), seventy five percent (75%) for Continuing Environmental Issues which Purchaser provides notice to Seller, on or before the date that is thirty-six (36) months after the Closing Date; (iii) except as set forth in clauses (i)-(ii), fifty percent (50%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is forty-eight (48) months after the Closing Date; (iv) except as set forth in clauses (i)-(iii), twenty five percent (25%) for Continuing Environmental Issues about which Purchaser provides notice to Seller, on or before the date that is sixty (60) months after the Closing Date; and (v) except as set forth in clauses (i)-(iv), zero percent for Continuing Environmental Issues for which Purchaser does not provide notice to Seller on or before the date that is sixty (60) months after the Closing Date.

“Services and Supply Agreement” means the services and supply agreement, in substantially the form of Exhibit L hereto.

“Severance Plan” means the Georgia-Pacific Corporation 1999 Severance Pay Plan for Salaried Employees and any amendments thereto.

“Shutdown Adjustment Amount” shall have the meaning set forth in Section 3.3(h)(i).

“Shutdown Estimate” shall have the meaning set forth in Section 3.3(h)(i).

“Site Services Agreement” means the site services agreement, in substantially the form of Exhibit M hereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) documentation including user manuals and other training documentation related to any of the foregoing and (v) all components thereto.

“Software License Agreement” means the Software License Agreement in substantially the form of Exhibit N hereto.

“Solaia Patent Sublicense Agreement” means the Solaia Patent Sublicense Agreement in substantially the form of Exhibit O.

“Spare Parts” means spare parts of the type that have been historically owned and maintained by the Business at the Mills, and the Specified Spare Parts.

“Specified Spare Parts” shall have the meaning set forth in Section 7.23.

“Spoils Area” means the diked area north of the aeration and settlement basin and west of the Altamaha Canal at the Brunswick Pulp & Paper Mill where spoils removed from the aeration and settlement basin have been deposited.

“Statute of Limitations Representations” shall have the meaning set forth in Section 10.1(c).

“Sterling Sawmill” means that certain saw mill owned by Seller located in Sterling, Georgia.

“STIP” means the Georgia-Pacific Corporation Short Term Incentive Plan, effective January 1, 2003, and any amendments thereto.

“Straddle Period” shall have the meaning set forth in Section 11.3(a).

“Supplemental Plan” means the Georgia-Pacific Corporation Supplemental Retirement Plan for Non-Officers.

“Survey” shall have the meaning set forth in Section 7.16(a)(ii).

“Survival Period” shall have the meaning set forth in Section 10.1.

“SVIP” means the Georgia-Pacific Corporation Shareholder Value Incentive Plan, amended and restated effective December 16, 1997, and any amendments thereto.

“T Street Landfill” means that certain landfill, compost area and buffer commonly referred to as the “T Street Landfill” consisting of approximately one hundred and eighty five (185) acres at the Brunswick Pulp & Paper Mill, the location of which is generally shown as “Tract 2” on that certain Plat and Survey bearing a date of February 12, 2004 prepared by Atlantic Survey Professionals.

“Target Shutdown Accrual Amount” shall have the meaning set forth in Section 3.3(h)(i).

“Target Working Capital” shall have the meaning set forth in Section 3.3(b).

“Tax Claim” shall have the meaning set forth in Section 11.4(a).

“Tax Clearance Certificate” shall have the meaning set forth in Section 11.12.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the Seller Entities, BPP or any of their Affiliates.

“Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third Party Licensed Software” means any and all Software owned by a third party and licensed to Seller.

“Third Person” means any Person other than a Purchaser Indemnified Party or a Seller Indemnified Party.

“Title Commitment” shall have the meaning set forth in Section 7.16(a)(i).

“Title Defect” means any defect, exception, restriction, easement, right of way, encumbrance, encroachment and other matter affecting the Owned Properties or the Leaf River Mill Leasehold Property that materially detracts from the value of or materially interferes with the present use of any such Property.

“Title Insurance Policies” shall have the meaning set forth in Section 7.16(c).

“Title Insurer” shall have the meaning set forth in Section 7.16(a)(i).

“Title Review Period” shall have the meaning set forth in Section 7.16(b).

“Title/Validity Deductible” shall have the meaning set forth in Section 10.5(a)(i)(B).

“Title/Validity Representations” shall have the meaning set forth in Section 10.1(d).

“Total Consideration” shall have the meaning set forth in Section 3.1(b).

“Trade Secrets” shall have the meaning set forth in the Intellectual Property definition in this Section 1.1.

“Transferred Assets” shall have the meaning set forth in Section 2.1(b).

“Transferred Contract Warranty Losses” means any Losses in respect of any warranties or customer returns under the Transferred Contracts or under Law that relate to products manufactured, shipped or sold and/or services performed by the Seller Entities on or prior to the Applicable Time, but excluding any Losses in respect of claims for personal property damage or personal injury.

“Transferred Contracts” shall have the meaning set forth in Section 2.1(b)(vii).

“Transferred Intellectual Property” shall mean all Intellectual Property currently used or currently held for use primarily in the Business.

“Transferred Real Property” shall have the meaning set forth in Section 2.1(b)(iv).

“Transferring Employee” means any LRFP Transferring Employee, OAR Transferring Employee, Pulp HQ Transferring Employee, Foreign Transferring Employee and BPP Transferring Employee.

“Turpentine and Tall Oil Sales Agreements” means the Turpentine and Tall Oil Sales Agreements, in substantially the forms of Exhibit P hereto.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.

“Welfare Plan” means any medical, dental, life insurance or other employee welfare benefit plan (as defined in ERISA section 3(1)) (including any retiree medical plan and any short-term disability plan) and any fringe benefit plan (including any pay practice).

“Wood Fiber Supply Agreement” means the Wood Fiber Supply Agreement, in substantially the form of Exhibit Q hereto.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Notwithstanding the foregoing, (i) no Ancillary Agreement shall be deemed effective unless and until the same is executed and delivered at the Closing and all conditions to Closing have been satisfied, (ii) the rights and remedies contained in or in respect of the Ancillary Agreements shall be in addition to, and shall not be limited by, the rights and remedies or any limitations on such rights and remedies contained in this Agreement and (iii) no party to an Ancillary Agreement shall have any rights or remedies under this Agreement for a breach of any such Ancillary Agreement; all such rights and remedies being limited to those set forth in such Ancillary Agreement.

Gender and Number. Any reference in this Agreement to gender shall include both genders, and words (including defined terms) imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of the BPP Stock and the Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its Designated Affiliate(s), as substitute purchaser(s) or co-purchaser(s), to), subject to Section 2.5(b), purchase, acquire and accept from the Seller Entities, and the Seller Entities shall, subject to Section 2.5(b), sell, transfer, assign, convey and deliver to Purchaser (or its Designated Affiliate(s)), (a) the BPP Stock and (b) other than any Excluded Assets, all right, title and interest of the Seller Entities, as of the Applicable Time, in and to their respective assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Seller Entities that are currently used or currently held for use primarily in the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Seller Entities, including each of the Seller Entities’ right, title and interest in the following assets:

(i) all accounts receivable that relate to the Business;

(ii) all Inventory currently used or currently held for use primarily in the Business;

(iii) all deposits (including customer deposits and security deposits for rent, lease obligations, electricity, telephone or otherwise) and prepaid charges and expenses, including prepaid ad valorem Taxes, lease payments and rentals, to the extent reflected in the Final Working Capital;

(iv) all Owned Property and the leasehold interest in the real property covered by Real Property Leases where the Seller Entities are lessee (including the Leaf River Leases), together with all buildings, improvements, fixtures and other appurtenances owned by the Seller Entities thereto and rights in respect thereof (collectively, the “Transferred Real Property”);

(v) all (A) PP&E currently used or currently held for use primarily in the Business and (B) all Computer Hardware currently used or currently held for use primarily in the Business and specifically listed on Schedule 2.1(b)(v)(B) and, to the extent not reflected thereon, such Computer Hardware that is physically located at either of the Mills shall be deemed to be included on such Schedule as if originally set forth therein;

(vi) all Transferred Intellectual Property;

(vii) all Contracts (including the Real Property Leases) that are currently used or currently held for use primarily in the Business, including those Contracts set forth on Schedule 2.1(b)(vii) (the “Transferred Contracts”);

(viii) all Documents;

(ix) to the extent assignable, all Permits, including Environmental Permits, used in the ownership, conduct or operation of the Business;

(x) all petty cash located at all operating facilities to the extent relating to the operation of the Business and reflected on the Final Working Capital (the “Petty Cash”);

(xi) all rights under any nondisclosure or confidentiality agreements with officers and directors of the Seller Entities other than those officers and directors of the Seller Entities who are also officers and directors of Seller, agents or third parties, to the extent any such rights protect Purchaser Confidential Information;

(xii) to the extent assignable, all rights under any noncompete or nonsolicitation agreements with employees, agents or third parties to the extent such agreements protect the Business (except for any rights under the noncompete and nonsolicitation provisions of the officer retirement agreement of any Pulp HQ Employee);

(xiii) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the Business; and

(xiv) the IDBs.

The assets described in this Section 2.1(b) (excluding the Excluded Assets), in each case as of the Applicable Time, except where the context requires reference to the date hereof or another specific date, are referred to herein collectively as the “Transferred Assets.”

2.2 Excluded Assets. Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Seller Entities shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean right, title and interest of Seller Entities as of the Applicable Time, except where the context requires reference to the date hereof or another specific date, in and to (a) all assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller Entities, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Seller Entities, that are not currently used or currently held for use primarily in the Business and (b) any of the following assets, properties or contractual rights of the Seller Entities:

(i) all Contracts set forth on Schedule 2.2(b)(i) (the “Excluded Contracts”);

(ii) all assets, properties, contractual rights, goodwill, going concern value, rights and claims that primarily relate to the LR Sawmill;

(iii) all Inventory not currently used or currently held for use primarily in the Business;

(iv) all Documents to the extent (A) such items are included in, or primarily related to, the Excluded Assets or Excluded Liabilities, (B) any Law prohibits the transfer of such items, (C) such items are not primarily related to the Business, (D) such items are credit reports or analyses or (E) such items are personnel and medical files and all other employment-related records and data of LRFP Employees, OAR Employees, Pulp HQ Employees, Foreign Employees, Former LRFP Employees, Former OAR Employees, Former Pulp HQ Employees and Former Foreign Employees (except as provided in Section 8.4(b));

(v) (A) all PP&E not currently used or currently held for use primarily in the Business, (B) all PP&E, whether or not primarily related to the operation of the Business, currently located at Seller’s Atlanta headquarters operation and used by any Atlanta headquarters employee employed by Seller or any Seller Affiliate and (C) all Computer Hardware not described or referred to in Section 2.1(b)(v)(B);

(vi) all cash and cash equivalents other than Petty Cash;

(vii) all rights, defenses, causes of action and claims of the Seller Entities relating to or arising out of the Excluded Assets and the Excluded Liabilities;

(viii) all GP Corporate Services and Assets;

(ix) all Seller Owned Software;

(x) all patent rights (i) managed or controlled by other businesses, divisions, subsidiaries, or Affiliates of Seller, (ii) covering products and processes (including fertilizers and coated seed products that may be used in the seedbed inventions listed above) of Georgia-Pacific Resins, Inc. and (iii) held by Seller and Georgia-Pacific Resins, Inc. under agreements with Lehigh University for research concerning pulp mill methanol oxidation catalysis and concerning use of catalysts to manufacture formaldehyde);

(xi) all Third Party Licensed Software and all Contracts that grant licenses or other rights to Third Party Licensed Software;

(xii) all internet protocol addresses, all Intellectual Property not currently used or currently held for use primarily in the Business and, subject to Section 7.17, all right, title and interest in and to Marks containing, bearing or comprising the words, letters, designs or trade dress “Georgia-Pacific,” “G-P,” “GP” (including the Georgia-Pacific corporate signature and “GP” symbol), any derivations, modifications or alterations thereof, and any words or Marks confusingly similar thereto (“GP Marks”);

(xiii) all affirmative action plans;

(xiv) the capital stock, minute books and stock records of any of the Seller Subs;

(xv) all insurance, insurance Contracts, insurance proceeds, and rights to any of the foregoing, unless otherwise expressly assigned pursuant to Section 2.8;

(xvi) all Permits that are not permitted to be assigned by Law;

(xvii) any non-assignable rights referred to in Section 2.1(b)(xii);

(xviii) any rights referred to in Section 2.1(b)(xi) to the extent the same do not protect Purchaser Confidential Information;

(xix) the Regional Wood Procurement Yard; and

(xx) all of the assets, properties or contractual rights set forth on Schedule 2.2(b)(xx).

2.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its Designated Affiliate(s) to) assume effective as of Closing the following Liabilities of the Seller Entities and only the following Liabilities of the Seller Entities (collectively, the “Assumed Liabilities”):

(a) all Liabilities under the Transferred Contracts (other than Transferred Contract Warranty Losses, subject to Section 7.25, and Pre-Closing Bond Liabilities);

(b) all Assumed Current Liabilities; and

(c) all Employment-related Obligations with respect to the Pulp HQ Transferring Employees, LRFP Transferring Employees, OAR Transferring Employees and Foreign Transferring Employees arising or accruing after the Applicable Time (the “Assumed HR Liabilities”).

2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Seller Entities (other than the Assumed Liabilities), including the following Liabilities of the Seller Entities (other than the Assumed Liabilities):

(a) all Liabilities arising out of or otherwise related to the Excluded Assets;

(b) all Pre-Closing Product Liabilities;

(c) all Liabilities arising out of, under or in connection with Contracts that are not Transferred Contracts (except to the extent any such Liabilities are addressed in Section 2.5 or in any Ancillary Agreements);

(d) all Liabilities arising out of, under or in connection with any Indebtedness of Seller or its Affiliates;

(e) all Liabilities arising out of, relating to or otherwise in respect of any Scheduled Matters;

(f) all Excluded HR Liabilities; and

(g) all Liabilities (to the extent not otherwise covered by one of the preceding clauses (a)-(f) of this Section 2.4) arising out of, relating to or otherwise in respect of the ownership, management, control, operation or conduct of the Business prior to the Applicable Time.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, the Seller Entities and Purchaser shall, and shall cause their respective Affiliates (including BPP) to, execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns or the Seller Entities or their respective successors and assigns (as the case may be), all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser or retained by or transferred to the Seller Entities under this Agreement and the Seller Documents and to assure fully to the Seller Entities and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby, including (i) transferring back to Seller or the applicable Seller Sub any asset or Liability not contemplated by this Agreement to be a Transferred Asset, Assumed Liability, BPP Retained Asset or BPP Agreed Liability, as applicable, which asset or Liability was transferred to Purchaser or its Designated Affiliate(s) at the Closing or retained by BPP and (ii) transferring to Purchaser, its Designated Affiliate(s) or BPP any Transferred Asset, BPP Retained Asset, Assumed Liability or BPP Agreed Liability, as applicable, which was not transferred to Purchaser or its Designated Affiliate(s) at Closing or retained by BPP.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Transferred Asset, including any Contract, Permit or other right, which by its terms or by Law is nonassignable without the consent of a Third Person or is cancelable by a Third Person in the event of an assignment (“Non-Assignable Assets”) unless and until such consent shall have been obtained. With respect to Contracts and Permits that constitute Non-Assignable Assets, the Seller Entities shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to cooperate with Purchaser at its request for up to 90 days following the Closing Date to obtain such consents promptly; provided, however, that such cooperation shall not require Seller or any of its Affiliates to incur any Expenses or provide any financial accommodation or to remain secondarily or contingently liable on any Contract or Permit to obtain any such consent with respect to any such Non-Assignable Asset, except to the extent that Purchaser has agreed in writing to reimburse Seller for such Expenses or indemnify Seller for remaining secondarily liable or contingently liable; provided, further, however, that the Seller Entities shall be obligated to continue to spend any unused balance of the $250,000 referenced in Section 7.3(a) hereof to obtain any Required Consents waived by Purchaser at or before Closing during the ninety (90) day period following the Closing Date.

(c) To the extent permitted by Law, in the event consents to the assignment of any Non-Assignable Asset cannot or will not be obtained and the Closing nevertheless occurs, at Purchaser’s request, such Non-Assignable Assets shall be held, as of and from the Closing Date, by the applicable Seller Entity or the applicable Affiliate of such Seller Entity in trust for Purchaser and the covenants and obligations thereunder and Liabilities incurred in connection therewith (to the extent such Liabilities are Assumed Liabilities) shall be performed by Purchaser in such Seller Entity’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Seller Entities shall take or cause to be taken at Purchaser’s expense such lawful actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and the applicable Seller Entity or the applicable Affiliate of such Seller Entity shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Non-Assignable Assets; provided, however, that such obligations of any Seller Entity shall not extend beyond the remaining term of such Contract or Permit as of the Closing Date. As of and from the Closing Date, each Seller Entity on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by Law and the terms of the Non-Assignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Seller Entities or their Affiliates under each of the Non-Assignable Assets that constitutes a Contract and shall appoint Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of such Seller Entity and on such Affiliate’s behalf with respect thereto pursuant to the Powers of Attorney to be delivered by the Seller Entities at Closing.

(d) The Seller Entities and Purchaser agree that after the Closing they will hold and will promptly transfer and deliver, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the Closing Date which properly belongs to the other party (including any insurance proceeds), and will account to the other parties for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of any Seller Entity on any check or any other evidences of indebtedness received by Purchaser with respect to any account receivable or other monies owing on account of the Business to the extent included in the Transferred Assets, and, at the Closing, the Seller Entities shall execute and deliver Powers of Attorney to evidence the same.

2.6 Purchase Price Allocation. Schedule 2.6 sets forth a statement (the “Asset Acquisition Statement”) allocating the Total Consideration among the BPP Stock and the

Transferred Assets. The Total Consideration paid by Purchaser for the BPP Stock and the Transferred Assets shall be allocated in accordance with the Asset Acquisition Statement and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation. Seller and Purchaser agree to complete Form 8594 consistently with such allocation and to furnish each other with a copy of such Form prepared in draft form, at least 45 days prior to the due date of such form.

2.7 Bulk Sales Compliance. Purchaser hereby waives compliance by the Seller Entities with the requirements and provisions of any “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any sale of any or all of the Transferred Assets to Purchaser.

2.8 Insurance Proceeds. If between the date of this Agreement and the Closing, (i) any loss or damage to the improvements or other tangible personal property included in the Transferred Assets and the BPP Retained Assets shall occur from fire, casualty or any other occurrence, (ii) the Seller Entities or BPP do not at their discretion replace or restore such property prior to the Closing Date and (iii) the Closing occurs, then all insurance proceeds received by the Seller Entities or BPP (whether before or after Closing) as a result of the occurrence of the event resulting such loss or damage will be delivered by the Seller Entities to Purchaser or retained by BPP, as the case may be. For the avoidance of doubt, Seller Entities shall not otherwise have any obligation to replace or restore any such property if such insurance proceeds are assigned to Purchaser. Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to the Seller Entities or BPP. Notwithstanding the foregoing, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period prior to the Closing Date, and insurance proceeds in relation to such loss or damage to the extent attributable to any such property replaced or restored before the Closing Date or otherwise used for such purposes, will inure to the benefit of and be payable to the Seller Entities or BPP, as applicable, and Purchaser will not be entitled to receive or retain such proceeds.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the BPP Stock and the Transferred Assets shall be (a) an amount in cash equal to $537,000,000.00 (the “Unadjusted Purchase Price”), subject to adjustment as provided in Section 3.3 and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds into an account or accounts designated by Seller.

3.3 Purchase Price Adjustments. (a) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Prior Month

Statement”) showing the amount (the “Prior Month Working Capital”) reasonably estimated by Seller, in good faith, to be the Net Working Capital (as defined below) as of the end of Seller’s fiscal month then most recently ended (the “Prior Month”). Such Prior Month Statement shall set forth in reasonable detail Seller’s calculation of Prior Month Working Capital in accordance with GAAP in all material respects, consistent with past practice, the Reference Statement and the Agreed Principles. “Net Working Capital” means the Current Assets reduced by the Current Liabilities, in each case, as determined in accordance with the accounting principles set forth on Schedule 3.3(a) (the “Agreed Principles”). Attached hereto as Schedule 3.3(a)(i) is a schedule as of July 31, 2003 (the “Reference Date”) showing Net Working Capital after giving effect to the adjustments required in the Agreed Principles (“Reference Statement”). Prior to the Closing, Seller shall, and shall cause its Representatives to, provide the Purchaser with copies of and reasonable access to such books, records, work papers and personnel as are reasonably necessary and afford Purchaser the opportunity to observe and participate in any physical inventory for purposes of verifying the amounts set forth in the Prior Month Statement.

(b) In the event that the Prior Month Working Capital is less than $133,969,000 (“Target Working Capital”), the Purchase Price shall be the Unadjusted Purchase Price reduced by the amount of such deficiency, subject to further adjustment as provided below. In the event that the Prior Month Working Capital is greater than the Target Working Capital, the Purchase Price shall be the Unadjusted Purchase Price increased by the amount of such excess, subject to further adjustment as provided below.

(c) As promptly as practicable after the Closing, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser’s calculation of Closing Working Capital and certifying that the Closing Statement was prepared in accordance with GAAP in all material respects, consistent with past practice, the Reference Statement and the Agreed Principles. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the Applicable Time (the “Closing Working Capital”).

(d) If Seller disagrees with Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(c), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser setting forth Seller’s objection thereto and Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller and the other Seller Entities shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(c). If Seller does not deliver a notice of objection within such thirty (30) day period, Seller and the other Seller Entities shall be deemed to have agreed with all items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(c).

(e) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(d), Purchaser and Seller shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.3(c)

nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 3.3(d). If during such period, Purchaser and Seller are unable to reach such agreement, they shall promptly thereafter cause certified public accountants resident in an office of KPMG LLP that have not performed services for Purchaser or Seller (“KPMG”) (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Purchaser and Seller) (KPMG or such other independent accountant, as the case may be, the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Working Capital as to which Seller has disagreed. The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser, Seller and the other Seller Entities. The cost of such review and report shall be borne proportionately by Purchaser and Seller. Purchaser shall be responsible for the proportion of such cost equal to the quotient of (A) the difference of (w) Purchaser’s calculation of Closing Working Capital minus (x) the Accounting Referee’s calculation of Closing Working Capital divided by (B) the difference of (y) Purchaser’s calculation of Closing Working Capital minus (z) Seller’s calculation of Closing Working Capital. Seller shall be responsible for the proportion of such cost equal to the quotient of (A) the difference of (w) Seller’s calculation of Closing Working Capital minus (x) the Accounting Referee’s calculation of Closing Working Capital divided by (B) the difference of (y) Seller’s calculation of Closing Working Capital minus (z) Purchaser’s calculation of Closing Working Capital.

(f) Purchaser and the Seller Entities shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available, to the extent necessary, of books, records, work papers and personnel and affording Seller the opportunity to observe and participate in any physical inventory.

(g) In the event that Final Working Capital (as defined below) is less than the Prior Month Working Capital, Seller shall pay to Purchaser, in the manner and with interest as provided in Section 3.3(i), the amount of such difference as an adjustment to the Purchase Price, and, if Final Working Capital exceeds Prior Month Working Capital, Purchaser shall pay to Seller, in the manner and with interest as provided in Section 3.3(i), the amount of such excess as an adjustment to the Purchase Price. “Final Working Capital” means Closing Working Capital: (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(c) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(d); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 3.3(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.3(e); provided, however, that in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.3(d) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(c). Attached hereto as Schedule 3.3(g) is an example of a calculation pursuant to this Section 3.3(g).

(h) (i) An additional adjustment to the Purchase Price will be made by increasing the Purchase Price by the amount (the “Shutdown Adjustment Amount”) by which the Shutdown Accrual/Asset Balance, determined in accordance with Schedule 3.3(h), at the Applicable Time is greater than $8,396,000 (the “Target Shutdown Accrual Amount”). At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser its reasonable estimate of the Shutdown Accrual/Asset Balance as of the Applicable Time (the “Shutdown Estimate”). Such estimate shall set forth in reasonable detail the Seller’s estimate of such Shutdown Accrual/Asset Balance in accordance with Schedule 3.3(h). Prior to the Closing, Seller shall, and shall cause its Representatives to, provide the Purchaser with copies of and reasonable access to such books, records, work papers and personnel as are reasonably necessary for purposes of verifying the amounts set forth in the Shutdown Estimate. In the event that the Shutdown Estimate is less than the Target Shutdown Accrual Amount, no adjustment shall be made to the Purchase Price. In the event that the Shutdown Estimate is greater than the Target Shutdown Accrual Amount, the Purchase Price shall be the Unadjusted Purchase Price increased by the amount of such excess, subject to further adjustment as provided above and below.

(ii) The procedures (including time periods) provided above with respect to Purchaser’s calculation and certification of Closing Working Capital, delivery of the Closing Statement, Seller’s right to dispute the same, resolution of any such dispute by the Accounting Referee, and determination of Final Working Capital shall also apply to the determination of the final Shutdown Adjustment Amount.

(i) Any payment pursuant to Section 3.3(g) shall be made at a mutually convenient time and place within three Business Days after Final Working Capital has been determined by wire transfer by Seller or Purchaser, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. Any payment pursuant to Section 3.3(h)(ii) shall be made at a mutually convenient time and place within three Business Days after the Shutdown Adjustment Amount has been determined by wire transfer by Purchaser of immediately available funds to the account of Seller. The amount of any payment to be made pursuant to Section 3.3(g) or (h)(ii) shall bear interest from (and including) the Closing Date to (but excluding) the date of payment at a rate per annum equal to the “prime rate” as published by the Wall Street Journal from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the BPP Stock and the Transferred Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may agree to in writing) at 10:00 a.m. (New York, New York time). The Closing shall take place on May 7, 2004, or if thereafter, on the Business Day immediately preceding the last day of any fiscal month of Seller in which the conditions set forth in Article IX are (and remain as of the last day of such fiscal month of Seller) satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred, for all purposes, as of the Applicable Time.

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of Seller or Purchaser on or after July 30, 2004 (the “Outside Date”) if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of Seller and Purchaser;

(c) by Purchaser upon written notice from Purchaser to Seller if there has been a change, effect, event, occurrence or state of facts that would give rise to a failure of a condition set forth in Sections 9.1(c);

(d) by Seller or Purchaser if there shall have been entered and be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with commercially reasonable diligence);

(e) by Purchaser, if there shall have been a breach by a Seller Entity of any representation, warranty, covenant or agreement of such Seller Entity set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.1(a) or 9.1(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Seller of notice of such breach from Purchaser;

(f) by Seller, if there shall have been a breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.2(a) or 9.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Purchaser of notice of such breach from Seller;

(g) by Purchaser pursuant to Sections 7.16(b);

(h) by Purchaser upon the occurrence of any event which would give rise to the failure of a condition set forth in Sections 9.1(f) or 9.1(q); or

(i) by Seller upon the occurrence of any event which would give rise to the failure of a condition set forth in Sections 9.2(f) or 9.2(h).

4.3 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof (specifying in reasonable detail the grounds therefore if such termination is pursuant to Section 4.2(c), (d), (e), (f), (g), (h) or (i)) shall forthwith be given to the other party or parties, and this Agreement shall terminate without further action by Purchaser or Seller.

4.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or the Seller Entities; provided, however, that the obligations of the parties set forth in Sections 7.1(b), 7.3, 7.4, 7.10, 7.11, 7.16 and 11.5, solely with respect to any party’s obligation to pay Expenses, transfer taxes and filing fees, and Article XII shall survive any such termination and shall be enforceable hereunder; provided, further, however, if this Agreement is terminated by Purchaser pursuant to Section 4.2(e) or Seller pursuant to Section 4.2(f) (in each case, solely by reason of a breach by the applicable party or parties of any representation or warranty), Seller or Purchaser, as applicable, shall be liable for and shall pay all reasonable Expenses incurred by Seller or Purchaser, as applicable, in connection with the transactions contemplated by this Agreement within five (5) Business Days after its receipt of an invoice for the payment of such Expenses, which payment shall constitute the exclusive remedy for Seller or Purchaser, as applicable; and provided, further, however, that nothing in this Section 4.4 shall relieve Purchaser or any Seller Entity of any Liability for a breach of a covenant or agreement contained in this Agreement prior to the effective date of such termination and the non-breaching party shall be entitled to recover any and all Losses resulting from such breach other than Extraordinary Damages.

4.5 Closing Deliveries. (a) At Closing, the applicable Seller Entity or Entities shall deliver, or cause to be delivered, to Purchaser (or its Designated Affiliate(s)) the following:

(i) a certificate signed by George Wurtz, Executive Vice President of Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified in Sections 9.1(a) and (b) have been satisfied in all respects;

(ii) an affidavit of non-foreign status duly executed by an officer of each of LRFP and OAR that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(iii) the Bill of Sale, duly executed by an officer of each of the Seller Entities;

(iv) evidence of the satisfaction of all property transfer requirements arising under Environmental Laws with respect to any Property;

(v) (A) the Assignment and Assumption Agreement, and

(B) assignments of the U.S. patent and trademark registrations and applications included in the Transferred Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office and assignments of the

U.S. copyright registrations and applications included in the Transferred Intellectual Property in a form suitable for recording in the U.S. Copyright Office, in each case, duly executed by an authorized officer of the applicable Seller Entity;

(vi) the following items with respect to the IDBs, PCRR Bonds and/or Fixed Rate Bonds (or such other items as Seller and Purchaser may agree upon):

(A) the original IDBs issued to and currently beneficially owned by LRCT, duly assigned to an entity designated by the Purchaser in accordance with the assignment provisions of the IDBs and the IDB Indenture;

(B) evidence reasonably satisfactory to Purchaser that the Fixed Rate Bonds have been deemed paid in full by virtue of the defeasance thereof in accordance with the terms and provisions of the Fixed Rate Bond Indenture and further evidence that the Fixed Rate Bond Lease has been terminated and that title to all Properties leased thereunder has been assigned, transferred and conveyed to LRFP free and clear of all Liens (other than Permitted Exceptions), all in accordance with the requirements of Section 7.14 hereof; and

(C) such opinions, certificates, agreements, documents and other instruments required to be delivered by Seller and/or any Seller Entities under or pursuant to, or otherwise necessary to effectuate the transactions contemplated in, the Assignment, Assumption and Modification Agreements;

(vii) stock certificates representing the BPP Stock endorsed in blank or accompanied by duly executed stock powers;

(viii) Powers of Attorney, duly executed by an authorized officer of each of the Seller Entities;

(ix) each of the Ancillary Agreements, duly executed by an authorized officer of each of the applicable Seller Entities;

(x) Assignment, Assumption and Modification Agreements, substantially in the forms of Exhibit B with only such non-monetary modifications as shall be approved by the Purchaser, which approval shall not be unreasonably withheld or delayed, and which do not adversely affect the rights or interests of LRFP thereunder, duly executed by an authorized officer of LRFP;

(xi) a Limited Warranty Deed conveying to Purchaser or its Designated Affiliate(s) the Owned Property of the Seller Entities relating to Leaf River Pulp Mill and the Old Augusta Railroad in the forms attached hereto as Exhibit H;

(xii) resignations of each officer and director of BPP;

(xiii) OSHA Forms 300, 300a, 301, 200 and 101 for the five years immediately preceding the Closing Date;

(xiv) each of the transfer documents referred to in Section 7.11; and

(xv) such other documents as Purchaser may reasonably request consistent herewith.

(b) At Closing, Purchaser (or its Designated Affiliate(s)) shall deliver, or cause to be delivered, to the applicable Seller Entity (or to such other Person, as indicated) the following:

(i) a certificate signed by a duly authorized officer or manager of Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified in Sections 9.2(a) and (b) have been satisfied in all respects;

(ii) the Purchase Price, as determined in accordance with Sections 3.3(b) and (h)(i) and prior to any further adjustment pursuant to Sections 3.3(g) and (h)(ii);

(iii) with respect to the PCRR Bonds, the delivery of an Alternate Letter of Credit to the PCRR Bond Trustee, in form and substance complying with the terms of the PCRR Bond Indenture and/or the Leaf River Pollution Control Facilities Lease, together with such other documents, opinions, certificates, instruments and agreements as may be necessary or required under the terms of the PCRR Bond Documents to be delivered to the PCRR Bond Trustee to effect the substitution of the BOA LOC with an Alternate Letter of Credit;

(iv) each of the Ancillary Agreements, duly executed by an authorized officer or manager of each of Purchaser (or its Designated Affiliate(s));

(v) Assignment, Assumption and Modification Agreements in substantially the forms of Exhibit B hereto with only such non-monetary modifications as shall be approved by the Purchaser, which approval shall not be unreasonably withheld or delayed, and which do not materially adversely affect the rights or interests of LRFP thereunder, duly executed by an authorized officer of Purchaser (or its Designated Affiliate(s)) and the Alternate Letter of Credit;

(vi) the Assignment and Assumption Agreement, duly executed by an authorized officer of Purchaser (or its Designated Affiliate(s)); and

(vii) such other documents as Seller may reasonably request, consistent herewith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

Each Seller Entity hereby, jointly and severally, represents and warrants to Purchaser on the date hereof and, subject to Section 7.21, on the Closing Date, that:

5.1 Organization and Good Standing of the Seller Entities and BPP; Capitalization of BPP; Title to BPP Stock; Corporate Documents of BPP.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization.

(b) Schedule 5.1(b) sets forth the name of BPP and each Seller Entity other than Seller, and, with respect to any such entity, the jurisdiction in which it is incorporated or organized and the jurisdictions, if any, in which it is qualified to do business. Each such entity is a duly organized and validly existing corporation or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each such entity has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each such entity are validly issued, fully paid and non-assessable, and all such shares or other equity interests are owned by Seller free and clear of any and all Liens.

(c) The authorized capital stock of BPP consists of: (i) 135,640 shares of shares of Class M Common Stock, $100.00 par value per share (the “Class M Stock”), (ii) 135,640 shares of shares of Class S Common Stock, $100.00 par value per share (“Class S Stock”) and (iii) 21,268 shares of shares of non-voting common stock, $1,000.00 par value per share (“Non-Voting Common Stock,”). As of the date hereof, there are 135,640 shares of Class M Stock, 135,640 shares of Class S Stock and 21,268 shares of Non-Voting Common Stock issued and outstanding (the “BPP Stock”). All of the issued and outstanding shares of BPP Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except as set forth above in this subsection (c) with respect to the BPP Stock, there are no outstanding (i) shares of capital stock or voting securities of BPP, (ii) securities of BPP convertible into or exchangeable for shares of capital stock or voting securities of BPP, (iii) options, warrants, calls, or other rights to acquire from BPP, or other obligation of BPP to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BPP (the items in clauses (i), (ii) and (iii) being referred to collectively as the “BPP Securities”) or (iv) obligations of BPP, Seller, or any of its Affiliates to repurchase, redeem or otherwise acquire any BPP Securities. The BPP Stock constitutes all of the issued and outstanding BPP Securities. Seller is the record and beneficial owner of, and has good and marketable title to, the BPP Stock, free and clear of any Lien, other than pursuant to this Agreement and except for transfer restrictions arising under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) or state securities Laws, and upon delivery to Purchaser or its Designated Affiliate(s) of certificates representing the BPP Stock duly endorsed for transfer at the Closing, Purchaser or its Designated Affiliate(s) will acquire at the Closing good and marketable title to the BPP Stock free and clear of any Lien, except for transfer restrictions arising under the Securities Act or state securities Laws. BPP does not have any subsidiaries or own any equity or other interests in any other Person.

(d) Seller has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of BPP. The minute books of BPP previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of BPP. The stock certificate books and stock transfer ledgers of BPP previously made available to Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of BPP prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.2 Authorization of Agreement. Each Seller Entity has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller Entity in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other applicable Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller Entity. This Agreement has been, and each of the other applicable Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller Entity and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other applicable Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller Entity, enforceable against such Seller Entity in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Seller Entities of this Agreement or any of the other Seller Documents, the consummation by the Seller Entities of the transactions contemplated hereby or thereby, or compliance by the Seller Entities with any of the provisions hereof or thereof will (i) result in any violation of the certificate of incorporation or by-laws or comparable organizational documents of any Seller Entity or BPP; (ii) result in a violation of any Order of any Governmental Body applicable to any Seller Entity or BPP or by which any of the properties or assets of any Seller Entity or BPP are bound; (iii) result in a violation of any Law applicable to any Seller Entity or BPP; or (iv) other than as set forth on Schedule 5.3(a) hereof, (A) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of any Seller Entity or BPP to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or (B) result in the creation of any Liens upon the BPP Stock, any of the Transferred Assets or any of the BPP Retained Assets under, any provision of any (x) Contract, or (y) Permit to which any Seller Entity or BPP is a party or by which BPP, the BPP Stock, any of the Transferred Assets or any of the BPP Retained Assets are bound.

(b) Except as set forth on Schedule 5.3(b), Section 5.17 and Article XI, the execution, delivery and performance by the Seller Entities of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with any Governmental Body, by any Seller Entity or BPP except for (A) compliance with the applicable requirements of Antitrust Laws and (B) compliance with the applicable requirements of the Surface Transportation Board.

5.4 Financial Statements.

(a) Seller has delivered to Purchaser copies of the unaudited consolidated balance sheets of the Business as of the end of Seller’s fiscal years for 2003, 2002, and 2001 and the related unaudited consolidated statement of income of the Business for the years then ended (such unaudited statements are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP, in all material respects, (excluding notes thereto) consistently applied, subject to Schedule 5.4 (the “Basis of Presentation”), and fairly presents in all material respects the consolidated financial position and results of operations of the Business as at the dates and for the periods indicated.

For the purposes hereof, the unaudited consolidated balance sheet of the Business as at January 3, 2004 attached hereto as Schedule 5.4(a) is referred to as the “Balance Sheet” and January 3, 2004 is referred to as the “Balance Sheet Date.”

(b) The Seller Entities (with respect to the Business) and BPP make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their respective assets. The Seller Entities and BPP maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, in all material respects, subject to the Basis of Presentation and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Seller Entities represent and warrant to Purchaser that the Reference Statement was prepared in accordance with GAAP, in all material respects, subject to the Basis of Presentation and consistent with past practice.

5.5 No Undisclosed Liabilities. With respect to the Business, neither the Seller Entities nor BPP has any Indebtedness, obligations or liabilities of any kind other than those (i) set forth on Schedule 5.5, (ii) fully reflected in, reserved against or otherwise described in the Balance Sheet or (iii) incurred in the Ordinary Course of Business and not required to be reflected on the Balance Sheet.

5.6 Sufficiency; Condition of Assets; Permits. (a) The Transferred Assets, the BPP Retained Assets, the rights to use the Included Third Party Licensed Software and all of the services and benefits provided pursuant to the Seller Services Agreements (including the Software, hardware and services used by Seller to provide such services and benefits) constitute all of the properties, assets and services (or rights to such properties, assets and services) that are necessary and sufficient for the continued operation of the Business as the Business is currently conducted, except for the GP Corporate Services and Assets.

(b) To the Knowledge of Seller, the Transferred Assets and BPP Retained Assets have no material defects.

(c) Schedule 5.6(c) contains a list of all material Permits which are required for the operation of the Business as presently conducted by the Seller Entities and BPP. The Seller Entities and BPP currently have all Permits which are required for the operation of the Business as presently conducted. Neither the Seller Entities nor BPP has received written notice of default or violation (which remains uncured) by the Seller Entities or BPP of any Permit to which the Business is subject or by which its properties or assets are bound. Except as set forth on Schedule 5.6(c), all Permits are transferable to Purchaser without notice or consent from any Person. This Section 5.6 does not relate to matters with respect to Environmental Permits, which are instead addressed in Section 5.17.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Reference Date (a) the Seller Entities and BPP have conducted the Business only in the Ordinary Course of Business, and (b) there has not been any change, effect, event, occurrence or state of facts that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Reference Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Transferred Assets or the BPP Retained Assets having a replacement cost of more than $2,500,000 for any single loss or $5,000,000 for all such losses;

(ii) other than as permitted pursuant to Section 7.2, pursuant to the Collective Bargaining Agreement, pursuant to the Seller Arrangements set forth in Section 8.7 or as set forth on Schedule 5.7(b)(ii), neither the Seller Entities nor BPP has awarded or paid any bonuses to any Employee or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase materially the compensation payable or to become payable by it to any of the Employees or BPP’s directors or officers, or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, or Employees;

(iii) there has not been any change by any Seller Entity or BPP in accounting or Tax reporting principles (or notification of non-consent to the utilization of Tax accounting principles), methods or policies with respect to BPP, the Business, the Transferred Assets, the BPP Retained Assets, the Assumed Liabilities or the BPP Agreed Liabilities;

(iv) with respect to the Business, neither the Seller Entities nor BPP has made or rescinded any election relating to Taxes, settled or compromised any Legal Proceeding relating to Taxes, or except as may be required by Law, made any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income tax return;

(v) neither the Seller Entities nor BPP has failed to promptly pay and discharge Current Liabilities in the Ordinary Course of Business except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vi) BPP has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(vii) except as set forth on Schedule 5.7(b)(vii), neither the Seller Entities nor BPP has mortgaged, pledged or subjected to any Lien any of the BPP Stock, the BPP Retained Assets or the Transferred Assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets relating to the Business, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business taken as a whole;

(viii) with respect to the Business, neither of the Seller Entities nor BPP has discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business which, in the aggregate, would not be material to the Business taken as a whole;

(ix) with respect to the Business, neither the Seller Entities nor BPP has canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business taken as a whole;

(x) neither the Seller Entities nor BPP has issued, created, incurred, assumed or guaranteed any Indebtedness;

(xi) except as set forth on Schedule 5.7(b)(xi), neither the Seller Entities (with respect to the Business) nor BPP has made or committed to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xii) (A) the Seller Entities have not instituted or settled any material Legal Proceeding in respect of the Business and (B) BPP has not instituted or settled any Legal Proceeding in respect of BPP;

(xiii) neither the Seller Entities nor BPP has granted any license or sublicense of any rights under or with respect to any Transferred Intellectual Property;

(xiv) neither the Seller Entities with respect to the Business nor BPP has made any loan to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to employees in the Ordinary Course of Business;

(xv) there has not been any labor dispute, other than routine individual grievances, or, to the Knowledge of Seller, any activity or proceeding by a labor union or representative thereof to organize any Employees, which Employees were not subject to the Collective Bargaining Agreement at the Reference Date, or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of Seller, threats thereof by or with respect to Employees; and

(xvi) neither the Seller Entities nor BPP has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes. (a) Except as set forth on Schedule 5.8(a), (i) all income and other material Tax Returns with respect to BPP and required to be filed by BPP or any Affiliated Group of which BPP is or was a member, and all material Tax Returns with respect to the Business and required to be filed by or on behalf of the Seller Entities or any Affiliated Group of which the Seller Entities is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes with respect to BPP and all material Taxes with respect to the Business payable by or on behalf of the Seller Entities or any Affiliated Group of which the Seller Entities or BPP is or was a member have been fully and timely paid when due.

(b) Except as set forth on Schedule 5.8(b), all material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of or related to BPP, the Business or the Transferred Assets have been fully paid, and there are no other audits or investigations by any Taxing Authority of such Tax Returns in progress, nor has the Seller Entities or BPP received any notice from any Taxing Authority that it intends to conduct such an audit or investigation of or related to BPP, the Business or the Transferred Assets.

(c) Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of BPP or any Seller Entity with respect to BPP, the Business or the

Transferred Assets and (ii) all of the jurisdictions that impose such Taxes and/or the duty to file such Tax Returns. The Seller Entities and BPP have made available complete copies of: (i) material Tax Returns of or relating to BPP, the Business or the Transferred Assets for the following types of Taxes and the following taxable periods: (A) income tax for BPP, LRFP and OAR for fiscal years 2000, 2001 and 2002; (B) property taxes for BPP and LRFP for the fiscal years 2001, 2002 and 2003 and property taxes for OAR for fiscal years 2001 and 2002; (C) sales and use taxes for BPP for the months of January 2002 through June 2003, sales and use taxes for LRFP for the months of January 2002 through June 2003 and sales and use taxes for OAR for fiscal years 2000, 2001 and 2002; (D) Hong Kong Profits tax for GPHK fiscal years 2000, 2001 and 2002; and (E) Swiss Federal and local tax for GPGmbH for fiscal years 2000, 2001 and 2002; and (ii) any audit report issued in the three years prior to the date hereof of or relating to BPP, the Business or the Transferred Assets.

(d) The Seller Entities and BPP have complied in all material respects with all Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over under all Laws.

(e) No claim has been made or asserted by a Taxing Authority in a jurisdiction in which the Seller Entities or BPP does not currently file a Tax Return such that any Seller Entity with respect to the Business or the Transferred Assets or BPP is or may be subject to taxation by that jurisdiction.

(f) Except as set forth on Schedule 5.8(f), no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return in each case of or relating to BPP, the Business or the Transferred Assets, has been executed or filed with any Taxing Authority by or on behalf of any Seller Entity or by or on behalf of BPP. Except as set forth on Schedule 5.8(f), neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g) There is no Contract covering any Person that, individually or collectively, could give rise to the payment of any amount by BPP, Purchaser or any of Purchaser’s Affiliates that would not be deductible by reason of Section 280G of the Code or would be subject to Section 4999 of the Code as a result of the transactions contemplated hereby.

(h) There are no Liens for Taxes upon the BPP Stock, the Transferred Assets, or the BPP Retained Assets, except for Liens arising as a matter of Law relating to current Taxes not yet due.

(i) Except for GPHK and GPGmbH, no Seller Entity is a foreign Person within the meaning of Section 1445 of the Code.

(j) None of the Transferred Assets or the BPP Retained Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(k) Except as set forth on Schedule 5.8(k), no issue has been raised by written inquiry of or notification received from any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of BPP, the Business or the Transferred Assets in any taxable period (or portion thereof) ending after the Closing Date.

(l) Except as set forth on Schedule 5.8(l), no power of attorney with respect to any Tax matter is currently in force with respect to the BPP Stock, the Transferred Assets, the BPP Retained Assets or the Business that would, in any manner, bind, obligate, or restrict Purchaser.

(m) Except as set forth on Schedule 5.8(m), neither the Seller Entities nor BPP has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Seller Entities or BPP, that would be binding on Purchaser or BPP for any taxable period (or portion thereof) ending after the Closing Date.

(n) Except as set forth on Schedule 5.8(n), none of the transactions taken pursuant to this Agreement by any Seller Entity or BPP will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(o) Neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP maintains an office or fixed place of business, a place of management, a branch, an office, or a factory outside of its country of formation (other than GPHK and GPGmbH). Neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP utilizes dependent agents to execute sales outside its country of formation (other than GPHK and GPGmbH).

(p) Except in amounts stated for each country and with respect to BPP and each Seller Entity separately as set forth on Schedule 5.8(p), as of the end of fiscal year 2003, neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP owned inventory in any country other than its country of incorporation.

(q) Except as set forth on Schedule 5.8(q), neither of the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP is registered or is required to register for VAT or similar taxes in any jurisdiction.

(r) Except in the amounts and currencies listed with respect to each of the Seller Entities and BPP as set forth on Schedule 5.8(r), (i) neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP sells products at a price that is denominated in a currency other than U.S. dollars, (ii) neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP extends credit in a currency other than the U.S. dollar and (iii) neither BPP nor the Seller Entities (with respect to the Business or the Transferred Assets) has any appreciated financial position in any currency or instrument that is denominated in a currency other than the U.S. dollar.

(s) Except as set forth on Schedule 5.8(s), neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP has entered into any non-physical (including options, forwards, futures, or derivatives) contract for the sale of goods.

(t) Except as set forth on Schedule 5.8(t) or for the royalties that GPHK and GPGmbH pay to Seller, neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP is required to withhold taxes (other than VAT and similar taxes) on a gross basis with respect to any payments that it makes in the Ordinary Course of Business.

(u) Except as set forth on Schedule 5.8(u), none of the BPP Retained Assets or the Transferred Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) ”tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) ”tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, (v) ”limited use property” (as that term is used in Rev. Proc. 76-30), or (vi) subject to any comparable provision under state, local, or foreign Law.

(v) Other than as provided under Treasury Reg. Sec. 1.1502-6, BPP is not a party to, bound by, or obligated under any tax allocation, indemnity, sharing or similar contract or arrangement (whether or not written) and such treatment has not been contested by any Taxing Authority.

(w) Except as set forth on Schedule 5.8(w), BPP has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(x) Except as set forth on Schedule 5.8(x), BPP is not and has not been a member of an Affiliated Group (other than a group the common parent of which is Seller) nor has any liability for the Taxes of any Person under Treasury Reg. Sec. 1.1502-6 (or any comparable provision of state, local or foreign Law) (other than as a member of an Affiliated Group of which Seller is the common parent).

(y) For federal, state and local income tax purposes (including for the purpose of taking all applicable depreciation deductions and investment tax credits), LRFP is the owner of the Properties which are subject to the Leaf River Leases and has filed all Tax Returns consistent therewith. No Taxing Authority has raised any challenge or other inquiry regarding such ownership with respect to any such Tax Return.

5.9 Real Property.

(a) Schedule 5.9(a) sets forth a complete list of (i) all real property owned in fee by the Seller Entities or BPP constituting a part of the Transferred Assets or BPP Retained Assets, respectively, (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property leased or subleased by the Seller Entities or BPP that is used or held for use primarily in the Business as lessee or lessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases,” and the real properties specified in such leases and/or subleases, together with the Owned Properties, being referred to herein individually as a “Property” and collectively as the “Properties”), (iii) all real property owned in fee by BPP other than Owned Property and (iv) all real property leased or subleased by BPP other than Real Property Leases (the real property interests described in clauses (iii) and (iv), the “BPP Excluded Real Property”).

(b) The Seller Entities or BPP has good and indefeasible fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.9(b) and (B) the Permitted Exceptions.

(c) Except for any current or recent right of way construction as is shown (i) as of the date hereof on the Existing Surveys or (ii) as of the Closing Date on the Existing Surveys or the Surveys, there does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any of the Mills, the Old Augusta Railroad or any part thereof, and neither the Seller Entities nor BPP has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) Neither the Seller Entities nor BPP has received any written notice from any insurance company that has issued a policy with respect to any improvements, plants, buildings or structures on any of the Mills, the Old Augusta Railroad or any part thereof requiring performance of any structural repairs or alterations to such improvements, plants, buildings or structures.

(e) Except as set forth in the Ancillary Agreements, the Real Property Leases or the exceptions contained on the Title Commitments, neither the Seller Entities (with respect to the Business or the Transferred Assets) nor BPP owns or holds, and none of the foregoing is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(f) To the Knowledge of Seller and based upon the Existing Surveys and the Surveys, the Brunswick Pulp & Paper Mill and the Leaf River Pulp Mill (together, the “Mills”), currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from such Mills and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it has heretofore been conducted. Except for the Permitted Exceptions and based upon and except as shown upon the Existing Surveys and the Surveys, none of the plants, buildings or structures on the Property of the Mills encroaches upon real property of another Person, and no plant, building or structure of any other Person encroaches upon any Property of the Mills. For avoidance of doubt, this Section 5.9(f) does not apply to the Property of the Old August Railroad.

(g) To the Knowledge of Seller and based upon the plat referenced in Section 7.16(a)(ii) relating to the Old Augusta Railroad, the Old Augusta Railroad is contiguous with the real property of the Canadian National Railway (or its Affiliate) at the point where the Old Augusta Railroad interchanges with the Canadian National Railway (or its Affiliate).

5.10 Tangible Personal Property.

(a) The Seller Entities and BPP have good and valid title to all of the items of tangible personal property included in the Transferred Assets or BPP Retained Assets, free and clear of any and all Liens, other than Permitted Exceptions.

(b) Schedule 5.10(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used by the Seller Entities or BPP in the Business or by which any of the Transferred Assets or BPP Retained Assets is bound. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Schedule 5.10(c) sets forth a complete and accurate list of all material items of PP&E included in the Transferred Assets and the BPP Retained Assets as of the end of fiscal year 2003, except with respect to the lists of: (i) Mobile Equipment included in (A) the BPP Retained Assets, which is as of January 23, 2004 and (B) the Transferred Assets, which is as of January 23, 2004 and (ii) the Computer Hardware, which is as of the date of this Agreement.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, included in the Transferred Intellectual Property. Schedule 5.11(a) sets forth for each such item the jurisdictions in which each such Patent, Mark or Copyright has been issued or registered or in which any such application for such issuance and registration has been filed and the owner of such Patent, Mark or Copyright.

(b) A Seller Entity or BPP, as indicated on Schedule 5.11(a), is the sole and exclusive owner of all right, title and interest in and to, or has valid and continuing rights to use, sell and license, as the case may be, all of the Patents and Marks included in the Transferred Intellectual Property, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)). To the Knowledge of Seller, the Seller Entities or BPP are the sole and exclusive owner of, or have valid and continuing rights to use, sell and license, as the case may be, all other Transferred Intellectual Property, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)).

(c) Except as set forth on Schedule 5.11(c), the use or practice of Transferred Intellectual Property the manufacture, license, reproduction, marketing, importation, offer for sale, sale, use or distribution of the products of the Business, and the current business practices and methods of the Seller Entities (to the extent relating to the Business) and BPP do not, to the Knowledge of Seller, constitute unauthorized use or misappropriation of or infringe any Intellectual Property of any Person and, to the Knowledge of Seller, do not violate any other right of any Person (including pursuant to any non-disclosure agreements to which the Seller Entities, BPP or any of their present or former employees is a party).

(d) Except pursuant to the Business Intellectual Property Licenses, neither the Seller Entities nor BPP are required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise (other than fees for support and maintenance for services and Software desired by Purchaser pursuant to the IT Services Agreement and Intellectual Property maintenance and renewal fees to be paid to the U.S. Patent and Trademark Office and similar Governmental Bodies) to any owner, licensor of, or other claimant to any Transferred Intellectual Property, or other third party, with respect to the use thereof.

(e) Schedule 5.11(e) sets forth a complete and accurate list of all Contracts to which any of the Seller Entities or BPP is a party (i) granting to any Seller Entity, BPP or any other party any material Intellectual Property Licenses related to the Business, (ii) limiting its ability to exploit fully any of the Transferred Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement of Transferred Intellectual Property (other than standard indemnity provisions in purchase and sales agreements made in the Ordinary Course of Business) (the items referred to on Schedule 5.11(e), the “Business Intellectual Property Licenses”).

(f) The Seller Entities and BPP are following reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets in the Transferred Assets and any other confidential information, including invention disclosures, not covered by any Patents, which measures are reasonable in the industry in which the Seller Entities and BPP operate.

(g) Except as set forth on Schedule 5.15(a) or 5.15(b), none of the Seller Entities nor BPP is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against such entity or challenging the ownership, use, validity or enforceability of, any Transferred Intellectual Property, and neither the Seller Entities nor BPP has received written (including by electronic mail) notice of any such threatened claim of infringement, unauthorized use, or violation by any Person against any Seller Entity or BPP, or challenging the ownership, use, validity or enforceability of any Transferred Intellectual Property.

(h) No written claims alleging any infringement, violation, misuse or misappropriation of any Transferred Intellectual Property have been made, or to the Knowledge of Seller made orally or threatened, against any Person by any Seller Entity or BPP, and to the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Transferred Intellectual Property.

(i) Except as set forth on Schedule 5.11(i), there are no Orders to which any Seller Entity or BPP is a party or by which any Seller Entity or BPP is bound which restrict, in any material respect, the rights to use any of the Transferred Intellectual Property.

(j) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s, BPP’s or any Seller Entity’s right to own or use any of the Transferred Intellectual Property.

(k) To the Knowledge of Seller, no present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Transferred Intellectual Property owned or used by any Seller Entity or BPP.

(l) To the Knowledge of Seller (without any obligation of inquiry), no Pulp HQ Employee, nor any Employee, consultant, or independent contractor, of any of the Seller Subs or BPP is, as a result of or in the course of such Employee’s, consultant’s, or independent contractor’s engagement by such entity, in material default or in material breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

5.12 Business Contracts.

(a) Except for the Excluded Contracts and the Contracts set forth on Schedules 1.1(a) and 2.1(b)(vii), neither the Seller Entities (primarily with respect to the Business) nor BPP is a party to or bound by any of the following:

(i) any Contract with any current or former officer, director, stockholder or Affiliate;

(ii) any Contract with any labor union or association representing any Employees;

(iii) any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(iv) any Contract granting to any Person any preferential rights to purchase any assets;

(v) any Contract for joint ventures, strategic alliances, partnerships or other similar agreements;

(vi) any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any Seller Entity or BPP in any portion of the Business;

(vii) any Contract relating to the acquisition of any operating business or the capital stock of any other Person;

(viii) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the BPP Stock, the BPP Retained Assets or the Transferred Assets;

(ix) any Contract pursuant to which advances or loans to any other Person have been made;

(x) any Contract providing for severance, retention, change in control or similar payments;

(xi) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis;

(xii) any Contract (or group of related Contracts) involving consideration received or the expenditure of in excess of $500,000 annually or $1,000,000 in the aggregate over the term of the Contract or require performance by any party more than one year from the date hereof;

(xiii) any outstanding agreement of guaranty, surety or indemnification, direct or indirect;

(xiv) any option, license, franchise or similar agreement;

(xv) any agency, dealer, sales representative, marketing or other similar agreement;

(xvi) any Contract for the lease or license of (A) real property, (B) personal property with annual payments in excess $100,000 or (C) Intellectual Property; or

(xvii) any other Contract that is material to the Business.

(b) Each of the Transferred Contracts and the BPP Retained Contracts (the “Business Contracts”) is in full force and effect and is the legal, valid and binding obligation of the applicable Seller Entity or BPP, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Seller Entities nor BPP has received written notice of default (which remains uncured) by the Seller Entities or BPP of any Business Contract, nor, to the Knowledge of Seller, is any other party to any Business Contract in default thereunder. No party to any of the Business Contracts has exercised any termination rights with respect thereto or exercised any right not to renew with respect thereto. One or more Seller Entities is a party to each of the Business Contracts that is a Transferred Contract. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Business Contracts, together with all amendments, modifications or supplements, including notices of termination or refusal to renew thereto. This Section 5.12(b) does not relate to matters with respect to any Bond Documents, which are instead addressed in Section 5.26.

5.13 Employee Benefits.

(a) Schedule 5.13(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, disability, hospitalization, medical insurance, life insurance or scholarship programs which the Seller Entities, BPP or any ERISA Affiliate maintains, contributes to, or is obligated to contribute to on behalf of current or former Employees employed primarily with respect to the Business (the “Employee Benefit Plans”), excluding government-sponsored retirement arrangements (if any) in Switzerland or Hong Kong. Schedule 5.13(a) separately sets forth (i) each Employee Benefit Plan for which Purchaser will assume any liability pursuant to this Agreement or by operation of law (“Assumed Benefit Plan”) and (ii) each Employee Benefit Plan which is either a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).

(b) Seller has delivered, or will deliver prior to the Closing Date, true, correct and complete copies of (i) each of the Employee Benefit Plans that have been reduced to writing together with all amendments thereto, (ii) for each Assumed Benefit Plan, all trust agreements, insurance contracts, investment management, administrative services agreements or similar agreements maintained in connection therewith, (iii) for each Assumed Benefit Plan with respect to which a Form 5500 series annual return is required to be filed, the two most recent such annual returns, together with all schedules and exhibits, (iv) for each Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter, (v) for each Assumed Benefit Plan, the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(c) To the Knowledge of Seller, each of the Assumed Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code. Except as disclosed on Schedule 5.13(c), to the Knowledge of Seller, nothing has occurred with respect to the operation of any such Qualified Plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions and premiums required by Law or by the terms of any Assumed Benefit Plan or any agreement relating thereto have been or will be timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued or reflected in the Current Liabilities on or prior to the Closing Date.

(e) No Assumed Benefit Plan is subject to Title IV of ERISA. The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Employee Benefit Plan subject to Title IV of ERISA that has been terminated or otherwise wound up prior to the Closing Date, have been fully discharged in compliance with Law and none of the Seller Entities, BPP or any ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”) or to a trustee appointed under Section 4042 of ERISA.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Assumed Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) None of the Seller Entities, BPP, any ERISA Affiliate or any organization to which a Seller Entity or BPP are a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction for which Purchaser could have any Liability under Section 4069 of ERISA.

(h) Except as set forth on Schedule 5.13(h), none of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). None of the Employee Benefits Plans set forth on Schedule 5.13(h) provide post-termination medical benefits, except at the expense of the participant or the participant’s beneficiary, to any Pulp HQ Employees, LRFP Employees, OAR Employees, Foreign Employees, or salaried or nonbargaining unit hourly BPP Employees. Each of the Seller Entities, BPP and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has been administered in material compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i) To the Knowledge of Seller, there has been no material violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Assumed Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Assumed Benefit Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Assumed Benefit Plans, the assets of any such plans, any Seller Entity, BPP, the plan administrator or any fiduciary of the Assumed Benefit Plans with respect to the operation of such plans (other than benefit claims), and to the Knowledge of Seller, no such Legal Proceeding has been threatened.

(k) Each of the Assumed Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of Law. All amendments and actions required to bring each of the Assumed Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date, and are disclosed on Schedule 5.13(k).

(l) None of the Seller Entities, BPP, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any Person other than Seller or any ERISA Affiliate during the five-year period ending on the Closing Date for which Purchaser or BPP could be reasonably expected to have any liability.

(m) To the Knowledge of Seller, none of the Seller Entities, BPP or any “party in interest” or “disqualified person” with respect to the Assumed Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(n) Except as set forth on Schedule 5.13(n) or in the other Seller Documents, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will under any Assumed Benefit Plan (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable to any Employee; or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any Employee.

(o) Neither the Seller Entities nor BPP is a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan not set forth on Schedule 5.13(a), or except as set forth in Article VIII of this Agreement, to modify any existing Employee Benefit Plan.

(p) No stock or other security issued by any Seller Entity or BPP forms or has formed a material part of the assets of any Assumed Benefit Plan.

(q) With respect to the Employees, the Seller Entities and BPP have complied in all material respects with all applicable portions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the HIPAA Privacy Rule, that are in effect as of the Closing Date. With respect to any “Health Plan,” as defined by 45 CFR §160.103, which provides coverage to the Employees, the Seller Entities and BPP have complied in all material respects with all applicable portions of HIPAA, including the HIPAA Privacy Rule, that are in effect as of the Closing Date.

(r) The Seller Entities (with respect to the Business) and BPP have at all times been in material compliance with Law regarding the classification as employees or independent contractors of their respective Employees and independent contractors.

5.14 Labor.

(a) Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Collective Bargaining Agreements, together with all written amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 5.14(b), no Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any of the Employees pending or, to the Knowledge of Seller, threatened by any labor organization or any group of Employees with respect to the Business.

(c) There are no lockouts, strikes, slowdowns, work stoppages or similar labor disputes pending or, to the Knowledge of Seller, threatened against or involving the Seller Entities (with respect to the Business) or BPP.

(d) Except as set forth on Schedule 5.14(d), there are no material complaints, charges or claims against any of the Seller Entities or BPP pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any of the Seller Entities or BPP, of any individual. Each of the Seller Entities and BPP is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) within the past three years.

(e) BPP does not now employ any BPP Excluded Employee, nor has it employed any BPP Excluded Employee since December 31, 2003.

5.15 Litigation. (a) Except as set forth in Schedule 5.15(a), there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Seller Entities related to the Business, the Transferred Assets or the Assumed Liabilities (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or Employees with respect to the Business, the Transferred Assets or the Assumed Liabilities), or to which any Seller Entity is otherwise a party, before any Governmental Body with respect to the Business. Except as set forth on Schedule 5.15(a), none of the Seller Entities is subject to any material Order related to the Business, the Transferred Assets or the Assumed Liabilities. Except as set forth on Schedule 5.15(a), none of Seller Entities is engaged in any legal action to recover monies due it or for damages sustained by it in respect of the Business, any of the Transferred Assets or any of the Assumed Liabilities.

(b) Except as set forth in Schedule 5.15(b), there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against BPP (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key Employees respecting BPP), or to which BPP is otherwise a party, before any Governmental Body. Except as set forth on Schedule 5.15(b), BPP is not subject of any material Order. Except as set forth on Schedule 5.15(b), BPP is not engaged in any legal action to recover monies due it or for damages sustained by it.

(c) This Section 5.15 does not relate to matters with respect to Environmental Laws or other environmental matters, which are instead addressed in Section 5.17.

5.16 Compliance with Laws; Permits.

(a) The Seller Entities are in material compliance with all Laws applicable to the Business, the Transferred Assets and the Assumed Liabilities. None of the Seller Entities has received any written notice of or been charged with the material violation of any Laws applicable to the Business, the Transferred Assets or the Assumed Liabilities. To the Knowledge of Seller, none of the Seller Entities are under investigation with respect to the material violation of any Laws applicable to the Business, the Transferred Assets or the Assumed Liabilities.

(b) BPP is in material compliance with all Laws applicable to it. BPP has not received any written notice of or been charged with the violation of any Laws applicable to it. To the Knowledge of Seller, BPP is not under investigation with respect to the violation of any Laws applicable to it.

(c) Neither the Seller Entities (with respect to the Business) nor BPP has violated or committed any act or made any payment in violation of, or that requires disclosure under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff).

(d) This Section 5.16 does not relate to matters with respect to (i) Environmental Laws or other environmental matters, which are instead addressed in Section 5.17; (ii) Taxes, which are instead addressed in Section 5.8; or (iii) employee benefits, employment or labor matters, which are instead addressed in Sections 5.13 and 5.14.

5.17 Environmental Matters.

(a) To the Knowledge of Seller, except as set forth on Schedule 5.17(a)(i), the operations of Seller and its Affiliates with respect to the Business, the Transferred Assets and any assets owned by BPP, are and have been in all material respects in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary for the Seller Entities and BPP to operate the Business, and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, as of the date of this Agreement, Seller does not anticipate making any capital expenditures in 2004 to achieve or maintain compliance with Environmental Laws and Environmental Permits. Schedule 5.17(a)(ii) sets forth a list of all Environmental Permits necessary for the Seller Entities and BPP to operate the Business as currently conducted. Except as set forth on Schedule 5.17(a)(iii), all such Environmental Permits are transferable in a routine manner to Purchaser (or, as applicable, shall remain in effect with BPP following the transfer of the BPP Stock to Purchaser);

(b) To the Knowledge of Seller, except as set forth on Schedule 5.17(b),neither the Seller Entities with respect to the Business or the Transferred Assets nor BPP is the subject of any outstanding written Order or Contract with any Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) Except as set forth on Schedule 5.17(c), no claim has been made, is pending or to the Knowledge of Seller, threatened against (i) any of the Seller Entities with respect to the Business or the Transferred Assets or (ii) BPP alleging that any such Seller Entity or BPP may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d) Except as set forth on Schedule 5.17(d), to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business, the Transferred Assets or BPP with respect to any property currently or formerly owned, operated or leased by the Seller Entities or BPP or any property at which the Seller Entities or BPP arranged for the disposal or treatment of Hazardous Materials, that could reasonably be expected to result in Purchaser, BPP, the Business, the Transferred Assets or the BPP Retained Assets incurring any material Environmental Costs and Liabilities;

(e) Except as set forth on Schedule 5.17(e),there are, to the Knowledge of Seller, no (i) pending investigations for which Seller has received written or oral notification or (ii) threatened investigations of the Business, the Transferred Assets or the BPP Retained Assets, or currently or previously owned, operated or leased property of the Seller Entities or BPP, which could lead to the imposition on the Business, the Transferred Assets, the BPP Retained Assets or BPP of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f) Except as set forth on Schedule 5.17(a)(iii) with respect to Environmental Permits, the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over environmental matters associated with the Business, the Transferred Assets, the BPP Retained Assets, the Seller Entities or BPP, except those to be made pursuant to Section 7.10 and neither the Properties nor BPP Excluded Real Property is located in New Jersey, Indiana or Connecticut;

(g) To the Knowledge of Seller, except as set forth on Schedule 5.17(g), there is not located at any of the Properties or the BPP Excluded Real Property any (i) underground storage tank, (ii) landfill; (iii) surface impoundment, (iv) asbestos containing material (ACM), as defined by applicable federal Law, other than disclosed in Seller’s Asbestos Survey dated January 1, 2004 relating to the Brunswick Mill, or (v) transformers containing more than 50 ppm of polychlorinated biphenyls;

(h) To the Knowledge of Seller, Seller has provided to (or discussed the findings with Purchaser respecting) all material audits, assessments, studies, reports, analyses, and results of investigations related to the environment that have been performed in the past five years with respect to the Business, the Transferred Assets, the BPP Retained Assets, the BPP Excluded Real Property or any currently or previously owned, leased or operated properties of the Seller Entities and BPP that are in the possession of Seller or reasonably available to it;

(i) Except as set forth on Schedule 5.17(i), with respect to any matters related to the environment, (A) there is no Legal Proceeding related to the environment pending or, to the Knowledge of Seller, threatened against the Seller Entities related to the Business, the Transferred Assets or the Assumed Liabilities (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or Employees with respect to the Business, the Transferred Assets or the Assumed Liabilities), or to which any Seller Entity is otherwise a party, before any Governmental Body with respect to the Business, (B) none of the Seller Entities is subject to any material Order related to the Business, the Transferred Assets or the

Assumed Liabilities and (C) none of Seller Entities is engaged in any legal action to recover monies due it or for damages sustained by it in respect of the Business, any of the Transferred Assets or any of the Assumed Liabilities; and

(j) Except as set forth on Schedule 5.17(j), with respect to any matters related to the environment, (A) there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against BPP (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key Employees respecting BPP), or to which BPP is otherwise a party, before any Governmental Body, (B) BPP is not subject of any material Order and (C) BPP is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.18 Health and Safety Matters. (a) Except as set forth on Schedule 5.18, the operations of the Seller Entities with respect to the Business, the Transferred Assets and any assets owned by BPP, are in all material respects in compliance with all applicable Health and Safety Requirements, and no material claim has been made, is pending or, to the Knowledge of Seller, threatened, against (i) any of the Seller Entities with respect to the Business or the Transferred Assets or (ii) BPP, alleging that any such Seller Entity or BPP may be in violation of or have any liability under any Health and Safety Requirements. Except as set forth on Schedule 5.18 hereto, neither the Seller Entities (with respect to the Business) nor BPP is the subject of any outstanding written Order with any Person that relates to obligations under Health and Safety Requirements with respect to the Business.

(b) As of the date of this Agreement, Seller does not anticipate making any capital expenditures in 2004 to achieve or maintain compliance with any Health and Safety Requirements.

(c) Seller has provided to (or discussed the findings with Purchaser respecting) all audits, assessments, studies, reports, analyses and results of investigations related to health and safety that have been performed by or at the direction of its Corporate Safety and Process Safety Management departments in the past two years with respect to the Business, the Transferred Assets, the BPP Retained Assets, the BPP Excluded Real Property or any currently or previously owned, leased or operated properties of the Seller Entities and BPP that are in the possession of Seller or reasonably available to it.

5.19 Insurance. Seller maintains insurance policies covering the Transferred Assets and the BPP Retained Assets in full force and effect for such amounts that are sufficient for all requirements of Law and all agreements to which any of the Seller Entities or BPP is a party or by which it is bound. Set forth in Schedule 5.19 is a list of all such insurance policies and all fidelity bonds in respect of the Transferred Assets and the BPP Retained Assets held by or applicable to any Seller Entity or BPP, as of the date hereof, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 5.19, no event relating to any of the Seller Entities or BPP has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy covering the Transferred Assets or the BPP Retained Assets has been cancelled within the last two (2) years and, to the Knowledge of Seller, no threat has been made to cancel any such insurance policy during such period. No event has occurred, including the failure by any Seller Entity or BPP to give any notice or information or any Seller Entity or BPP giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such Seller Entity or BPP under any such insurance policies.

5.20 Related Party Transactions.

(a) Except as set forth in Schedule 5.20 and as otherwise specifically provided herein with respect to Multi-Mill Contracts or GP Corporate Services and Assets, none of the Seller Entities, any of their Affiliates or any of their respective officers, directors and employees (i) controls or is any Person which is (A) a supplier, customer, landlord or tenant of the Business or (B) engaged in a business which would be a violation of Section 7.7 after the Closing Date, or (ii) is a party to any Contract with any Seller Entity or BPP that relates to the Business.

(b) Each Contract relating to the Business between any Seller Entity or BPP on the one hand, and any Affiliate or any officers, directors and employees of Seller on the other hand, is on commercially reasonable terms.

5.21 Customers and Suppliers.

(a) Schedule 5.21 sets forth a list of the twenty-five (25) largest customers and the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended January 3, 2004, December 28, 2002 and December 29, 2001, showing the approximate total sales by the Business to each such customer and the approximate total purchases by the Business from each such supplier, during such period.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 5.21 has terminated its relationship with any Seller Entity or BPP or materially reduced or changed the pricing or other terms of its business with such Seller Entity or BPP and, to the Knowledge of Seller, no customer or supplier listed on Schedule 5.21 has notified any Seller Entity or BPP that it intends to terminate or materially reduce or change the pricing or other terms of its business with such Seller Entity or BPP.

5.22 Product Warranty; Product Liability.

(a) Except (i) as set forth on Schedule 5.22(a) and (ii) for ordinary course customer returns, claims, credits and chargebacks which do not involve injury to person or property, are consistent with prior experience and are properly reserved against in the Financial Statements to the extent required by GAAP, each product manufactured, sold or delivered by (x) the Seller Entities in conducting the Business or (y) BPP has been in conformity with all product specifications and all express and implied warranties. Neither the Seller Entities nor BPP has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Except as set forth on Schedule 5.22(a), neither the Seller Entities nor BPP has sold any products or delivered any services that included an express warranty for a period of longer than one (1) year.

(b) Schedule 5.22(b) sets forth the aggregate amount expended by the Seller Entities and BPP with respect to product warranty claims and customer returns in respect of the Business conducted out of the Brunswick Pulp & Paper Mill for the fiscal years ended January 3, 2004, December 28, 2002 and December 29, 2001.

5.23 Banks. Schedule 5.23 contains a complete and correct list of the names and locations of all banks in which BPP has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.23, no Person holds a power of attorney to act on behalf of BPP.

5.24 Old Augusta Railroad. The Old Augusta Railroad is a short-line railroad with approximately two miles of rail line and is classified and operates as a “Class III” exempt rail line pursuant to the applicable requirements of the Surface Transportation Board.

5.25 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller Entities or BPP in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.26 PCRR Bonds and IDBs.

(a) The information set forth on the Schedule 5.26(a) (the “Bond Schedule”) with respect to each of the PCRR Bonds and IDBs is true and correct as of the date hereof (except with respect to accrued interest to the Closing Date) and (except with respect to the interest rate on the PCRR Bonds) will be true and correct as of the Closing Date. Seller has delivered to Purchaser originals (to the extent that originals are in the possession of Seller or any of the Seller Entities) and/or copies of each of the Bond Documents. The Bond Documents represent the entire understanding and agreement among the parties thereto with respect to the subject matter thereof. There are no other agreements, documents or instruments relating to any of the PCRR Bonds or IDBs or with respect to any of the Bond Documents or otherwise which affect, limit, expand, impair, alter or supplement the rights or obligations of the parties under and as set forth in the respective Bond Documents.

(b) Each of the Bond Documents to which LRFP or the Seller is a party is genuine, was duly authorized, executed and delivered and is the legal, valid and binding obligation of each party thereto, enforceable in accordance with its written terms except as such enforcement may be limited (i) by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), provided that such limitations do not make the remedies provided for in the Bond Documents inadequate for the practical realization of the benefits of the security intended to be afforded thereby.

(c) There are no monetary or non-monetary defaults, breaches or acceleration events, or events or conditions which, with the passage of time, the giving of notice or both, would constitute such defaults, breaches or acceleration events under any of the Bond Documents, and no events have occurred nor do any conditions exist which could result in a mandatory tender, acceleration or redemption of any of the PCRR Bonds (other than a mandatory tender resulting from the proposed substitution of an Alternate Letter of Credit in accordance with the requirements of Section 7.13) or the IDBs in accordance with the terms thereof or of any of the Bond Documents, other than defaults, breaches, acceleration events, events or conditions which have been remedied or cured by LRFP. No foreclosure or other enforcement proceeding has been commenced by any of the respective bond trustees or bond issuers under any of the Bond Documents.

(d) Except as set forth on Schedules 1.1(e) and 1.1(i), there have been no supplements, modifications or amendments to any of the PCRR Bond Documents or IDB Documents, respectively, or to any of the terms of the indebtedness evidenced thereby. None of the Bond Documents creating a security interest in, or Lien upon, real and/or personal property comprising the collateral securing, directly or indirectly, a PCRR Bond or IDB, and none of the Bond Related Liens has been satisfied, subordinated or rescinded, in whole or in part, and no party granting any Bond Related Lien nor, if applicable, any related guarantor or indemnitor has been released, in whole or in part, from its obligations with respect thereto under any such Bond Document.

(e) With respect to the PCRR Bonds and IDBs, neither the respective bond trustee nor any bondholder nor any prior bondholder has released any obligor under any of the Bond Documents from any of its obligations thereunder nor has any collateral securing, directly or indirectly, any of the PCRR Bonds or IDBs been released from the Lien of any of the Bond Documents.

(f) All Laws applicable to the issuance, offering, sale and remarketing of the PCRR Bonds and IDBs, and the execution, delivery and performance of the Bond Documents have been satisfied or complied with.

(g) The information set forth in the official statement and in any remarketing supplement or memorandum or any other disclosure document used in connection with the offering, sale or remarketing of the PCRR Bonds, as of the date thereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) All proceeds of the PCRR Bonds and the IDBs, together with all investment earnings thereon, have been fully disbursed, and were fully disbursed within three years of the initial date of issuance of each of the respective bonds, in accordance with the terms of the respective Bond Documents. There is no requirement for any future advances under any of the IDB Documents.

(i) With respect to each PCRR Bond and IDB: (A) the respective bond is not, and has not been since the date of issuance of such bond, secured by any collateral except Bond Related Liens and other collateral documents made in favor of the respective bond trustee, and (B) none of the collateral securing each such PCRR Bond and IDB secures, directly or indirectly, any other Indebtedness.

(j) All funds and accounts held by or under the control of the respective bond trustee, any bondholder, any prior bondholder and/or any credit enhancer with respect to the each of the PCRR Bonds and IDBs have been held, invested and disbursed in accordance with the terms of the respective Bond Documents. There are no funds or accounts held by or under the control of any of the Seller Entities, any bondholder, or any prior bondholder with respect to the IDBs. There are no funds or accounts held by or under the control of any of the Seller Entities with respect to the PCRR Bonds.

(k) There is no pending nor, to the Knowledge of Seller, threatened, Legal Proceeding or Order outstanding or existing with respect to any of the PCRR Bonds or IDBs. None of the Seller Entities has received from any Governmental Body written notice of any threatened Legal Proceedings or Orders with respect to any of the PCRR Bonds or IDBs or the interest of LRCT in any of the IDBs.

(l) LRCT is the sole beneficial owner, and prior to the Closing LRFP will be the sole beneficial and registered owner of all of the IDBs on the books and records of the IDB Trustee.

(m) LRFP will, prior to Closing, have good and valid title to the IDBs, free and clear of any and all Liens (including participation interests of third parties).

(n) No IDB is subject, in whole or in part, to any valid set-off, abatement, diminution, counterclaim or defense, including, but not limited to, a defense of usury, or any right of rescission, and, no such set-off, abatement, diminution, counterclaim or defense, including a defense of usury, or right of rescission, has been asserted with respect thereto.

(o) None of the Seller Entities, nor, to the Knowledge of Seller, Perry County, any bondholder, bond trustee, or “substantial user,” has received or has knowledge of any notices, written or oral, from the IRS or from any Governmental Body or any agent, counsel or representative thereof or from any other person as to the loss or potential loss of the exclusion from gross income of the holders thereof for purposes of federal income taxation or state or local income tax (in the State of Mississippi or Perry County) of interest on any of the PCRR Bonds or as to any claim of lack of compliance under or lack of enforceability of any terms or conditions of any of the Bond Documents.

(p) None of the Seller Entities nor any bondholder or prior bondholder, or credit enhancer nor, to the Knowledge of Seller, Perry County, any bond trustee, “substantial user” of any of the facilities financed in whole or in part with the proceeds of any of the PCRR Bonds or any “related party” thereto, have taken any action or omitted to take any action the result of which would adversely affect the exclusion from gross income of the holders thereof for purposes of federal income taxation of interest on any of the PCRR Bonds.

(q) Interest on the PCRR Bonds is not includable in the gross income of the holders thereof for federal income tax purposes, except for interest on any such bond for any period during which such bond is held by a person who is a “substantial user” of any of the facilities financed in whole or in part with the proceeds of any of the PCRR Bonds or a “related person” within the meaning of Section 103(b)(13) of the Internal Revenue Code of 1954, as amended.

(r) Neither Seller, LRFP nor any other Seller Entity has entered into any agreement regarding the making of payments in lieu of taxes or otherwise relating to an abatement of ad valorem property taxes in exchange for agreed upon payments or otherwise in the nature of a “payment in lieu of taxes” or “PILOT” agreement or similar arrangement other than that certain Agreement, dated August 2, 1982, between Perry County and LRFP, as amended by that certain letter agreement dated March 3, 1989, between Perry County and LRFP and that certain “Second Amendment to Agreement dated as of August 2, 1982”, dated May 4, 1992, between Perry County and LRFP (the “PILOT Agreement”).

(s) Except for the matters addressed in the Site Services Agreement, the operations and assets of the LR Sawmill and any other Excluded Assets are not subject to or in any way encumbered or restricted by the Leaf River Leases.

(t) None of the Seller Entities has received or has knowledge of any notices, written or oral, from Perry County, the State of Mississippi or any other Governmental Body or any agent, counsel or representative thereof as to the loss or potential loss of exemption from ad valorem taxation of the Leaf River Mill Lease, the Leaf River Pollution Control Facilities Lease or any of the real or personal property leased or subleased pursuant to either the Leaf River Mill Lease or the Leaf River Pollution Control Facilities Lease or any portion thereof, or of any intention of Perry County or the State of Mississippi to assess ad valorem taxes with respect thereto during the term of the Leaf River Mill Lease or the Leaf River Pollution Control Facilities Lease.

(u) All of the real or personal property leased pursuant to the Leaf River Mill Lease or the Leaf River Pollution Control Facilities Lease has been omitted from the tax rolls of Perry County at all times during the term of the Leaf River Mill Lease or the Leaf River Pollution Control Facilities Lease, respectively.

5.27 Hazardous Materials and Asbestos Containing Materials. Except as set forth on Schedule 5.27, neither BPP nor any of its former subsidiaries (including Brunswick Chemical Company, Inc., Brunswick Building Products Inc. or Brunswick Export Sales, Inc.) has (i) during any period in which any of such entities were direct or indirect subsidiaries of Seller or its predecessors and (ii) to the Knowledge of Seller, during any period in which any of such entities were not direct or indirect subsidiaries of Seller or its predecessors, manufactured, sold, marketed or distributed any products that contained any Hazardous Materials (except to the extent the same form a part of Market Pulp or were used in the manufacture of Market Pulp but do not make Market Pulp itself a Hazardous Material) or asbestos containing materials.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller on the date hereof and on the Closing Date that:

6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Applicable Time, each Designated Affiliate will be duly organized, validly existing and in good standing under the Laws of the applicable jurisdiction of its organization.

6.2 Authorization of Agreement. (a) Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each other Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Each Designated Affiliate will have all requisite power, authority and legal capacity to execute and deliver the applicable Purchaser Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by such Designated Affiliate of the applicable Purchaser Documents and the consummation of the transactions contemplated thereby will be duly authorized by all necessary action on behalf of such Designated Affiliate. Each applicable Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by such Designated Affiliate and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) such Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of such Designated Affiliate, enforceable against such Designated Affiliate in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or any of the other Purchaser Documents, the consummation by Purchaser of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) result in any violation of the certificate of formation or limited liability company agreement of Purchaser; (ii) result in a violation of any Order of any Governmental Body applicable to Purchaser or by which any of their properties or assets are bound; (iii) result in a violation of any Law; (iv) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any of Purchaser’s assets under, any provision of any (A) Contract, or (B) Permit to which Purchaser is a party or by which its assets are bound.

(b) None of the execution and delivery by each Designated Affiliate of the applicable Purchaser Documents, the consummation by such Designated Affiliate of the transactions contemplated thereby, or compliance by such Designated Affiliate with any of the provisions thereof will (i) result in any violation of the constituent documents of such Designated Affiliate; (ii) result in a violation of any Order of any Governmental Body applicable to such Designated Affiliate or by which any of their properties or assets are bound; (iii) result in a violation of any Law; (iv) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Designated Affiliate to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any of such Designated Affiliate’s assets under, any provision of any (A) Contract, or (B) Permit to which such Designated Affiliate is a party or by which its assets are bound.

(c) The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with any Governmental Body, by Purchaser or any Designated Affiliate, except for compliance with the applicable requirements of Antitrust Laws and the applicable requirements of the Surface Transportation Board.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser or any Designated Affiliate to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors. Except for Citigroup Global Markets Inc., whose fees will be paid by Purchaser or its Designated Affiliate(s), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Purchaser has or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

ARTICLE VII

COVENANTS

7.1 Access to Information. (a) Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its Representatives (including, its legal advisors, accountants, financiers, and financier’s counsel), to make such reasonable investigation of the Business, the Transferred Assets, the BPP Retained Assets, the Assumed Liabilities, the BPP Agreed Liabilities, the BPP Excluded Assets and BPP Indemnified Liabilities and such examination of the books, records and financial condition of BPP and the Business as it reasonably requests and to make extracts and copies of such books and records, in each case pursuant to the terms and conditions of the Confidentiality Agreement (as modified by the terms and conditions of this Agreement); provided, however, that no Seller Entity is under any obligation to disclose to Purchaser or its Representatives (or to cause BPP to disclose to Purchaser or its Representatives) (i) any information the disclosure of which is restricted by Law, (ii) any information that would materially jeopardize, in the reasonable opinion of Seller, any privilege available to the Seller Entities or BPP, (iii) any information that would cause the Seller Entities or BPP to breach in any material respect a confidentiality obligation to which it is bound, or (iv) any confidential personnel records or data; provided, further, however, that Seller shall be entitled to require reasonable additional protections, including through redaction of documents or additional agreements from or restrictions on personnel with access, where it believes in good faith that that the same are necessary to protect confidential information from potential use by a competitor; and provided, further, however, that the Seller Entities shall, and Seller shall cause BPP to, use their respective commercially reasonable efforts to mitigate the effects of the restrictions addressed in clauses (ii) and (iii) above and shall take all such reasonable measures (including instructing their respective counsel in the relevant proceeding to consult with Purchaser’s counsel, entering into one or more joint defense or common interest agreements with Purchaser and seeking waivers of the applicable confidentiality agreement) to permit the greatest possible disclosure of information to Purchaser and/or its counsel consistent with the preservation of privilege or the applicable confidentiality obligation. Notwithstanding the foregoing, if any provision of this Agreement (including Section 7.10) specifies the scope and nature of Purchaser’s investigation with respect to a particular matter, Purchaser’s investigation shall be governed by such provision and not this Section 7.1. For the avoidance of doubt, prior to the Closing, Seller agrees to make available to Purchaser’s finance department access to Seller’s credit managers, historical payment information and credit lines information with respect to the Business, in lieu of access to credit review and analysis with respect to the Business. Any investigation and examination hereunder shall be conducted during regular business hours and under reasonable circumstances, and the Seller Entities shall, and Seller shall cause BPP to, cooperate reasonably therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Entities contained in this Agreement or the Seller Documents. In order that Purchaser may have the opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller Entities or BPP, the Seller Entities shall, and Seller shall cause BPP to, cause their respective Representatives to provide reasonable cooperation with such Representatives in connection with such review and examination.

(b) Seller’s obligations described in Section 7.1(a) shall include the obligation to, and the Seller Entities shall, and Seller shall cause BPP to, provide all reasonable cooperation and assistance to Purchaser in connection with its arrangement of the financing transactions contemplated by Purchaser to pay the Purchase Price, including facilitating customary due diligence by Purchaser’s financing sources and their Representatives, participation in meetings and providing access to documents and financial reports as may be reasonably requested by Purchaser and its Affiliates, all subject to the Confidentiality Agreement and the terms and conditions of this Agreement applicable to Purchaser’s investigation. The Seller Entities shall, and Seller shall cause BPP to, use commercially reasonable efforts to cooperate with and assist, and shall use commercially reasonable efforts to cause the independent accountants for the Seller Entities and BPP to, cooperate and assist Purchaser, its Affiliates and their Representatives in preparing such information packages and offering materials as the Purchaser’s lenders, underwriters or other financing sources may reasonably request (collectively, the “Offering Materials”) for use in connection with the offering and/or syndications of debt securities, loan participations and other matters in connection with the financing transactions (the “Offerings”), including using commercially reasonable efforts to (i) make senior management and other Representatives of the Business and BPP available (at mutually agreeable times) to participate in meetings with prospective investors, participate in “road shows” in connection with any such Offerings and participate in meetings with rating agencies and causing the present independent accountants for the Business and BPP to participate in drafting sessions related to the preparation of the Offering Materials and make work papers available to the Purchaser and its Affiliates, the underwriters and their respective Representatives; (ii) engage Ernst & Young LLP for and cooperate in the preparation of an audited (A) balance sheet for the fiscal years ended January 3, 2004 and December 28, 2002, and (B) statements of cash flows and income for the fiscal year ended January 3, 2004, in each case, of the Business, (iii) assisting in real estate title and related security documentation in connection with any secured financing; and (iv) provide such other information and assistance as the Purchaser’s lenders and/or underwriters and their respective Representatives may reasonably request in connection therewith. Purchaser shall reimburse the Seller Entities and BPP for all reasonable and documented out of pocket Expenses (including the Expenses incurred in connection with the audit described above) incurred by the Seller Entities or BPP in connection with their compliance with the provisions of this clause (b). The provisions of this clause (b) shall not expand the Seller Entities’ Liabilities under this Agreement or any Ancillary Agreement or require any Seller Entity or Affiliate or Representative thereof to incur any Liability or Loss not otherwise agreed to hereunder, disclose any information except as provided in this Agreement or any Ancillary Agreement, or make any representations, warranties or indemnities or deliver any agreements with or certificates or similar documents to any of Purchaser’s financing sources or Purchaser or any of its Affiliates.

(c) Prior to the Applicable Time, Seller shall cause to be delivered to Purchaser financial statements for the Business for each fiscal month in the form kept by Seller in the Ordinary Course of Business, commencing with the month that includes the date hereof, within five (5) Business Days after the last day of such fiscal month. In addition, prior to the Applicable Time, Seller shall cause to be delivered to Purchaser financial statements for the Business including consolidated balance sheets, statements of income, stockholders’ equity and cash flows for the quarter ended April 3, 2004 and each quarter thereafter in a format not materially different than the format presented in the January 3, 2004 audited financial statements. However, the quarterly financial statements will not provide footnote disclosures. Prior to the

Applicable Time, such quarterly financial statements will be provided within (i) forty-five (45) days after the last day of the fiscal quarter end with respect to consolidated balance sheets, statements of income and stockholders’ equity and (ii) fifty (50) days after the last day of the fiscal quarter end with respect to statement of cash flows.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), each of the Seller Entities shall (and Seller shall cause BPP to) prior to and on the Closing Date:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve the present operations, organization (including management and the sales force) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with the Business (including customers and suppliers);

(iii) use commercially reasonable efforts to maintain (A) all of the Transferred Assets and BPP Retained Assets in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Transferred Assets and BPP Retained Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Seller Entities and BPP in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts except in the Ordinary Course of Business, and (C) use commercially reasonable efforts to comply with all contractual and other obligations applicable to the operation of the Business;

(v) comply with all Laws in all material respects;

(vi) replenish all Inventory and Spare Parts used or consumed after the date hereof and prior to the Closing, consistent with past practice; and

(vii) not take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Except as otherwise expressly provided by this Agreement, the Collective Bargaining Agreement or on Schedule 7.2(b), or with the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), the Seller Entities shall not, and Seller shall cause BPP not to:

(i) (A) materially increase the annual level of compensation of any Employee, (B) increase the annual level of compensation payable or to become payable by any Seller Entity to any of their respective executive officers that primarily work in the Business, (C) increase the annual level of compensation payable or to become payable by BPP to any executive officer, (D) other than in the Ordinary Course of Business grant any bonus, benefit or other direct or indirect compensation to any Employee, (E) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any Employees or any officer or director of BPP, or otherwise modify or amend or terminate any such plan or arrangement, or (F) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which BPP is a party or to which any Seller Entity is a party in respect of the Business or involving an Employee, officer or director of any Seller Entity in respect of the Business or BPP in his or her capacity as an Employee, officer or director of BPP or such Seller Entity;

(ii) make any loan or advance to any Person by BPP or by any Seller Entity in connection with the Business other than trade credit, travel advances and the like in the Ordinary Course of Business;

(iii) incur or assume any Indebtedness in principal amount greater than $500,000 on behalf of BPP or the Business;

(iv) with respect to the Business or BPP, make or rescind any election relating to Taxes, settle or compromise any Legal Proceeding relating to Taxes, or except as may be required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns, if and to the extent any such action involves an issue that will recur in taxable periods of BPP ending after the Closing Date or otherwise could adversely affect Purchaser, BPP or their Affiliates for any taxable period including or ending after the Closing Date;

(v) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of (A) the BPP Stock, or (B) except for Permitted Exceptions, the Transferred Assets or the BPP Retained Assets (whether tangible or intangible);

(vi) unless pursuant to the 2003-2004 Capital Plan attached as Schedule 7.2(b)(xii), acquire any properties or assets in respect of the Business with a value in excess of $200,000 or sell, assign, license, transfer, convey, lease or otherwise dispose of any of (A) the BPP Stock or (B) the Transferred Assets or BPP Retained Assets with an individual value in excess of $200,000; provided, however, that with respect to any properties or assets with a value less than or equal to $200,000, such acquisitions, sales, assignments, license, transfers, conveyances, leases or other disposals shall be for fair consideration and in the Ordinary Course of Business);

(vii) except with respect to Seller, enter into or agree to enter into any merger or consolidation with, any corporation or other Person;

(viii) permit BPP to engage in any new business or invest in, make a capital contribution to, or otherwise acquire the securities of any other Person;

(ix) permit BPP to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or interests in, BPP;

(x) waive or release any right of any Seller Entity or BPP with respect to the Business, except in the Ordinary Course of Business with respect to rights that are not material to the Business;

(xi) (A) settle or consent to the entry of a judgment in respect of any Legal Proceeding with respect to the Business or BPP, except in the Ordinary Course of Business or (B) initiate any Legal Proceeding with respect to the Business or BPP with respect to any claim for damages greater than $250,000, and except where the claim relates to an Excluded Asset, Excluded Liability, BPP Excluded Asset or BPP Indemnified Liability;

(xii) enter into any commitment for capital expenditures for BPP or the Business in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate except for capital expenditures reflected in the 2003 – 2004 Capital Plan for the Business attached as Schedule 7.2(b)(xii) hereto;

(xiii) (A) enter into, modify or terminate any labor or collective bargaining agreement, except in bargaining the effects of the transactions contemplated by this Agreement, or (B) through negotiation or otherwise make any commitment or incur any Liability to any labor organization involving any Employee, except in the Ordinary Course of Business or in bargaining the effects of the transactions contemplated by this Agreement; provided, however, that insofar as in bargaining the effects of the transactions contemplated by this Agreement any additional commitments are made or any additional Liabilities are incurred to any labor organization involving any Employee, Seller shall be solely responsible for any such commitments or Liabilities;

(xiv) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xv) enter into any transaction or enter into, modify or renew any Contract that relates to BPP or the Business which by reason of its size or otherwise is material to the Business or otherwise not in the Ordinary Course of Business;

(xvi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser or BPP, to compete with or conduct the Business in any geographic area;

(xvii) terminate, amend, restate, supplement or waive any rights under any Business Contract material to the operation of the Business or which requires annual payments in excess of $100,000, or (C) Permit necessary for the operation of the Business;

(xviii) amend the certificate of incorporation or by-laws of BPP; or

(xix) agree to do anything prohibited by this Section 7.2.

7.3 Consents. (a) The Seller Entities shall, and Seller shall cause BPP to, use their respective commercially reasonable efforts, and Purchaser shall cooperate with the Seller Entities and BPP and use its commercially reasonable efforts, to obtain at the earliest practicable date all consents and approvals reasonably required on the part of the Seller Entities or BPP to consummate the transactions contemplated by this Agreement, but excluding (i) any consents, waivers and approvals required under Antitrust Laws, which are addressed under Section 7.4 and (ii) any consents, waivers and approvals required under Environmental Laws, which are addressed under Section 7.10. Purchaser shall use its commercially reasonable efforts to obtain, prior to the Closing, a Permit from the Surface Transportation Board for its Designated Affiliate party to the Railroad Services Agreement qualifying it to operate as a “Class III” exempt rail line. The Seller Entities, BPP and Purchaser shall cooperate in good faith in preparing and agreeing to the form and substance of any document evidencing consents and approvals reasonably required to consummate the transactions contemplated by this Agreement, including the Required Consents. Except for any filing fees payable in connection with obtaining any new Permits (including any Permits from the Surface Transportation Board) which shall be borne by Purchaser, Seller shall pay or cause to be paid any costs, fees, expenses, premiums or penalties payable to third parties from which consent is being sought in connection with obtaining any of the Required Consents; provided, however, that Seller shall not be obligated to expend more than $250,000 in the aggregate in connection with obtaining the Required Consents. Other than de minimis Expenses incurred in preparing and mailing consent requests and responding to inquiries respecting the same, the Seller Entities and BPP shall not be obligated to expend any sums in connection with obtaining any consents, waivers or approvals that are not Required Consents. If, after using commercially reasonable efforts, the Seller Entities are unable to obtain any consent or approval and Purchaser elects to close the transactions contemplated by this Agreement, Purchaser will be deemed to have waived any right to indemnification under Article X or otherwise with respect to any Losses to the extent arising out of Seller’s failure to obtain such consent or approval. In connection with obtaining any consents relating to the IDBs, PCRR Bonds or Leaf River Leases, the Seller Entities shall not, and Seller shall cause BPP not to, make or agree to make any amendment or modification to the IDBs or any documents related thereto, PCRR Bonds or any documents related thereto, or Leaf River Leases without the prior written consent of Purchaser, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller and/or LRFP shall have the right to grant such ministerial consents or waivers as may be necessary or desirable to effect the consummation of the transactions being effected by and/or contemplated hereunder, with notice to but without the Purchaser’s consent, provided that such consents or waivers relate solely to the procedural aspects of the closing of such transactions and do not adversely affect the interests, rights or obligations of the Purchaser in any way.

(b) (i) Prior to the Closing, the Seller Entities shall, and Seller shall cause BPP to, negotiate in good faith and use commercially reasonable efforts to obtain, for the benefit of Purchaser, sufficient licenses or sufficient rights, reasonably acceptable to Purchaser, to use any Third Party Licensed Software that is necessary to conduct the Business in a manner in which the Business is currently being conducted or is otherwise primarily used by the Business as the Business was operated prior to the Closing (including the Third Party Licensed Software set forth on Schedule 7.3(b)), but excluding Third Party Licensed Software that is (A) used by Seller to provide the support services under the IT Support Services Agreement, (B) used by Seller to provide any of the services included in the GP Corporate Services and Assets or (C) included in the Excluded Assets (collectively, the “Included Third Party Licensed Software”). Purchaser shall, prior to the Closing, use its commercially reasonable efforts to assist Seller in obtaining, for the benefit of Purchaser, either (x) consents to the assignment of partial licenses or the grant of sublicenses, or (y) separate license agreements, to use the Included Third Party Licensed Software on terms and conditions reasonably acceptable to Purchaser after the Closing.

(ii) With respect to any Included Third Party Licensed Software for which either (A) a consent to the assignment of a partial license or the grant of a sublicense thereof to Purchaser, or (B) a separate license agreement for the benefit of Purchaser has not been obtained prior to Closing, Seller shall, after the Closing, use its commercially reasonable efforts, and Purchaser shall reasonably cooperate with Seller, to obtain at the earliest practicable date, consent to the temporary use of such Included Third Party Licensed Software until the Seller obtains (x) either (I) a consent to the assignment of a partial license or the grant of a sublicense or (II) a separate license agreement for the benefit of Purchaser to use such Included Third Party Licensed Software or (y) an alternative or substitute arrangement that is operationally equivalent and reasonably acceptable to Purchaser.

(iii) Purchaser shall have the right to participate in any negotiations to obtain such consents, license or sublicense agreements or alternative or substitute arrangements. Seller shall be solely responsible for the payment of all license fees, any fees associated with obtaining consents to use or assign such license agreements or grant sublicenses, and similar fees in connection with obtaining the rights for Purchaser as set forth in this Section 7.3(b) (other than (A) any costs or fees incurred or paid by Purchaser in connection with its cooperation, participation, and review of documents arising from Seller’s fulfillment of its obligations under this Section 7.3(b)) or (B) in connection with obtaining any upgrades or any new or additional maintenance or support obligations from a Third Person for any Included Third Party Licensed Software).

(iv) Purchaser and Seller agree to reasonably cooperate in good faith to determine whether any maintenance agreements with Third Persons for any Included Third Party Licensed Software (“Maintenance Agreements”), to the extent pre-paid by any of the Seller Subs in connection with the operation of the Mills, can be apportioned such that the Purchaser can, after the Closing, continue to receive third party maintenance for the Included Third Party Licensed Software as it was provided to the Business prior to the Closing, or in as substantially similar a manner as is possible given the size of the Business, amounts pre-paid or attributable to payments made by the Seller Entities in respect of the operation of the Mills, and any new third party maintenance obtained and paid for, or to be paid by Purchaser, and in such case, to reasonably cooperate in good faith to obtain, for the benefit of Purchaser, such rights to such third party maintenance for the Included Third Party Licensed Software during a commercially reasonable period after the Closing, provided, however, that (A) Purchaser shall be solely responsible for the payment of any and all fees for any new third party maintenance (including the extension of current maintenance services or maintenance agreements, and the negotiation of new maintenance agreements, if any,) for the Included Third Party Licensed Software and (B) Seller shall not be required to apportion any Maintenance Agreement if such apportionment (x) is conditional on Seller’s renegotiation of such Maintenance Agreement or (y) will materially adversely affect the rights of Seller or materially diminish the obligations of the applicable third party maintenance provider Seller had, in any applicable Maintenance Agreement, prior to the Closing.

(v) Purchaser hereby (A) acknowledges that all of the consents of, or licenses or sublicenses from, Third Persons required to permit the Purchaser’s use of the Included Third Party Licensed Software after the Closing shall not constitute Required Consents and (B) acknowledges that the failure to obtain, for the benefit of Purchaser, any consent of, or license or sublicense from, any Third Person required to permit the Purchaser’s use of the Included Third Party Licensed Software shall not constitute a breach of any covenant of the Seller Entities in this Agreement to the extent the Seller Entities have complied with their respective obligations under this Section 7.3(b).

(c) Notwithstanding anything to the contrary herein, the parties agree that the Multi-Mill Contracts shall not be deemed to be Transferred Assets hereunder.

7.4 Antitrust Approvals. Each of Purchaser and the Seller Entities shall, and Seller shall cause BPP to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Law, Orders, or administrative or judicial doctrines that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or any foreign investment Laws (collectively, the “Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable within fifteen (15) Business Days after the date of this Agreement or such other period as may be commercially reasonable for the filing in question in the case of all filings required under Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws. Each of Purchaser and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Transferred Assets or the BPP Retained Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in Section 9.1. Purchaser and Seller shall each pay one-half of the filing fees and any associated translation costs payable in connection with the filings to the extent required under Antitrust Laws with respect to jurisdictions identified on Schedule 7.4.

7.5 Satisfaction of Conditions; Offshore Purchase Agreements. (a) Subject to Section 7.4, each of the Seller Entities and Purchaser shall, and Seller shall cause BPP to, use their respective commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b) The transfer of the Transferred Assets and assumption of the Assumed Liabilities of GPGmbH and GPHK will be effected pursuant to separate purchase agreements or instruments (the “Offshore Purchase Agreements”) in form and substance reasonable acceptable to each party, and (i) consistent with the underlying principles of this Agreement, (ii) consistent with the requirements of local Law and (iii) with such terms as may be reasonably agreed upon by Purchaser and Seller regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of GPGmbH and GPHK and the Laws governing the employees of such entities, provided that any such terms shall be consistent with the principles underlying the corresponding provisions of this Agreement. The parties shall finalize and, if necessary, enter into the Offshore Purchase Agreements as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything contained in this Agreement, none of the Designated Affiliates of Seller or Purchaser or any Seller Entity that is organized under the Laws of a jurisdiction other than the United States or a State or territory thereof shall be jointly and severally liable on any Liabilities hereunder or under any Seller Document or Purchaser Document if and to the extent such joint and several liability is not permitted under the Law of the jurisdiction of organization of such Seller Entity or Designated Affiliate.

(c) To the extent any Designated Affiliate executing an Ancillary Agreement or any Assignment and Assumption Agreement is not also the entity to which the Mills are transferred at the Closing, Purchaser shall provide and cause its Designated Affiliates to provide at Closing documents or instruments reasonably satisfactory to Seller pursuant to which Purchaser and any Designated Affiliate to which the Mills are transferred at the Closing shall be jointly and severally liable for the obligations of the Designated Affiliate under such Ancillary Agreement or Assignment and Assumption Agreement.

7.6 Exclusive Dealings.

(a) From the date hereof until the date this Agreement is terminated pursuant to Article IV or the Closing Date, whichever shall first occur, Seller will not, and will not permit any of its Representatives or the other Seller Entities or BPP or their respective Representatives to, directly or indirectly, discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the Transferred Assets, the BPP Retained Assets, the Business or any capital stock of any of the other Seller Entities or BPP other than the transactions contemplated by this Agreement.

(b) From the date hereof until the date this Agreement is terminated pursuant to Article IV or the Closing Date, whichever shall first occur, Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Seller or any of the other Seller Entities or BPP is a party.

7.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) (i) For a period from the Closing Date until the fifth anniversary of the Closing Date (the “Restricted Period”), Seller shall not and shall cause its Affiliates not to directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacture, production, distribution or sale of fluff pulp (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.7(a) shall not restrict (A) the acquisition, in one or more transactions, by Seller or its Affiliates, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (B) the acquisition, by merger, stock or asset purchase or otherwise, by Seller or its Affiliates, directly or indirectly, of a business or businesses, in the aggregate, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Restricted Business if such business (1) derives no more than 7% of its consolidated revenues or net income from such Restricted Business on an annual basis and (2) has a market share (as determined by Resource Information Systems, Inc.) of no more than 10% of the fluff pulp market. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(ii) Notwithstanding the foregoing, if Seller or an Affiliate of Seller acquires an interest, by merger, stock or asset purchase or otherwise, in one or more transactions, in a Restricted Business that would, individually or in the aggregate, violate clause (i)(B) above, Seller shall (x) promptly notify Purchaser of such fact in writing and (y) have a period of twelve (12) months to come into compliance with this provision through the sale or other disposition of all of such interest(s) to a Third Person. If Seller complies with the requirements set forth in the prior sentence, Seller and its Affiliates shall not be deemed to be in violation hereof by virtue of the activities of such company or business. In connection with any divestiture contemplated by this clause (ii), Seller shall first offer the opportunity to purchase any such Restricted Business to Purchaser.

(iii) Further, notwithstanding the foregoing, if Seller or an Affiliate of Seller acquires an interest, by merger, stock or asset purchase or otherwise, in a Restricted Business that does not violate clause (i)(B) above at the time of such acquisition, Seller shall be prohibited from expanding such Restricted Business above the lesser of (A) 10% of the production capacity of such Restricted Business on the date of its acquisition or (B) the percentage of production capacity of such Restricted Business on the date of its acquisition, when aggregated with the production capacity of any other Restricted Businesses owned by Seller or its Affiliates, that would not cause all of such Restricted Businesses to violate clause (i)(B) above.

(b) Subject to Section 7.7(c) below, for a period of eighteen months after the Closing Date, Seller shall not and shall cause its Affiliates not to: (i) cause, solicit, induce or encourage any employees who are or become employees of Purchaser or BPP with respect to the Business to leave such employment; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward employees of Purchaser or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any employee of Purchaser or its Affiliates who presents himself for employment without direct or indirect solicitation by Seller or any Affiliate of Seller; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Seller Entities or BPP) or any other Person who has a material business relationship with the Business as of the Closing Date, to terminate or modify any such actual or prospective relationship (the “Non-Solicitation Obligation”).

(c) If Seller or an Affiliate of Seller acquires an interest in a Restricted Business (other than an acquisition permitted under Section 7.7(a)(i)(A)), even one that does not violate Section 7.7(a)(i)(B) above, then, regardless of whether the Non-Solicitation Obligation has expired, the Non-Solicitation Obligation shall extend from the date of such acquisition until the expiration of five (5) years after the Closing Date.

(d) For a period of eighteen months after the Closing Date, Purchaser shall not and shall cause its Affiliates not to cause, solicit, induce or encourage any employees who (i) are or, after the Closing Date, become employees of Seller or its Affiliates related to the Excluded Assets or the BPP Excluded Assets or (ii) any former employees of the Business who remain employed with the Seller or its Affiliates after Closing to leave such employment; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward employees of Seller or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any employee of Seller or its Affiliates who presents himself for employment without direct or indirect solicitation by Purchaser or any Affiliate of Purchaser.

(e) For a period of five (5) years after the Closing Date, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized Representatives of Purchaser or its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or its Affiliates, any Purchaser Confidential Information (as defined below). Seller and its Representatives and Affiliates shall not have any obligation to keep confidential any Purchaser Confidential Information if and to the extent disclosure thereof is required by Law or legal process, is reasonably necessary to the defense of any Excluded Liability or BPP Indemnified Liability or the pursuit of any claim with respect to the Excluded Assets or the BPP Excluded Assets, or is necessary for purposes of performing under this Agreement or any Ancillary Agreement or enforcing any rights under this Agreement or any Ancillary Agreement; provided, however, that in the event disclosure is required by Law or legal process, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective Order. For purposes of this Section 7.7(e), “Purchaser Confidential Information” shall mean any confidential information primarily relating to BPP (other than the BPP Excluded Assets or the BPP Indemnified Liabilities), the Transferred Assets, the BPP Retained Assets, the Assumed Liabilities, the BPP Agreed Liabilities or the Business, including Transferred Business Intellectual Property. “Purchaser Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is Seller Confidential Information, (ii) is generally available to the public or is otherwise in the public domain on the Closing Date, (iii) becomes either generally available to the public or is otherwise in the public domain or is known by the recipient, in any such case other than as a result of a disclosure by a Person not otherwise permissible under any confidentiality agreement with Purchaser or its Affiliates, (iv) is independently developed by or for Seller after the Closing Date without the use of or reliance on (directly or indirectly) any Purchaser Confidential Information or (v) is an Excluded Asset. In connection with its obligations under this Section 7.7(e), Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to enforce, at Purchaser’s request and expense, the terms of any confidentiality agreement to which Seller or any of its Affiliates are a party that protects any Purchaser Confidential Information.

(f) For a period of five (5) years after the Closing Date, Purchaser shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized Representatives of Seller or its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than Seller or its Affiliates, any Seller Confidential Information (as defined below). Purchaser and its Representatives and Affiliates shall not have any obligation to keep confidential any Seller Confidential Information if and to the extent disclosure thereof is required by Law or legal process, is reasonably necessary to the defense of any Assumed Liability or BPP Agreed Liability or the pursuit of any claim with respect to the Transferred Assets or the BPP Retained Assets, or is necessary for purposes of performing under this Agreement or any Ancillary Agreement or enforcing any rights under this Agreement or any Ancillary Agreement; provided, however, that in the event disclosure is required by Law or legal process, Purchaser shall, to the extent reasonably possible, provide Seller with prompt notice of such requirement prior to making any disclosure so that Seller may seek an appropriate protective Order. For purposes of this Section 7.7(f), “Seller Confidential Information” shall mean any confidential information relating to the BPP Excluded Assets, the Excluded Assets, the

Excluded Liabilities, and any business or operation of Seller or its Affiliates other than the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Seller Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is Purchaser Confidential Information, (ii) is generally available to the public or is otherwise in the public domain on the Closing Date, (iii) becomes either generally available to the public or is otherwise in the public domain or is known by the recipient, in any such case other than as a result of a disclosure by a Person not otherwise permissible under any confidentiality agreement with Seller or its Affiliates or (iv) is independently developed by or for Purchaser after the Closing Date without the use of or reliance on (directly or indirectly) any Seller Confidential Information.

(g) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.8 Preservation of Records; Post-Closing Cooperation. Except in the Ordinary Course of Business of such party regarding its own general records or in compliance with such party’s records retention policies (but in any event as long as may be required by Law), Seller and Purchaser agree that each of them shall preserve and keep the records relating to the Business that are held by it or their Affiliates immediately after the Closing for a period of seven (7) years from the Closing Date, or, if longer, as required by Law. Seller and Purchaser agree that each of them shall make (or cause its respective Affiliates to make) such records (other than information or records which are the subject of attorney-client privilege or the disclosure of which is prohibited by Law), including the personnel records of BPP Employees and personnel available to the other and their respective accountants, counsel and other representatives, during normal business hours and upon reasonable prior notice, as may be reasonably necessary by such party in connection with, among other things, financial reporting and accounting matters, any insurance claims by, Legal Proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates, the preparation and filing of any returns, reports or forms or the defense of, or response required under, or pursuant to the defense of any Indemnification Claim in accordance with Article X, the defense of any Excluded Liability or BPP Indemnified Liability or the pursuit of any claim with respect to the Excluded Assets or the BPP Excluded Assets, or in order to enable the Seller Entities or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records (unless such destruction is to occur in the Ordinary Course of Business of the party destroying such books and records, or in compliance with such party’s general record retention policies, in either case not in violation of Law), such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice. After the Closing, each of Seller and its Affiliates, on the one hand, and

Purchaser, on the other, agrees to deliver promptly to each other all mail and other documents (other than any mail or document which is the subject of attorney-client privilege or the disclosure of which is prohibited by Law) received by such party which relate to the business conducted by such other party or its Affiliates after the Closing. Cooperation with respect to Tax matters shall be governed by Section 11.11.

7.9 Publicity.

(a) Neither Seller nor Purchaser shall, and Seller and Purchaser shall each cause their respective Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto (which for this purpose shall be Seller or Purchaser, as applicable), which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, even in such circumstances, the party intending to make such release shall use its commercially reasonable efforts consistent with such Law to consult with the other party with respect to the text thereof. Purchaser acknowledges that Seller intends to issue a press release and make other public announcements upon the execution of this Agreement; provided, however, that the content of any such press release and public announcement is subject to and in compliance with this clause (a).

(b) Each of Purchaser and the Seller Entities agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by Law (including as an Exhibit to Seller’s Form 10-K) and only to the extent required by such Law. Notwithstanding the foregoing, the parties hereto acknowledge and understand that this Agreement will be filed by Seller with the Securities and Exchange Commission and made publicly available and the parties agree that such filing will be not be deemed to violate this Section 7.9(b).

7.10 Environmental Matters.

(a) The Seller Entities shall, and Seller shall cause BPP to, permit Purchaser and Purchaser’s environmental consultant(s) to conduct an investigation (the “Phase II Assessment”) of the environmental conditions of any Properties (subject to any relevant limitations contained in valid, previously executed leases and subject to the limitations set forth in this Section 7.10 with respect to Purchaser’s Phase II Assessment) as set forth in the scope of work attached hereto as Schedule 7.10(a) and any follow-on work as described in subparagraph (b)(iv) below. Purchaser’s Phase II Assessment shall be conducted by one or more qualified environmental consulting firms, possessing reasonable levels of insurance, in compliance with Laws and in a manner that minimizes the disruption of the operations of the Seller Entities and BPP.

(b) Purchaser’s access and the access by Purchaser’s environmental consulting firm(s) to the Properties and BPP Excluded Real Property for purposes of the Phase II Assessment shall be limited as follows:

(i) The environmental consulting firm(s) selected by the Purchaser for the Phase II Assessment (the “Phase II Environmental Consultant”) shall be reasonably acceptable to Seller and shall prepare a report solely to the Purchaser with respect to the Properties. Seller agrees that RMT Environmental Consultants, Inc. is acceptable to it to serve as the Phase II Environmental Consultant, and further agrees that if the Purchaser selects another environmental consulting firm for the Phase II Assessment, Seller’s approval of such firm shall not be unreasonably withheld or delayed. The Seller Entities shall, and Seller shall cause BPP to, and the Purchaser shall, each use their reasonable efforts to fulfill their respective obligations under Schedule 7.10(a). In addition, Purchaser shall cause the Phase II Environmental Consultant to use its reasonable efforts to fulfill its obligations under Schedule 7.10(a). By way of amplification of, and not in limitation of, the foregoing, the Seller Entities shall, and Seller shall cause BPP to, provide to Purchaser and the Phase II Environmental Consultant reasonable access to the employees of or consultants to the Business who are most familiar with the matters which are the subject of the Phase II Assessment and/or have responsibility for environmental matters.

(ii) The Phase II Environmental Consultant may begin drilling and collecting soil, groundwater, and sediment samples in accordance with Schedule 7.10(a) after providing notice to Seller at least three (3) Business Days prior to the date on which such activities are scheduled to begin, so as to allow Seller’s representative to be present. The Phase II Environmental Consultant shall use commercially reasonable efforts to conduct the Phase II Assessment in a manner that does not unreasonably interfere with Seller’s operations, does not damage improvements, and does not have an adverse effect on the health, safety or welfare of the environment or persons. The access agreement to be entered into by the parties prior to such Phase II Assessment is attached as Schedule 7.10(b)(ii).

(iii) Upon receipt of the Phase II Assessment results, Purchaser shall provide a general oral description of the factual findings to Seller. Further, during such discussion, Purchaser shall orally provide Seller with its estimate of the cost or range of costs of any Remedial Actions or other Environmental Costs and Liabilities necessary to address such factual findings, if such estimates have been made by Purchaser or its consultants. If no such estimates have been made, if requested by Seller and reasonably practicable, Purchaser will or will cause its consultant to do so in good faith and will orally communicate the same to Seller and Seller shall provide any information reasonably requested by Purchaser in connection therewith. Seller acknowledges that the actual costs of any Remedial Action may exceed such estimate and such estimate shall not affect any of Seller’s obligations under Section 10.3. Upon, and only upon, the written request of Seller, Purchaser shall cause the Phase II Environmental Consultant to provide to Seller a written copy of the Phase II Environmental Consultant’s factual findings resulting from the Phase II Assessment, and shall cause the Phase II Environmental Consultant to respond to factual inaccuracies, if any, identified by Seller with respect to such findings. Purchaser shall provide a copy of the final factual findings contained in the Phase II Assessment to Seller if Seller so requests.

(iv) Prior to the Closing or continuing beyond Closing if it is not feasible to complete prior to Closing, Purchaser shall have the right to conduct Phase II Assessment activities in addition to those described on Schedule 7.10(a) if and to the extent such additional activities are necessary to further define or characterize the results of the Phase II Assessment or would be required by Environmental Law; provided that any such additional activities will be undertaken only with the prior approval of Seller, which approval shall not be unreasonably withheld or delayed.

(v) After Closing, neither Purchaser nor its Affiliates shall conduct or permit the conduct by any Third Person of any sampling of soil or groundwater at the Mills except such sampling that is for a Legitimate Business Purpose.

(c) The costs and expenses incurred to conduct the Phase II Assessment shall be the responsibility of Purchaser. Any and all Environmental Costs and Liabilities incurred to conduct a Remedial Action related to matters identified in the Phase II Assessment shall be the responsibility of the Seller Entities pursuant to Section 10.3.

(d) (i) As between the Parties, except as set forth below, Seller shall have full authority to control, direct, manage and implement all Remedial Actions at the Properties that relate to (1) matters set forth in Schedule 10.3(a)(i) (Existing Environmental Matters), (2) matters identified during or as a result of the Phase II Assessment, or if discovered after Closing pursuant to a continuation of the Phase II Assessment permitted pursuant to Section 7.10(b)(iv), for which timely written notice is provided to Seller, (3) matters described in Section 10.3(a)(v) (Continuing Environmental Issues), but only where Seller is allocated more than fifty percent (50%) of the Environmental Costs and Liabilities for such Continuing Environmental Issue, and (4) unknown environmental issues for which notice is provided to Seller and for which Seller is responsible and which are covered by Section 10.3(b)(iii), hereinafter collectively the “Seller Remedial Actions,” provided, that Seller may contract with Purchaser to perform Seller Remedial Actions on mutually agreeable terms.

(ii) Except as to the matters set forth on Schedule 10.3(a)(i), Purchaser shall have the authority to conduct all negotiations, meetings and settlements with Governmental Bodies that relate to all Remedial Actions. With respect to Seller Remedial Actions, Seller may participate in such meetings, negotiations, and settlements to the extent allowed by the Governmental Body and approved by Purchaser, such approval not to be unreasonably withheld or delayed.

(iii) For Seller Remedial Actions, the Purchaser shall have the right to review and provide Seller comments in advance of (1) the Seller’s selection of consultants and contractors designated to perform the Remedial Action and (2) the development of the scope of work for, and type of, the Remedial Action to be implemented. The Seller shall review and in good faith consider Purchaser’s comments. To the extent feasible, the Seller shall provide Purchaser with a reasonable opportunity to review and comment on all drafts of correspondence, including work plans, updates and reports, prior to submittal to any Governmental Body. Seller shall reasonably consider and, if reasonable and appropriate, incorporate Purchaser’s comments. Seller shall provide Purchaser with copies of written correspondence with Governmental Bodies that relates to Seller Remedial Actions.

(iv) Seller Remedial Actions are to be performed in a manner that complies with Environmental Law and Seller shall use commercially reasonable efforts to conduct the Seller Remedial Actions in a manner that does not unreasonably interfere, after consultation among the parties, with Purchaser’s or BPP’s operations, as determined by Purchaser in its sole and reasonable discretion.

(v) Any contractors performing Seller Remedial Actions will be subject to Purchaser’s security requirements, environmental and safety procedures, contractor qualification standards, work rules and regulations then in place relating to persons and property.

(vi) If Seller does not agree to Purchaser’s recommendations, and such recommendations have a material impact on the cost or scope of the Remedial Action or on Purchaser’s or BPP’s operations, the Parties shall have the opportunity to present the dispute to a committee consisting of one environmental specialist and one member of senior management from each Party with authority to bind their respective company (the “Monitoring Committee”), which shall endeavor to use a good faith effort to resolve the dispute on a fair and equitable basis.

(e) As between the Parties, except with respect to Seller Remedial Actions, Purchaser shall have full authority to control, direct, manage and implement all Remedial Actions, and to determine the scope of all such Remedial Actions, and to conduct all negotiations, meetings and settlements with Governmental Bodies that relate to the Properties, provided that Purchaser may contract with Seller to perform Remedial Actions on mutually agreeable terms. To the extent that Seller has an indemnity obligation under Section 10.3 hereof, the Seller shall have the right to review and provide Purchaser comments in advance of (1) the Purchaser’s selection of consultants and contractors designated to perform the Remedial Action and (2) the development of the scope of work for, and type of, the Remedial Action to be implemented. Purchaser shall review and in good faith consider Seller’s comments. To the extent feasible, the Purchaser shall provide Seller with a reasonable opportunity to review and comment on all drafts of correspondence, including work plans, updates and reports, prior to submittal to any Governmental Body. Purchaser shall reasonably consider Seller’s comments and incorporate such comments if reasonable and appropriate. Purchaser shall provide Seller with copies of written correspondence with Governmental Bodies that relates to such Remedial Actions. If Seller and Purchaser cannot agree on the other Party’s recommendations, and such recommendations have a material impact on the cost of the Remedial Action or on Purchaser’s or BPP’s operations, the Parties shall have the opportunity to present the dispute to the Monitoring Committee, which shall endeavor to use a good faith effort to resolve the dispute on a fair and equitable basis.

(f) (i) After the Closing, no Seller Entity shall, and no Seller Entity shall cause or permit its respective Affiliates or Representatives to, provide any notification or disclosure to any Governmental Body or other third party of any matters related to environmental conditions at the Properties, including but not limited to Hazardous Materials present on or under the Properties, without Purchaser’s prior written consent, unless any such notification or disclosure is required by applicable Environmental Law. In the event any Seller Entity believes that any such notification or disclosure is required by applicable Environmental Law, such Seller Entity shall notify Purchaser as soon as possible so that Purchaser may make any such legally required notification or disclosure. In the event Purchaser fails or refuses to make any such legally required notification or disclosure, the Seller Entity may make such notification or disclosure upon the Seller Entity’s receipt of written advice of counsel that such notification or disclosure is required by applicable Environmental Law to be made by such Seller Entity, and then the Seller Entity shall disclose only such information as required by such Environmental Law. The Seller Entity shall notify Purchaser prior to so notifying or disclosing information to a Governmental Body or other third party, provide a copy of any such notification or disclosure to Purchaser, and permit Purchaser to take the lead role in and control any discussions or negotiations with such Governmental Body or Third Person that result from the notification or disclosure; provided, however, that the Seller Entity shall, upon written request to Purchaser, be entitled to participate in such discussions and receive relevant correspondence.

(ii) In the event Purchaser, any of its Affiliates, Representatives, successors or permitted assigns, any Purchaser Indemnified Party, or anyone subject to Purchaser’s control, discloses to a Governmental Body information regarding Hazardous Materials present on or under any of the Properties that is not required to be disclosed by Law, Order, or Permit and/or is not disclosed in a legally required response to a request (oral or written) by a Governmental Body, and Environmental Costs and Liabilities are incurred by any Purchaser Indemnified Party as a result of such voluntary disclosure, any Environmental Costs and Liabilities resulting from such disclosure shall be the responsibility of Purchaser, and not of any Seller Entity, notwithstanding any provisions of this Agreement to the contrary.

(g) Purchaser shall be responsible for applying for all Permits required under Environmental Law as a result of or in furtherance of the transactions contemplated hereunder, including all requests for the transfer or re-issuance of the Environmental Permits required to conduct the Business after the Closing Date. The Seller Entities shall, and Seller shall cause BPP to, cooperate in all reasonable respects with Purchaser with respect to any filings necessary to transfer Environmental Permits required for Purchaser to conduct the Business after the Closing Date. Within forty-five (45) days after the Closing Date, Purchaser shall have in place appropriate financial assurance mechanisms required by Environmental Law in substitution of those maintained by Seller and shall notify Seller when such financial assurance mechanisms are completed and submitted to the appropriate Governmental Body. If Purchaser, after utilizing reasonable efforts, is unable to make any such substitution, Purchaser shall continue to make such efforts, but Seller’s financial assurance mechanisms shall remain in place; provided, however, that Purchaser shall reimburse Seller for the cost of such financial assurance mechanisms and all related reasonable and out-of-pocket Expenses. In no event shall Seller be required to maintain in place such financial assurance mechanisms beyond one year after Closing.

(h) In the event any Remedial Action for which Seller has or may have any responsibility hereunder involves remediation of groundwater at the Properties, the Remedial Action may be carried out using the wastewater treatment system on the Properties at no cost to

Seller, if such use is allowed by Environmental Law and does not result in an incremental increase to Purchaser of the cost of operating the wastewater treatment system, or, if so, such costs shall be reimbursed to Purchaser by Seller. In the event the use of the wastewater treatment systems under this Section threatens to cause, or causes, a violation of Environmental Law, Purchaser may, in its sole discretion, deny use of the wastewater treatment systems and shall use commercially reasonable efforts to cooperate with Seller to attempt to reach a solution that will allow such usage to resume as soon as practicable and as allowed by Environmental Law.

(i) In the event any Remedial Action involves remediation of contaminated soil or other media, and subject to Purchaser’s written consent, which shall not be unreasonably withheld or delayed, the Remedial Action may be carried out (i) if the Remedial Action takes place at the Brunswick Pulp & Paper Mill, using the active landfill known as Active Landfill #5, and (ii) if the Remedial Action takes place at Leaf River, using the Main Landfill, at no cost to the Seller, if such use is allowed by Environmental Law and does not result in a material reduction in the useful life of the landfill as determined by Purchaser in its reasonable judgment. In the event the use of either landfill under this Section threatens to cause, or causes, a violation of Environmental Law, Purchaser may, it its sole discretion, deny use of such landfill and shall use commercially reasonable efforts to cooperate with Seller to attempt to reach a solution that will allow such usage to resume as soon as practicable and as allowed by Environmental Law.

7.11 Asset Transfers. Prior to the Applicable Time, Seller shall, at its own expense, cause BPP to (i) transfer and divest to Seller or its Affiliate(s) all BPP Excluded Assets and (ii) be fully released from the Liabilities of BPP set forth on Schedule 7.11. Such transfer documents shall be in form and substance reasonably satisfactory to Purchaser. To the extent the IDBs are not owned by LRFP immediately prior to the Applicable Time, Seller shall cause the IDBs to be transferred to LRFP on or immediately prior to the Applicable Time. Any transfer documents entered into in connection with such transfer shall be in form and substance reasonably satisfactory to Purchaser.

7.12 Assignment and Assumption of the Leaf River Mill Lease; Transfer of the IDBs.

(a) Subject to the satisfaction of the conditions set forth in Section 9.1 and 9.2 hereof (or the waiver hereof by the party entitled to waive that condition), at the Closing (i) Purchaser shall assume all of the obligations of LRFP under the Leaf River Mill Lease, (ii) LRFP shall assign all of its rights under the Leaf River Mill Lease and each of the IDB Documents to Purchaser and (iii) GNN shall be released from its obligations under the IDB Guaranty, in each case pursuant to the terms and subject to the conditions of the Assignment, Assumption and Modification Agreements and (iv) LRFP will transfer the IDBs to Purchaser pursuant to the terms of the IDB Indenture.

(b) In accordance with the terms of the IDB Guaranty and the IDB Indenture, (i) each of the parties hereto agrees to use commercially reasonable efforts to obtain, prior to the Applicable Time, the consent and approval of Perry County and the IDB Trustee to the Assignment, Assumption and Modification Agreements, and (ii) LRFP, as the sole owner and holder of the IDBs, shall consent to the release of GNN from the IDB Guaranty pursuant to the terms of the Assignment, Assumption and Modification Agreements.

(c) Unless waived by the party entitled to waive such further action, Seller shall take, and shall cause each of LRFP, GNN and LRCT to take, all such further action, as may be necessary to comply with the terms and conditions of the Leaf River Mill Lease, the IDB Indenture, and the IDB Guaranty in connection with the consummation of transactions contemplated in this Section 7.12.

7.13 Assignment and Assumption of the Leaf River Pollution Control Facilities Lease; Alternate Letter of Credit; Mandatory Tender and Remarketing of PCRR Bonds.

(a) Subject to the satisfaction of the conditions set forth in Section 9.1 and 9.2 hereof (or the waiver hereof by the party entitled to waive that condition), at the Closing, Purchaser shall assume all of the obligations of LRFP under the Leaf River Pollution Control Facilities Lease and LRFP shall assign all of its rights under the Leaf River Pollution Control Facilities Lease and each of the PCRR Bond Documents to Purchaser in each case pursuant to the terms and subject to the conditions of the Assignment, Assumption, and Modification Agreements.

(b) In accordance with the terms of the Leaf River Pollution Control Facilities Lease and the PCRR Bond Indenture, each of the parties hereto agrees to use commercially reasonable efforts to obtain, prior to the Applicable Time, the consent and approval of Perry County and the PCRR Bond Trustee to the Assignment, Assumption and Modification Agreements.

(c) Seller shall take, and cause LRFP to take, all such further action, as provided for and required under the terms of the PCRR Bond Documents, (i) to obtain the consent of Perry County and the PCRR Bond Trustee to the transactions described in Section 7.13(a) hereof, (ii) to effectuate the substitution of an Alternate Letter of Credit for the BOA LOC on the Closing Date (including delivery of the requisite notices and other materials required to be delivered in connection with any such substitution, but excluding those materials required to be delivered by Purchaser pursuant to Section 7.13(d)), and (iii) to cause, on the Closing Date, the existing BOA LOC to be returned to the issuer thereof for cancellation without having been drawn, or if drawn, to cause the issuer thereof to be fully reimbursed for such drawing from the proceeds of a remarketing of the PCRR Bonds on the Closing Date. Seller and Purchaser shall each be responsible for one-half of any Expenses incurred by Perry County, the IDB Trustee and the PCRR Trustee in connection with the transactions contemplated by this Agreement.

(d) Purchaser shall, at the sole cost of Purchaser, take all action, including the delivery of the opinion of counsel required by Section 4.5 of the Leaf River Pollution Control Facilities Lease, as is necessary and not otherwise required to be taken by the Seller in accordance with Section 7.13(c) hereof to provide for the issuance, on or prior to the Closing Date, of an Alternate Letter of Credit which complies with the terms of the Leaf River Pollution Control Facilities Lease and the PCRR Bond Indenture.

7.14 Defeasance of Fixed Rate Bonds. Seller shall, at Seller’s sole cost, cause (a) the Fixed Rate Bonds to be defeased on or prior to the Closing Date in accordance with the Fixed Rate Bond Indenture, (b) any related Liens other than any Permitted Exceptions on the Properties to be released on or before the Closing Date and (c) the Fixed Rate Bond Lease to be terminated and fee simple title to the Project (as such term is defined in the Fixed Rate Bond Lease) to be transferred to Purchaser in accordance herewith not later than the Closing Date.

7.15 Brunswick Bond Financed BPP Retained Assets.

(a) Seller intends for the Brunswick Bonds to remain outstanding following the Closing Date and Purchaser acknowledges that Seller has made available to Purchaser and its Representatives a complete copy of the Brunswick Bond Documents. Purchaser is willing to take certain action as specified in this Section 7.15 with respect to the BPP Retained Assets financed with the proceeds of the Brunswick Bonds.

(b) Schedule 7.15(b) sets forth a detailed list specifying the items of the BPP Retained Assets (the “Brunswick Bond Assets”) financed with the proceeds of the Brunswick Bonds, the use of which may affect the continued qualification of Brunswick Bonds as tax exempt bonds under the Code. Such list shall identify each specific material asset and its location.

(c) Following the Closing Date, Purchaser shall use commercially reasonable efforts to cause BPP to continue to use the Brunswick Bond Assets in a manner substantially consistent with their current use or otherwise consistent with such use as would not impair the tax-exempt status of the Brunswick Bonds and shall use commercially reasonable efforts to provide Seller with written notice at least 60 Business Days prior to terminating such use of such Brunswick Bond Assets. Purchaser’s obligation hereunder shall continue with respect to a Brunswick Bond Asset only so long as the related Brunswick Bonds are outstanding and otherwise qualify for tax exempt status under the Code, and Seller shall give Purchaser immediate notice of the redemption of any Brunswick Bonds and of any other circumstance that would relieve Purchaser of its obligations hereunder.

(d) Purchaser’s only obligation under this Section 7.15 is to use and provide notices with respect to the Brunswick Bond Assets in accordance with its undertaking in Section 7.15(c). None of the Seller’s rights under the Brunswick Bond Documents shall be assigned to Purchaser nor shall the Purchaser assume, in any way, any obligations under the Brunswick Bond Documents, and Purchaser shall have no obligation with respect to the Brunswick Bonds or the other Brunswick Bond Documents, to any issuer, Governmental Body, bond counsel or other obligor with respect to any Brunswick Bond or to any holder of a Brunswick Bond or any of the Brunswick Bond Documents, and Purchaser shall not be liable to Seller or any other Person with respect to the tax exempt status of the Brunswick Bonds or any other obligations relating thereto.

7.16 Title Commitments and Surveys.

(a) (i) The Seller Entities have obtained and furnished to Purchaser the Existing Title Commitments issued by Chicago Title Insurance Company (the “Title Insurer”) for each Owned Property and the Leaf River Mill Leasehold Property (each Existing Title Commitment, together with any amendment, revision or update of same from time to time delivered to Purchaser, a “Title Commitment”).

(ii) The Seller Entities have obtained and furnished (or caused to be furnished) to Purchaser for each of the Owned Properties and the Leaf River Mill Leasehold Property (on an individual or composite basis) the Existing Surveys, which, as of the date hereof, do not meet the requirements set forth on the checklist attached hereto on Schedule 7.16(a)(ii) (the “Checklist”). Seller will instruct the surveyors issuing the Existing Surveys to update such surveys to meet the requirements of the Checklist and shall use its commercially reasonable efforts to furnish or cause to be furnished to Purchaser updated Existing Surveys that are in substantial compliance with such Checklist within ten (10) days after the date hereof (each Existing Survey, as revised or updated from time to time, a “Survey”); provided that the Seller Entities have not furnished, and shall not be obligated to furnish, a Survey for the Old Augusta Railroad. For informational purposes, at the request of Purchaser, the Approved Surveyor for the Leaf River Pulp Mill also has platted or will plat that the real property of the Old Augusta Railroad is contiguous with the real property of the Canadian National Railway (or its Affiliate) at the point where the Old Augusta Railroad interchanges with the Canadian National Railway (or its Affiliate).

(iii) The costs of the Title Commitments (if separate from the Title Insurance Policies) and the Surveys shall be split equally (one-half each) by Seller and Purchaser.

(b) Purchaser shall have until the fifteenth (15th) Business Day after Purchaser’s receipt of updated Existing Surveys in substantial compliance with the Checklist and the corresponding Title Commitments issued after receipt of the updated Existing Surveys in substantial compliance with the Checklist (the “Title Review Period”) to notify Seller, in writing, of its objection to any Title Defects shown on such Survey or on the corresponding Title Commitment. If Purchaser’s written objection is not received by Seller within the Title Review Period, Purchaser shall be deemed to have approved all Title Defects and other matters indicated on such Survey and corresponding Title Commitment. If Purchaser timely objects in writing to one or more such Title Defects as provided for above, Seller may, at Seller’s discretion, endeavor to cure such objections by either eliminating such Title Defects or causing the Title Insurer to insure over such Title Defect(s) within forty-five (45) days after Purchaser’s delivery of a notice of objection. If Seller does not cure each Title Defect to which Purchaser has timely objected within the time periods specified above, then Purchaser may, as its sole remedy for the existence of any such Title Defect and such failure to cure each such Title Defects, terminate this Agreement by delivering written notice to Seller within five (5) Business Days after the expiration of the forty-five (45) day time period specified above. For the avoidance of doubt, but without limiting other objections that Purchaser may raise with respect to such matters, Purchaser shall not be entitled to require Seller to obtain a release of mineral rights previously reserved by prior owners of the Owned Properties and the Leaf River Mill Leasehold Property in connection with Purchaser’s objections to the Title Commitments and the Surveys.

(c) Seller and Purchaser shall each pay at Closing one-half of the premium for Purchaser’s title insurance policies (the “Title Insurance Policies”) based on the agreed upon allocated value for the Owned Properties and the Leaf River Mill Leasehold Property, with extended coverage and including the following endorsements to the extent available in the relevant jurisdiction and applicable and obtainable with respect to the Properties (with any applicable limitations given the Surveys (or lack thereof in the case of the Old Augusta Railroad)): (i) comprehensive, (ii) land same as survey, (iii) zoning 3.1, (iv) access, (v) separate tax lot, (vi) subdivision, and (vii) contiguity. In the event that Purchaser elects (or is required by its lender) to obtain additional endorsements to any such title insurance policy, Purchaser shall do so at its sole cost and expense. In the event that Purchaser elects to obtain lenders’ policies of title insurance at the Closing, the amounts for which Seller is responsible under the first sentence of this Section 7.16(c) shall be determined without reference to the lender’s insurance (as though such lender’s insurance were not also being issued); provided, that Seller shall not be obligated to incur any cost or expense in connection with the obtaining of such lenders’ policies (including the cost of any reinsurance requested or required by such lender).

(d) At Closing, Seller shall promptly deliver any closing affidavits and documentary evidence reasonably requested by the Title Insurer necessary to issue the Title Insurance Policies and the endorsements listed in Section 7.16(c)(i)-(vii), consistent with the Seller Entities’ representations and warranties given herein; provided that Purchaser shall be responsible for any deliverables (other than the Survey) necessary for issuing the Zoning 3.1 endorsement and for issuing any other endorsement not expressly set forth above.

7.17 Intellectual Property.

(a) Purchaser agrees that within six (6) months after the Closing Date, Purchaser shall remove, obliterate, cover or replace, as appropriate all signs, billboards, containers, drums, advertisements, vehicle and equipment markings, stationary, letterhead, sales literature, invoices, purchase orders, product tags, labels, packaging, forms, business cards and other media containing the GP Marks located on any of the Properties, including signs, billboards and advertisements or other media located at Brunswick Pulp & Paper Mill or the Leaf River Pulp Mill; provided, however, that Purchaser shall not be obligated to remove GP Marks from any product inventory (or any product tags, packaging or labels thereon) on hand or in transit as of the Closing Date. Purchaser shall have no obligation to remove the mark “Golden Isles Fluff” or any other Mark which is included in the Transferred Intellectual Property. During any period that Purchaser is using the GP Marks as provided in this Section, it shall take commercially reasonable steps to inform customers, suppliers and contractors that it is not part of Seller and is using the GP Marks with permission solely to facilitate transition of the Business.

(b) (i) The Seller Entities, to the extent they or any of them own or control the Copyrights and Trade Secrets described below in this Section 7.17(b)(i), grant to each of Purchaser and BPP effective as of the Closing Date, a non-exclusive, worldwide, royalty-free, fully paid-up, transferable, perpetual and irrevocable right and license to make, have made, use, market, import, sell, offer to sell, reproduce, perform, display, prepare derivative works of, and otherwise disclose or exploit products, services, methods and processes that use, are made using, require the use of, incorporate, comprise, or are otherwise based upon any Copyrights and/or Trade Secrets that are (A) not a part of Transferred Intellectual Property and (B) used in and necessary for the continued operation of the Business as the Business is conducted as of the Closing Date. Purchaser and BPP shall have the right to assign or sublicense, without notice to or consent of any of the Seller Entities, the foregoing license to (1) any Affiliate of Purchaser or BPP, (2) a purchaser of all or substantially all of the Business or any business or facility of Purchaser or BPP, or (3) any entity resulting from a merger, acquisition, consolidation, re-organization, or spin-off of any businesses or facilities of Purchaser or BPP or resulting from acquisition of all or substantially all of the stock or assets of Purchaser or BPP. The Seller Entities agree that neither Purchaser nor BPP is required to share with any of the Seller Entities or account to any of the Seller Entities for any royalty or other revenue received or any disclosures made regarding the licensed subject matter.

(ii) Purchaser and BPP, to the extent they or any of them own or control the Copyrights and Trade Secrets described below in this Section 7.17(b)(ii), grant to the Seller Entities effective as of the Closing Date, a non-exclusive, worldwide, royalty-free, fully paid-up, transferable, perpetual and irrevocable right and license to make, have made, use, market, import, sell, offer to sell, reproduce, perform, display, prepare derivative works of, and otherwise disclose or exploit products, services, methods and processes that use, are made using, require the use of, incorporate, comprise or are otherwise based upon any Copyrights and/or Trade Secrets that are (A) part of Transferred Intellectual Property but not exclusively used in the Business and (B) used in any other facility of the Seller Entities as of the Closing Date. The Seller Entities shall have the right to assign or sublicense, without notice to or consent of Purchaser or BPP, the foregoing license to (1) any Affiliate of the Seller Entities, (2) a purchaser of any facility or business of the Seller Entities, or (3) any entity resulting from a merger, acquisition, consolidation, re-organization, or spin-off of any businesses or facilities of the Seller Entities or resulting from acquisition of all or substantially all of the stock or assets of the Seller Entities. Purchaser and BPP agree that the Seller Entities are not required to share with Purchaser or BPP or account to Purchaser or BPP for any royalty or other revenue received or any disclosures made regarding the licensed subject matter.

(c) The Seller Entities and Purchaser agree the corporate name and trade name “Leaf River Forest Products, Inc.” is not being assigned by the Seller Entities to Purchaser or its Affiliates. Each of the Seller Entities agrees that it will not object to, contest, oppose or otherwise challenge any use of the words “Leaf River” by Purchaser or its Affiliates as part of a corporate name, trade name, trademark, service mark, logo or domain name, provided that, for so long as any of the Seller Entities is using the corporate name and trade name “Leaf River Forest Products, Inc.,” the use by Purchaser or its Affiliates of the words “Leaf River” is not in combination with the words “Forest Products.”

7.18 Plant Shutdown and Annual Maintenance. Prior to the Closing, the Seller Entities shall, and Seller shall cause BPP to, (i) cause the Brunswick Pulp & Paper Mill and the Leaf River Pulp Mill to cease operations as is necessary to conduct annual maintenance on the equipment at such mills and (ii) to complete the maintenance items set forth on Schedule 7.18 with respect to such Mills. Purchaser shall have the right to have an observer present during all annual maintenance operations conducted at such mills; provided that Seller shall have the right to control and/or limit the activities of such observer in its sole discretion for purposes of maintaining safety standards and the efficiency of the maintenance operations, and Purchaser shall keep, or cause its observer to keep, in full force and effect during such operations such insurance coverages regarding the activities of such observer as Seller may reasonably request, with Seller and its Affiliates as additional named insureds. Purchaser shall provide Seller with certificates of insurance reflecting such coverages prior to such observer’s attendance at such maintenance operations.

7.19 Intercompany Accounts. Prior to or at the Closing, the Seller Entities shall cause all intercompany obligations payable to or receivable by Seller and its Affiliates in respect of the Business or BPP to be terminated, cancelled or paid in their entirety and any other intercompany Liabilities to be released. In connection with such termination or release, Seller and its Affiliates shall execute mutual releases in form and substance reasonably satisfactory to Seller and Purchaser.

7.20 Intermediary. Purchaser agrees that Seller may, in its sole discretion, assign its rights (but not its obligations) under this Agreement with respect to any real property included in the Transferred Assets, in whole or in part, to a “qualified intermediary” within the meaning of Treasury Reg. Sec. 1.1031(k)-1(g)(4), as provided in Treasury Reg. Sec. 1.1031(k)-1(g)(4)(v); provided that Seller shall notify Purchaser prior thereto and shall provide a copy of such assignment agreement to Purchaser for its review and approval, which approval shall not be unreasonably withheld or delayed. Purchaser agrees to pay the portion of the Purchase Price allocable to any such real property to such intermediary as required by Treasury Reg. Sec. 1.1031(k)-1(g). Any Losses incurred as a result of the assignment to such intermediary shall be the sole responsibility of Seller. Purchaser’s only obligation under this Section 7.20 is to pay the portion of the Purchase Price allocable to any such real property to the intermediary and Purchaser shall have no Liability to Seller or any other Person for any Losses incurred in connection with such transfer, including the failure of such transfer to qualify as a like kind exchange under Section 1031 of the Code. Any assignment to an intermediary as contemplated herein shall not alter Purchaser’s or Seller’s liability to each other for its obligations, representations and warranties otherwise stated in this Agreement.

7.21 Supplemental Disclosure. Seller shall, not less than five (5) Business Days prior to the Closing Date, supplement or amend the Schedules provided by the Seller Entities with respect to (i) the representations and warranties contained in Article V (including by the creation of new Schedules to the extent necessary) (the “Representations Schedules”), to add any matter occurring after the date hereof which if existing or occurring on or prior to the date hereof would have been required to be set forth or described in the Representations Schedules, (ii) Schedules 1.1(a), 2.1(b)(v)(B), 2.1(b)(vii), 5.9(a) (solely with respect to Real Property Leases), 5.10(b) or 5.11(a) to add any changes therein occurring after the date hereof to the extent permitted under Section 7.2 and (iii) Scheduled Matters to add additional matters arising after the date hereof; provided, however, that any supplement or amendment to the Representations Schedules as to a matter (A) arising on or prior to the date hereof which was required to have been disclosed herein or (B) arising as a result of a breach of any covenant or agreement by the Seller Entities contained herein, shall not limit or affect any claim for breach of the applicable representations or warranties to which such Schedules relate or qualify any representations or warranties for the purpose of determining the satisfaction of Purchaser’s conditions to Closing under Section 9.1(a) (except that amendments or supplements permitted by clauses (ii) and (iii) of this Section 7.21 shall be effective for purposes of Section 9.1(a)(ii)). Any supplemental disclosure of matters arising after the date hereof pursuant to clause (i) and (ii) of this Section 7.21 shall not form the basis for any Indemnification Claim pursuant to Section 10.2(a)(i) if the transactions contemplated hereby are consummated; provided, however, that this limitation shall in no way affect any Indemnification Claim pursuant to any other clause of Section 10.2, Section 10.3 or Article XI.

7.22 Additional Bond Related Covenants.

(a) Prior to the Applicable Time, Seller and each of the Seller Entities shall observe, perform, satisfy and/or comply in all respects with all of the terms, covenants, provisions, conditions and obligations required to be observed, performed, satisfied and/or complied with by Seller and/or any of the Seller Entities under the Bond Documents including the obligation to (i) pay all rent, charges and all other amounts due under the Leaf River Leases (ii) pay, or cause to be paid, all principal and interest due with respect to the PCRR Bonds and IDBs, and (iii) pay all fees, costs and other amounts due and payable prior to the Applicable Time to Perry County, trustee, credit enhancer, remarketing agent and any other parties under the Bond Documents, all at the times, in the manner and in the amounts provided in the Bond Documents, and shall not cause or permit to exist any default or event of default (except to the extent such default or event of default is otherwise cured or waived) under the terms of any of the Bond Documents. Notwithstanding the foregoing or anything to the contrary contained herein, all remarketing costs incurred in connection with the mandatory tender and remarketing of the PCRR Bonds prior to the Applicable Time as a result of the substitution of the Alternate Credit Facility for the BOA LOC shall be paid by the Purchaser provided that the Closing is consummated.

(b) Prior to the Applicable Time, Seller and each of the Seller Entities shall take all actions required to be taken under any of the Bond Documents or as may otherwise be required in order to maintain or otherwise preserve the tax-exempt status of the PCRR Bonds and shall not, at any time prior to the Applicable Time, take any action which would cause the interest on the PCRR Bonds to be includable in the gross income of the holders thereof for Federal income tax purposes.

(c) Except as otherwise expressly permitted herein, neither Seller nor any of the Seller Entities shall take any action to assign, amend, modify, supplement or otherwise alter any of the terms or provisions of the PCRR Bonds or the IDBs or any of the other Bond Documents nor shall any of them enter into any agreement with any holder of any of the PCRR Bonds or IDBs, or with Perry County, the respective bond trustee, credit enhancer, remarketing agent or any other party or otherwise take any other action which affects, concerns or otherwise relates or pertains to any of the PCRR Bonds or the IDBs or any of the Bond Documents, without, in each and every instance, the prior written consent of the Purchaser having been obtained.

(d) Prior to the Applicable Time, Seller and each of the Seller Entities shall promptly provide the Purchaser with copies of all notices, requests, demands, correspondence and other communications made to or received from any bondholder, Perry County, the respective bond trustee, credit enhancer, remarketing agent, any Governmental Body or any other person or party with respect to the PCRR Bonds, the IDBs or any of the Bond Documents, including copies of all invoices and other statements respecting the payment of the principal of or interest on any of the PCRR Bonds or the IDBs.

(e) Following the Closing, Seller shall maintain, or cause to be maintained, and upon request by the Purchaser, from time to time, Seller shall provide the Purchaser with, copies (or, originals to the extent that originals are in the possession of Seller or any of the Seller

Entities) of all documents (including all Bond Documents) in the possession of Seller or any of the Seller Entities respecting the issuance or administration of the PCRR Bonds and the IDBs or otherwise relating thereto including documents substantiating or evidencing the use and investment of the proceeds of the PCRR Bonds and the IDBs and the use and investment of the proceeds of any Refunded Bonds. Seller shall use its commercially reasonable efforts to locate any and all such documents requested by the Purchaser. Further, Seller and LRFP shall cooperate with the Purchaser in connection with any investigation, audit, proceeding or other inquiry respecting the issuance, sale, administration, tax status or any other matter relating to the PCRR Bonds, the IRBs or any bonds (taxable or tax-exempt) that have been refunded, directly or indirectly, in part or in whole, with the proceeds of the PCRR Bonds or IDBs (the “Refunded Bonds”).

(f) Prior to the Applicable Time, LRFP shall maintain or cause to be maintained the BOA LOC (except to the extent that LRFP or any of the other Seller Entities is required to cancel the BOA LOC pursuant to Section 7.13) and shall observe, perform, satisfy and/or comply in all respects with all of the terms, covenants, provisions, conditions and obligations required to be observed, performed, satisfied and/or complied with by LRFP or Seller under the Reimbursement Agreement (as defined in the PCRR Bond Indenture) and/or any of the other documents executed and delivered by LRFP or any of the other Seller Entities in connection therewith (collectively, the “L/C Bank Documents”) including the obligation to timely reimburse the BOA LOC issuing bank for draws made on the BOA LOC and to pay to the Letter of Credit issuing bank any credit enhancement or other fees or costs provided for under the Reimbursement Agreement or under any of the other L/C Bank Documents, all in accordance with the terms of the Reimbursement Agreement and the other L/C Bank Documents and shall not cause or permit to exist any default or event of default under the terms of the Reimbursement Agreement or any of the other L/C Bank Documents.

(g) Except for an extension of the expiry date of the BOA LOC, LRFP shall not substitute, replace or amend the BOA LOC or take any other action which would cause the BOA LOC to be replaced, substituted or otherwise returned to the Bank of America for cancellation or termination prior to the Closing, except to the extent LRFP or Seller is required to provide notice of an Alternate Letter of Credit pursuant to Section 7.13(c) hereof, without the prior written consent of the Purchaser.

7.23 Delivery of Specified Spare Parts. The Seller Entities shall, and shall cause BPP to, deliver the spare parts identified on Schedule 7.23 in the quantities specified therein from the Critical Spare Parts Pool Sharing Arrangement (the “Specified Spare Parts”) to the Leaf River Pulp Mill or the Brunswick Pulp & Paper Mill, as applicable, not less than five (5) days prior to Closing.

7.24 No Other Representations or Warranties. (a) PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V AND IN THE ANCILLARY AGREEMENTS, THE SALE OF THE TRANSFERRED ASSETS AND THE BPP STOCK HEREUNDER IS “AS IS” AND “WHERE IS,” AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V AND IN THE ANCILLARY AGREEMENTS, NO SELLER ENTITY, OR ANY AFFILIATE OR REPRESENTATIVE OF SELLER IS MAKING ANY REPRESENTATIONS OR

WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS OF ANY ASSET FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT, IN RELATION TO THE TRANSFERRED ASSETS, THE BPP RETAINED ASSETS, THE ASSUMED LIABILITIES AND THE BPP AGREED LIABILITIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE FOREGOING, NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN ADDITION TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE MADE BY EITHER PARTY TO THE OTHER PURSUANT TO OR BY VIRTUE OF THE EXECUTION OR DELIVERY OF THE LIMITED WARRANTY DEED, THE BILL OF SALE, THE ASSIGNMENT AND ASSUMPTION AGREEMENT, OR ANY STOCK POWER OR OTHER SELLER DOCUMENT OR PURCHASER DOCUMENT EFFECTING ANY OF THE TRANSFERS AND ASSUMPTIONS PROVIDED FOR HEREIN OR BASED ON ANY FAILURE OF ANY SUCH DOCUMENT EXPRESSLY TO DISCLAIM ANY REPRESENTATION OR WARRANTY, AND ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE IMPLIED OR OTHERWISE EXIST IN CONNECTION WITH ANY SUCH DOCUMENT IS HEREBY DISCLAIMED.

(b) The Seller Entities agree that, except as expressly provided in Article VI and in the Ancillary Agreements, neither Purchaser nor any Affiliates or Representatives of Purchaser is making any representations or warranties, written or oral, statutory, express or implied, relating to the transactions contemplated hereby.

(c) Without limiting the foregoing, (i) as between the parties hereto, and without regard to any inconsistent rights of a landlord, lessee, or other third party therein, unless otherwise expressly provided herein or therein (by express reference to this Agreement), in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any such other document, this Agreement will control and (ii) this Section 7.24 shall survive the Closing and the delivery of the Limited Warranty Deed and each other Seller Document and shall not merge with the Limited Warranty Deed or any other Seller Document, and (iii) the express warranties contained in the Limited Warranty Deed shall be deemed to be limited to, and not to give rise to any Liability for any Seller Entity that would not be available to Purchaser under, the representations, warranties and indemnities provided for in Article X hereof with respect to the matter otherwise covered by such express warranties, if any.

7.25 Contract Warranty Losses. Purchaser, BPP or Purchaser’s Designated Affiliate(s), as applicable, shall administer and pay for or otherwise satisfy at no cost to Seller any Transferred Contract Warranty Losses or BPP Retained Contract Warranty Losses in an aggregate amount up to, but not in excess of, the Product Warranty Deductible.

7.26 Title Insurance Policy Remedy. With respect to any claims for Losses caused by a failure of the Real Property Title Representation to be true and correct, Purchaser shall, and shall cause BPP or Purchaser’s Designated Affiliate(s) to, first use their commercially reasonable efforts to recover against the Title Insurance Policies in effect with respect to the Properties that are the subject of such claim and diligently prosecute such claim with the Title Insurer; provided, however, that Purchaser, BPP or Purchaser’s Designated Affiliate(s) shall not be obligated to seek recovery under such Title Insurance Policy for more than one year without acknowledgment of liability by the Title Insurer and, upon the expiration of such one year period, shall be entitled to proceed against the Seller Entities with respect to such claim in accordance with Section 10.4, unless the Title Insurer shall have acknowledged in writing liability for such matters. If the Seller Entitles shall pay or otherwise satisfy any such claim, they shall be subrogated to such Title Insurance Policies pursuant to Section 10.4.

7.27 Special Arrangement Regarding Customer Agreement. Seller and Purchaser shall each comply with the terms and conditions set forth in Schedule 7.27 relating to the customer contract described therein.

ARTICLE VIII

COVENANTS REGARDING EMPLOYMENT AND EMPLOYEE BENEFITS

8.1 Employees and Labor/Employment Obligations. (a) Effective as of the Applicable Time, Purchaser shall offer to hire (or shall cause an ERISA Affiliate of Purchaser to offer to hire) all LRFP Employees employed immediately prior to the Applicable Time and all OAR Employees employed immediately prior to the Applicable Time, whether or not on family, medical, or other approved leave of absence. Each such offer shall be for a comparable job and at a comparable rate of total compensation (including sales commission arrangements as applicable), as each such employee held immediately prior to the Applicable Time.

(b) Effective as of the Applicable Time, Purchaser shall offer employment to each Pulp HQ Employee identified Schedule 8.1(b). Each such offer shall be for a comparable job and at a comparable rate of total compensation (including sales commission arrangements as applicable), as each such employee held immediately prior to the Applicable Time.

(c) Purchaser acknowledges and agrees that the employment of the BPP Employees employed immediately prior to the Applicable Time will not terminate as a result of the Closing and that, with respect to the bargaining unit BPP Employees, such employment shall continue to be subject to the Collective Bargaining Agreement. Purchaser further acknowledges and agrees that the employment service of the BPP Employees employed immediately prior to the Applicable Time will not be interrupted by the transactions contemplated by the Agreement. After the Applicable Time, and except as provided in Section 8.15(f) and subject to the provisions of Section 10.2(a)(ix), Purchaser shall cause BPP to observe, perform, satisfy and timely comply with all Labor-related Obligations attributable to BPP (including post-Closing Obligations with respect to pre-Closing events). Nothing in this Section 8.1(c) is intended to affect the definition of BPP Agreed HR Liabilities or the parties’ respective indemnification rights under this Agreement.

(d) Effective as of the Applicable Time, Purchaser shall either offer to hire (or shall cause an ERISA Affiliate of Purchaser to offer to hire), or, where local Law so requires, accept the transfer of, all Foreign Employees set forth on Schedule 8.1(d). Each such offer shall be for a comparable job and at a comparable rate of total compensation (including sales commission arrangements as applicable), as each such employee held immediately prior to the Applicable Time unless Law requires otherwise.

(e) Nothing in this Agreement shall be deemed or construed to require Purchaser or any ERISA Affiliate of Purchaser to continue to employ any Transferring Employee for any period after the Closing, except as may be provided under the Collective Bargaining Agreement or Law.

8.2 Vacation. (a) Seller, LRFP, or OAR, as the case may be, shall be responsible for the payment of all earned but untaken vacation owed to Pulp HQ Transferring, LRFP Transferring, and OAR Transferring Employees prior to the Applicable Time pursuant to the Seller vacation policy then in effect for such Employees. After the Applicable Time, Purchaser shall provide vacation to Pulp HQ Transferring, LRFP Transferring, and OAR Transferring Employees in accordance with vacation policies then in effect for similarly situated employees of Purchaser (or an ERISA Affiliate of Purchaser).

(b) After the Applicable Time, Purchaser or BPP, as the case may be, shall recognize the earned but untaken vacation time for salaried and nonbargaining unit BPP Transferring Employees remaining as of the Closing under the applicable Seller vacation policy. After the Applicable Time, Purchaser or BPP, as the case may be, shall provide vacation to salaried and nonbargaining unit BPP Transferring Employees in accordance with vacation policies then in effect for similarly situated employees of Purchaser (or an ERISA Affiliate of Purchaser).

(c) Seller shall be responsible for the payment of all earned but untaken vacation owed to Foreign Transferring Employees as of the Applicable Time pursuant to the Seller vacation policy then in effect for such employees. After the Applicable Time, Purchaser shall provide vacation to Foreign Transferring Employees in accordance with vacation policies then in effect for similarly situated employees of Purchaser (or an ERISA Affiliate of Purchaser), unless otherwise required by Law.

(d) Subject to the provisions of this Section 8.2(d), for purposes of both dates and rates of accruals under Purchaser’s vacation policies, Purchaser shall recognize continuous prior service with Seller, any Seller Affiliate or the predecessors of any of them immediately prior to the Applicable Time. In the event any salaried or nonbargaining unit Domestic Transferring Employee, as of the Applicable Time, would have accrued more weeks of vacation in calendar year 2004 under the applicable Seller vacation policy than that provided under the applicable Purchaser policy for comparable service, Purchaser or BPP, as the case may be, shall allow such Employee to accrue the greater number weeks’ vacation through such time that the Employee becomes eligible to accrue that greater number weeks’ vacation under the applicable Purchaser policy. For the calendar year in which the Closing Date occurs, Purchaser shall provide Pulp HQ Transferring, LRFP Transferring and OAR Transferring Employees with unpaid time off equivalent to any earned but unused vacation time remaining for such year as of the Applicable Time under the terms of the Seller vacation policy.

8.3 Leaves of Absence. Subject to Law, Purchaser shall continue the leave of any Transferring Employee on approved leave of absence immediately prior to the Applicable Time for such additional period as provided under Purchaser’s leave policies, plans or arrangements, counting continuous leave provided by Seller or an ERISA Affiliate of Seller, as the case may be, immediately prior to the Applicable Time.

8.4 Payroll Taxes and Payroll Transition Data. (a) Pursuant to the “Standard Procedure” provided in section 4 of IRS Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Seller and Purchaser shall report earnings information on a predecessor/successor basis as set forth therein with respect to the Pulp HQ, LRFP, and OAR Transferring Employees, (ii) Seller shall furnish and file Forms W-2 and W-3 (and make related tax filings) with respect to earnings of Pulp HQ, LRFP, and OAR Transferring Employees attributable to employment with Seller (or a Seller Affiliate) prior to the Applicable Time, and (iii) Purchaser shall furnish and file Forms W-2 and W-3 (and make related tax filings) with respect to earnings of the Pulp HQ, LRFP, and OAR Transferring Employees attributable to employment with Purchaser (or a Purchaser Affiliate) after the Applicable Time. Purchaser shall cause BPP to report and file all 2004 earnings information for, and furnish Forms W-2 and W-3 to, all BPP Employees and Former BPP Employees with earnings attributable to employment with BPP at any time during 2004, and Seller shall have no obligations with respect to payroll tax reporting for BPP for the 2004 tax year.

(b) Prior to the Closing, Seller shall provide Purchaser the employment data, files and related information identified on Schedule 8.4(b) for purposes of payroll transition of Domestic Transferring Employees. To the extent feasible, such data, files and information shall be supplied electronically. The parties shall cooperate with respect to the transfer to minimize the cost and inconvenience to both parties.

(c) At Seller’s request, Purchaser shall cause BPP to (i) pay BPP Employees and Former BPP Employees compensation earned or otherwise attributable to employment prior to the Applicable Time but payable after the Applicable Time, (ii) withhold the appropriate payroll taxes on such compensation consistent with the withholding practices of BPP on compensation paid prior to the Applicable Time, (iii) remit said payroll taxes to the appropriate federal and state taxing authorities and (iv) pay the appropriate payroll taxes imposed on the employer attributable to such compensation to the appropriate federal and state taxing authorities. Seller shall reimburse BPP for the payment by BPP of the compensation and payroll taxes, including the payroll taxes imposed on the employer with respect to such compensation.

8.5 Severance Benefits. From the Applicable Time, through December 31, 2004, Purchaser agrees to pay any salaried or nonbargaining unit hourly Domestic Transferring Employee whose employment with Purchaser or a Purchaser Affiliate, as the case may be, ends involuntarily at any time during calendar year 2004 a lump sum cash payment which is no less favorable than the lump sum cash payment provided for under Question 6.a. of the Severance Plan. In so providing, Purchaser shall recognize continuous prior service with Seller, any ERISA Affiliate of Seller, or the predecessors of any of them prior to the Applicable Time.

8.6 Workers’ Compensation and Other Employment-related Claims. The parties agree to cooperate with respect to the administration of workers’ compensation and any other employment-related claims and to make such witnesses available and provide such information as may reasonably be required by the other in the administration and/or defense of such claims, to the extent otherwise permitted by Law.

8.7 Seller Incentive Plans. Except as otherwise specifically provided in this Article VIII, Purchaser shall have no Liability for, and Seller shall remain solely responsible for and retain all Liability in respect of, benefits accrued or payable under the SVIP, LTIP, LTAP, STIP, Incentive Plan, Gainshare Plan, Supplemental Plan, and Deferred Compensation Plan (collectively, the “Seller Arrangements”). The benefits and rights of Transferring Employees under the Seller Arrangements shall be governed by the terms of such plans as in effect immediately prior to the Closing and, after the Closing, Transferring Employees shall be ineligible to participate in or accrue additional benefits under the Seller Arrangements.

8.8 Stock Options; Stock Appreciation Rights; Restricted Shares. Notwithstanding anything in this Agreement to the contrary, Seller, in its sole discretion and at its sole expense, shall have the right to fully or partially vest and/or extend the exercise period with respect to any option, stock appreciation right or restricted share held by a Transferring Employee.

8.9 Bonuses. (a) Each Transferring Employee who participates in the STIP, the Gainshare Plan, or the Incentive Plan, as applicable, for the plan year in which this transaction closes shall be entitled to a prorated benefit to the extent that the objectives established under such plan are satisfied as of the Closing, as determined by Seller in its sole discretion. The payment shall be made by Seller in accordance with the terms of such plan, not later than the time payments are regularly paid under such plan, and shall be reduced by applicable withholding taxes and other authorized deductions. Seller shall be responsible for all employer taxes on such amounts. Purchaser shall have no Liability for, and Seller shall remain solely responsible for and retain all Liability in respect of, benefits accrued prior to the Closing under the STIP, the Gainshare Plan, or the Incentive Plan.

(b) After the Closing through December 31, 2004, with respect to each salaried and nonbargaining unit hourly Domestic Transferring Employee who is employed with Purchaser (or any ERISA Affiliate of Purchaser) through December 31, 2004, and who would have been eligible under Seller’s Gainshare Plan, Purchaser shall establish or maintain a bonus program through December 31, 2004 that is at least as favorable as the bonus opportunity provided under the Gainshare Plan in effect immediately prior to the Closing. As for those salaried and nonbargaining unit hourly Domestic Transferring Employees who would not have been eligible under the Gainshare Plan, each such employee will be eligible for incentives and bonuses of Purchaser or Purchaser’s Affiliates to the same extent as are similarly situated employees of Purchaser or Purchaser’s Affiliates. As for bargaining unit BPP Transferring Employees, Purchaser shall pay bonuses under the provisions of the Collective Bargaining Agreement then in effect. Purchaser shall be responsible for all employer taxes on such amounts. Any such payment shall be reduced by applicable withholding taxes and other authorized deductions.

8.10 Seller Pension and 401(k) Plans. (a) Prior to the Closing Date, Seller shall amend the Salaried Pension Plan to provide that Transferring Employees who are participants in the Salaried Pension Plan shall be fully vested in their accrued benefit under the Salaried Pension Plan.

(b) Prior to the Closing Date, Seller shall amend the Salaried 401(k) Plan to fully vest each Transferring Employee in his or her account balance under such plan.

(c) Prior to the Closing Date, Seller shall amend the Hourly Retirement Plan to provide that nonbargaining unit Transferring Employees who are participants in the Hourly Retirement Plan shall be fully vested in their accrued benefit under the Hourly Retirement Plan.

(d) Prior to the Closing Date, Seller shall amend the Hourly 401(k) Plan to fully vest each nonbargaining unit Transferring Employee in his or her account balance under such plan.

8.11 Brunswick Plan. (a) As of the Closing Date, Seller shall amend the Brunswick Plan and the accompanying trust to substitute the Purchaser as the sponsor of such plan, and the Purchaser shall assume the Brunswick Plan effective after the Closing Date.

(b) Each Transferring Employee who participated in the Brunswick Plan prior to the Closing shall continue to participate in the Brunswick Plan after the Closing Date in accordance with the terms of such plan. The Brunswick Plan shall continue to recognize, for all purposes, service earned before the Closing Date, to the same extent that such service is recognized under the Brunswick Plan as in effect on the Closing.

(c) The Brunswick Plan, Purchaser, and BPP, as the case may be, shall after the Closing be solely responsible for all liabilities and obligations of the Brunswick Plan including, but not limited to, benefits accrued prior to and on the Closing Date and benefits payable to Brunswick Plan participants who retired or separated from service prior to such date.

(d) Seller agrees to provide the Purchaser with such information regarding plan participants as may be reasonably requested and necessary in order to administer and maintain the Brunswick Plan.

8.12 Purchaser’s 401(k) Plan. After the Closing, salaried and nonbargaining unit hourly Domestic Transferring Employees shall be eligible to participate in the 401(k) Plan offered to similarly situated employees of Purchaser (or any ERISA Affiliate of Purchaser) at that time. For purposes of vesting rights and eligibility for participation in the such 401(k) Plan, salaried and nonbargaining unit hourly Domestic Transferring Employees shall receive service credit for their prior continuous service with Seller, any ERISA Affiliate of Seller, or the predecessors of any of them prior to the Closing, unless otherwise required by Law.

8.13 Purchaser’s Pension Plan. After the Closing, salaried and nonbargaining unit hourly Domestic Transferring Employees shall be eligible to participate in the Pension Plan offered to similarly situated employees of Purchaser (or any ERISA Affiliate of Purchaser) at that time. For purposes of vesting rights and eligibility for participation in such Pension Plan, salaried and nonbargaining unit hourly Domestic Transferring Employees shall receive service credit for their prior continuous service with Seller, any ERISA Affiliate of Seller, or the predecessors of any of them prior to the Closing, unless otherwise required by Law.

8.14 Foreign Retirement Benefits. After the Closing, with respect to the Foreign Transferring Employees, Purchaser agrees that, insofar as it is able to provide the same benefits through the same or comparable insurance provider at comparable costs, it shall assume the responsibilities and obligations arising under the applicable retirement program, if any, then in effect, as set forth in Schedule 8.14, and shall through December 31, 2004 (or such longer time as provided by Law) continue these benefits in effect as of the Closing. Purchaser shall otherwise comply with all Law regarding employee retirement programs or benefits for the Foreign Employees.

8.15 Health and Welfare Plans and Fringe Benefits. (a) Subject to the provisions of this Section 8.15(a), after the Closing, each Domestic Transferring Employee who was a participant in Welfare Plans maintained by Seller (“Seller Welfare Plans”) immediately prior to the Closing shall cease to participate in the Seller Welfare Plans and shall immediately become eligible to participate in the Welfare Plans established or maintained by Purchaser or an ERISA Affiliate of Purchaser (“Purchaser Welfare Plans”) in accordance with the terms and conditions of the Purchaser Welfare Plans. Any Domestic Transferring Employee who enrolls in the Purchaser’s short-term disability plan after the Closing shall be eligible to receive benefits under that plan after the Closing provided the Domestic Transferring Employee satisfies the conditions for benefits under such plan and has satisfied the elimination period specified in the plan during employment with Seller or an ERISA Affiliate of Seller, as the case may be, and/or Purchaser or an ERISA Affiliate of Purchaser, as the case may be. After Closing, all salaried and nonbargaining unit hourly Domestic Transferring Employees shall be eligible to participate in the Purchaser Welfare Plans provided to similarly situated employees of Purchaser or Purchaser’s Affiliate immediately prior to the Closing. With respect to bargaining unit BPP Transferring Employees, such plan shall provide benefits consistent with the obligations under the Collective Bargaining Agreement as of the date of this Agreement. The Purchaser Welfare Plans shall waive any preexisting condition limitations and shall give credit to each Domestic Transferring Employee toward any deductible, coinsurance, or out-of-pocket limit under the Purchaser Welfare Plans (except for Long-Term Disability, where the preexisting condition limitations cannot be waived by Purchaser) for expenses incurred under any Seller Welfare Plan during the plan year in which the Closing Date occurs, provided that such Transferring Employees are covered under a substantially equivalent plan immediately prior to the Closing and provided that Seller, within 60 days after the Closing Date, provides sufficient information to confirm such expenses. The Purchaser Welfare Plans shall also, as of the Closing, recognize service credit for each Domestic Transferring Employee’s continuous prior service with Seller, any ERISA Affiliate of Seller, or the predecessors of any of them immediately prior to Closing for purposes of eligibility to participate in said Purchaser Welfare Plans.

(b) Subject to the provisions of this Section 8.15(b), after the Closing Date, each Foreign Transferring Employee who was a participant in welfare plans provided by Seller for medical benefits, dental benefits, vision care benefits, life insurance, or accidental death & dismemberment insurance (“Seller Foreign Insurance Benefits”) immediately prior to the Closing provided by Seller, shall cease to participate in the Seller Foreign Insurance Benefits. From after the Closing Date through December 31, 2004, Purchaser agrees that it will provide to each Foreign Transferring Employee the substantially equivalent benefits to those benefits each such Employee was receiving under the Seller Foreign Insurance Benefit immediately prior to or on the Closing Date. This Section does not apply to any retiree medical benefits for which Foreign Transferring Employees may have been eligible from Seller, and Purchaser makes no agreement with respect to retiree medical benefits for Foreign Transferring Employees.

(c) Except as provided in this Article VIII, any claims for Welfare Plan expenses incurred by Transferring Employees prior to the Closing shall be covered under the Seller Welfare Plans in accordance with the terms of any such plan, and Purchaser and the Purchaser Welfare Plans shall have no Liability for any claims under the Seller Welfare Plans and any expenses related thereto that are incurred before the Closing. Seller, any ERISA Affiliate of Seller, and the Seller Welfare Plans shall have no Liability for any claims under the Purchaser Welfare Plans and any expenses related thereto that are incurred after the Closing. Notwithstanding the foregoing, any educational or tuition benefits approved by Seller with respect to courses which are in progress immediately prior to the Closing shall be payable by Seller under the terms of its Educational Assistance Policy.

(d) If any party to this Agreement inadvertently pays any welfare benefit claims that are a Liability of another party to this Agreement, the responsible party shall reimburse the paying party for all such payments. No party shall be responsible under this Section to reimburse another party for welfare benefit claims that are not covered under the respective party’s Welfare Plans

(e) Notwithstanding any other provision of this Section 8.15, any Transferring Employee who is in a long-term disability waiting period immediately prior to the Closing, and who becomes “Disabled” (as defined under Seller’s LTD Plan) after the Closing, shall be entitled to coverage under the LTD Plan to the extent such employee would otherwise have been entitled to benefits under the terms of such plan had the transactions contemplated by the Agreement not occurred.

(f) Seller shall, at its expense, provide retiree medical benefits under the Seller Plans to the extent required by and in accordance with the Collective Bargaining Agreement to any bargaining unit Former BPP Employee, any bargaining unit BPP Employee who does not become a Transferring Employee, or any bargaining unit BPP Transferring Employee. In each such instance, the employee must satisfy the eligibility requirements set forth in the Collective Bargaining Agreement. Seller shall not provide retiree medical benefits to any bargaining unit BPP Transferring Employee whose employment with BPP ends after January 1, 2007. With respect to each bargaining unit BPP Transferring Employee whose employment with BPP ends on or prior to January 1, 2007, Purchaser agrees to provide Seller the Employee’s retirement date, the Employee’s current mailing address, telephone number, age, date or dates of employment and years of service and such other information as Seller may reasonably request. Such information shall be provided to Seller not later than fifteen (15) days after an employee provides Purchaser advance notice of retirement or, where an employee does not provide advance notice of retirement, not later than fifteen (15) days after an employee’s actual retirement. If Purchaser fails to provide such information within fifteen (15) days as described in the preceding sentence, then Purchaser agrees to reimburse Seller for any costs or expenses actually incurred by Seller (including any reasonable administration costs or expenses) due to Purchaser’s failure to timely provide such information. Seller and Purchaser agree to cooperate in good faith to ensure there is no break in coverage during the transition from coverage under Purchaser’s medical plan to enrollment for retiree medical benefits under Seller’s Plans, including distribution of appropriate notices or forms as Seller reasonably requires.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by Law):

(a) the representations and warranties of the Seller Entities set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, (i) as of the date of this Agreement and (ii) as of the Closing Date as though made at and as of the Closing Date, except in either case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality and Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) the Seller Entities shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date; provided, however, that the foregoing condition shall not apply to (i) Section 7.1(b) unless the Seller Entities’ failure to comply with such covenant is the result of the Seller Entities’ willful misconduct or (ii) Section 7.3(b)(i);

(c) there shall not have been or would not reasonably be expected to be a Material Adverse Effect; provided, however, that with respect to (i) any matters that are disclosed on the Phase II Assessment and (ii) any additional Scheduled Matters arising after the date hereof, such matters shall not constitute a failure to be satisfied of this condition (but may result in a failure to be satisfied of the conditions set forth in subparagraphs (f) and (q), respectively, of this Section 9.1);

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Entities, BPP or Purchaser seeking to restrain or prohibit or to obtain material damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) the waiting period or equivalent thereof under the Antitrust Laws shall have expired or early termination shall have been granted and the Seller Entities shall have obtained any other consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein (including obtaining the approval of the Surface Transportation Board but excluding obtaining any Environmental Permits, which are addressed in Sections 7.10(g) and 9.1(l));

(f) Purchaser’s Phase II Assessment results shall not have identified any Release, violation of Environmental Law, required Remedial Actions, or other environmental conditions that, individually or in the aggregate, could reasonably be expected to result in (i) a Criminal Penalty or Environmental Costs and Liabilities in excess of $10 million or (ii) the need to cease operations of all or a material portion of the Business for a time period in excess of two (2) consecutive Business Days or ten (10) Business Days in any twelve (12) month period;

(g) LRFP shall have caused all conditions provided under the Fixed Rate Bond Documents with respect to the defeasance of the Fixed Rate Bonds to have been satisfied;

(h) LRFP shall have performed all actions pursuant to Section 7.13(c) (other than those to be satisfied by the Purchaser as described in Section 7.13(d) and Section 9.2 hereof) with respect to the substitution on the Closing Date of an Alternate Letter of Credit for the BOA LOC, to have been delivered and/or satisfied, as applicable, pursuant to and in accordance with the PCRR Bond Documents;

(i) Seller and LRFP shall have caused the real property underlying the LR Sawmill to be separated from the real property underlying the Leaf River Pulp Mill and separately described on a separate survey;

(j) all Required Consents shall have been received;

(k) in accordance with the terms of Section 7.16(b), Seller shall have cured all Title Defects or Purchaser shall have approved, waived or not objected to such Title Defects;

(l) Purchaser shall have received evidence of (i) the issuance, reissuance or transfer to Purchaser or its Designated Affiliate(s) of all Permits set forth on Schedule 5.6(c) and (ii) all Environmental Permits set forth on Schedule 5.17(a)(ii) that require Seller notification prior to Closing, a copy of Seller’s notification or letter of correspondence, in each case, in form and substance reasonably satisfactory to Purchaser;

(m) Purchaser shall have received evidence of receipt from each Tax Authority to which application has been made pursuant to Section 11.12 of Tax clearances in form and substance reasonably satisfactory to Purchaser;

(n) Purchaser shall have received the Surveys, each in compliance with the Checklist, and the Title Insurance Policies (or Pro Forma Title Insurance Policies marked and signed as final, subject to recordation of the applicable Closing documents and completion of recording notations) issued by the Title Insurer in favor of Purchaser and BPP, as applicable;

(o) the Seller Entities shall have caused, and Seller shall have caused BPP to cause, (i) the release or termination of (A) all Liens on any of the BPP Stock and (B) all Liens on the Transferred Assets and the BPP Retained Assets other than Permitted Exceptions and any Bond-Related Liens and (ii) the filing of Form UCC-3 termination statements or other documents in respect thereof necessary to effect the release of such Liens;

(p) Purchaser shall have received the Assignment, Assumption and Modification Agreement executed by LRFP, Perry County, and, as applicable, the IDB Trustee or the PCRR Trustee;

(q) any additional Scheduled Matter(s) arising after the date hereof and prior to the Applicable Time shall not be expected to result in Losses, as reasonably determined by Purchaser, in excess of $25,000,000 in the aggregate; and

(r) Purchaser (or its Designated Affiliate(s)) shall have been furnished with the documents referred to in Section 4.5(a).

9.2 Conditions Precedent to Obligations of the Seller Entities. The obligations of the Seller Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, (i) as of the date of this Agreement and (ii) as of the Closing Date as though made at and as of the Closing Date, except in either case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Entities, BPP or Purchaser seeking to restrain or prohibit or to obtain material damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period or equivalent thereof under the Antitrust Laws shall have expired or early termination shall have been granted and Purchaser or its Designated Affiliate shall have obtained any other consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein (including obtaining the approval of the Surface Transportation Board but excluding obtaining any Environmental Permits, which are addressed in Section 7.10(g));

(e) Purchaser shall have caused an Alternate Letter of Credit (and any opinions required to be delivered in connection therewith) to have been delivered to the PCRR Bond Trustee in accordance with the terms and provisions of the PCRR Bond Documents;

(f) Purchaser’s Phase II Assessment results shall not have identified any Release, violation of Environmental Law, required Remedial Actions, or other environmental conditions that, in the aggregate, could reasonably be expected to result in Environmental Costs and Liabilities in excess of $10 million;

(g) the Seller Entities shall have been furnished with the documents referred to in Section 4.5(b);

(h) any additional Scheduled Matter(s) arising after the date hereof and prior to the Applicable Time shall not be expected to result in Losses, as reasonably determined by Seller, in excess of $25,000,000 in the aggregate; provided, however, that if Purchaser notifies Seller in writing that it will assume responsibility for any amounts in excess of such $25,000,000 amount for such Scheduled Matter(s), the condition set forth in this Section 9.2(h) shall be deemed to be satisfied; and

(i) the Seller Entities shall have received the Assignment, Assumption and Modification Agreement executed by Purchaser, Perry County, and, as applicable, the IDB Trustee or the PCRR Trustee.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing solely for purposes of Articles X and XI and shall terminate (and any corresponding indemnification obligation shall terminate) on the following applicable dates (in each case, the “Survival Period”):

(a) the representations and warranties of the Seller Entities set forth in Sections 5.1, 5.2, 5.3(a)(i), 5.3(a)(ii), 5.3(a)(iv)(B), 5.25, 5.26 and 5.27 and the representations and warranties of Purchaser set forth in Sections 6.1, 6.2, 6.3(a)(i) and 6.3(a)(ii), and 6.5 shall survive in perpetuity (the “Perpetual Representations”);

(b) the representations and warranties of the Seller Entities set forth in Section 5.9(b) shall survive until the tenth anniversary of the Closing Date (the “Real Property Title Representation”);

(c) the representations and warranties of the Seller Entities set forth in Sections 5.8, 5.13 and 5.22(a) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (the “Statute of Limitations Representations”);

(d) the representations and warranties of the Seller Entities set forth in Sections 5.3(a)(iv)(A), 5.10(a), 5.11(b) and 5.12(b) and the representations and warranties of Purchaser set forth in Section 6.3(a)(iv) shall survive until the fourth anniversary of the Closing Date (the “Title/Validity Representations”);

(e) the representations and warranties of the Seller Entities set forth in Sections 5.6(a), 5.6(c), 5.16, 5.17 and 5.18 shall survive until the third anniversary of the Closing Date (the “Miscellaneous Extended Representations,” together with the Perpetual Representations, the Real Property Title Representations, the Statute of Limitations Representations and the Title/Validity Representations, collectively, the “Extended Survival Representations”); and

(f) all other representations and warranties contained in Articles V and VI of this Agreement other than the Extended Survival Representations (the “General Survival Representations”) shall survive until the eighteen month anniversary of the Closing Date;

provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses (including contingent Losses) as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) in good faith to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period; provided, further, however, that the indemnified party shall not be obligated to resolve any claim for breach of Section 5.9(b) with the Title Insurer prior to giving notice to indemnifying party of such breach.

10.2 Indemnification.

(a) Subject to Sections 10.1 and 10.5 hereof, each of the Seller Entities hereby agrees, jointly and severally, from and after Closing to indemnify and hold Purchaser and its directors, officers, employees, Affiliates (including BPP), stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller Entities set forth in this Agreement to be true and correct in all respects at the date hereof and at the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date (in which case, the failure of such representation or warranty to be true and correct on and as of such earlier date); provided, however, that with respect to a failure of the Real Property Title Representation to be true and correct, the Purchaser Indemnified Parties shall only be entitled to indemnification hereunder to the extent that the Losses therefrom exceed any amounts paid to the Purchaser Indemnified Parties pursuant to the Title Insurance Policies and any indemnification by the Seller Entities shall be subject to completion of the procedures set forth in Section 7.26;

(ii) any and all Losses based upon, attributable to or resulting from the breach by the Seller Entities of any covenant or other agreement in this Agreement, except that to the extent that any such Losses arise out of, are based upon or relate to (A) a breach of Section 7.2(b)(iv) or any covenant set forth in Article XI, in which case the Purchaser Indemnified Parties’ right to indemnification shall be governed solely by Article XI; and (B) a breach of Section 7.10, in which case the Purchaser Indemnified Parties’ right to indemnification shall be governed solely by Section 10.3;

(iii) any and all Losses arising out of, based upon or relating to any failure by the Seller Entities to comply with any “bulk sales” Laws applicable to the transactions contemplated hereby, other than any of the same based upon Purchaser’s failure to satisfy or cause to be satisfied any Assumed Liability;

(iv) any and all Losses arising out of, based upon or relating to any Liabilities arising out of, based upon or relating to any former subsidiaries of BPP and former or current assets of such subsidiaries that are not BPP Retained Assets;

(v) any and all Losses arising out of, based upon or relating to injuries suffered by any Person due to exposure to asbestos or silica at any facility of Seller or its Affiliates prior to the Applicable Time, to the extent claims for such exposure are brought within fifteen (15) years after the Closing Date; provided, however, if the claim is based solely on exposure that occurred post-Closing at a facility that constituted a Transferred Asset or a BPP Retained Asset, in such case Seller will not retain or be liable for such Losses;

(vi) any and all Losses arising from or directly attributable to the use by Purchaser, BPP or Purchaser’s Designated Affiliate(s) after the Applicable Time, of any Included Third Party Licensed Software as it was used in the conduct of the Business prior to the Closing, but prior to Seller obtaining the applicable rights, consents or licenses required to be obtained pursuant to Section 7.3(b) to enable Purchaser, BPP or Purchaser’s Designated Affiliate(s) to continue to use such Included Third Party Licensed Software as it was used in the conduct of the Business prior to the Applicable Time; provided, however, that for the purpose of clarity, Seller Entities’ indemnification obligations in this Section 10.2(a)(vi) do not apply to either party’s obligations with respect to Software maintenance, Software maintenance agreements or the payment or failure to pay any fees in connection therewith;

(vii) any BPP Retained Contract Warranty Losses and any Transferred Contract Warranty Losses; provided, however, that the indemnification provided pursuant to this clause (vii) shall terminate upon the date that is ninety (90) days after the expiration of the applicable statute of limitations;

(viii) any Losses arising out of, based upon or relating to any Pre-Closing Bond Liabilities; and

(ix) any and all Losses arising out of, based upon or relating to any Excluded Liability or any BPP Indemnified Liability, except to the extent that any such Losses arise out of, are based upon or relate to (A) Taxes, in which case the Purchaser Indemnified Parties’ right to indemnification, if any, shall be governed solely by Article XI; and (B) Environmental Costs and Liabilities or other environmental matters relating to the Transferred Assets or the BPP Retained Assets, in which case the Purchaser Indemnified Parties’ right to indemnification, if any, shall be governed solely by Section 10.3.

(b) Subject to Sections 10.1, and 10.5, Purchaser hereby agrees from and after Closing to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date (in which case, the failure of such representation or warranty to be true and correct on and as of such earlier date);

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

(iii) any and all Losses arising out of, based upon or relating to any Assumed Liability or BPP Agreed Liability;

(iv) any and all Losses arising out of, based upon or relating to any Offerings or claims by Purchaser’s financing sources or other Third Persons related to the Seller Entities’ activities under Section 7.1(b); provided, however, that Purchaser shall not be obligated to indemnify any Seller Indemnified Party to the extent such claim by Purchaser’s financing sources or other Third Person arises out of, is based upon or relates to any willful misconduct on the part of any Seller Entity, BPP (to the extent of pre-Closing activities) or their respective Representatives;

(v) any and all Losses arising out of, based upon or relating to claims made against a Seller Entity or any Affiliate thereof by a Third Person as a result of any use of the GP Marks pursuant to Section 7.17 by Purchaser or any of its Affiliates; and

(vi) any and all Losses arising out of, based upon or relating to the use, ownership, management, control or operation of the Transferred Assets or BPP after the Closing Date, except to the extent that any such Losses arise out of, are based upon or relate to (A) any matter for which the Purchaser Indemnified Parties are indemnified by the Seller Entities pursuant to Section 10.2(a), (B) Taxes, in which case the Seller Indemnified Parties’ right to indemnification shall be governed solely by Article XI; and (C) Environmental Costs and Liabilities or other environmental matters set forth in Section 10.3, in which case the Seller Indemnified Parties’ right to indemnification shall be governed solely by Section 10.3.

10.3 Environmental Matters Indemnification.

(a) Each of the Seller Entities jointly and severally agrees from and after Closing to conduct and complete the following, in each case in accordance with any applicable provisions of Section 7.10 of this Agreement:

(i) All legally required Remedial Actions for the existing environmental matters set forth on Schedule 10.3(a)(i), provided, that the Seller Entities shall be deemed to have completed the Remedial Action for each environmental matter set forth on Schedule 10.3(a)(i) upon receipt of a no further action letter or its equivalent from the appropriate Governmental Body, acknowledgement by the appropriate Governmental Body that work satisfies the relevant Order, or if a no further action letter or its equivalent will not be issued, or is not timely issued, by the appropriate Governmental Body, upon receipt by Purchaser of a certification by Seller and Seller’s consultant that a no further action letter (or its equivalent) is not needed and that the Remedial Action has been completed in satisfaction of the applicable regulatory requirements or the matter is in compliance with Environmental Law;

(ii) All legally required Remedial Actions for any matters identified during or as a result of the Phase II Assessment or, if discovered after Closing pursuant to a continuation of the Phase II Assessment permitted pursuant to Section 7.10(b)(iv), for which timely written notice is provided to Seller;

(iii) Any legally required Remedial Action relating to the active landfill known as Active Landfill #5 at the Brunswick Pulp & Paper Mill, not attributable to the negligence of Purchaser or its agents, provided, that all of the Seller Entities’ obligations under this Agreement with respect to such landfill are expressly conditioned on the following: (A) the landfill is operated, used and maintained in a manner (including as to types of waste deposited) consistent with present operations, and only for such purposes (B) Purchaser provides quarterly reports to Seller on the character and quantity of waste deposited in the landfill, and (C) Purchaser provides notice to Seller of any inspection of the landfill by regulatory officials or receipt of any notice of violation relating to the operation of the landfill as soon as reasonably practicable, and, in any event, before a response is made;

(iv) Any legally required Remedial Action relating to the area known as the Spoils Area at the Brunswick Pulp & Paper Mill not attributable to the negligence of Purchaser or its agents; provided, that all obligations of the Seller Entities under this Agreement with respect to such Spoils Area are expressly conditioned on the following: Purchaser continues to use, operate and maintain the Spoils Area after Closing for disposal of ASB sludge consistent with past practices, and only for such purposes; provided, that Purchaser may make improvements to the existing dikes if legally permitted for continued use solely for disposal of ASB sludge consistent with past practice;

(v) All actions required by Environmental Law, Environmental Permit, Order, or other requirement of a Governmental Body to address or respond to a Continuing Environmental Issue (including but not limited to any Remedial Actions), but only to the extent of Seller’s Continuing Environmental Issue Allocation; and

(vi) Any and all Environmental Costs and Liabilities arising out of, based upon or related to Seller’s use of the wastewater treatment system or Active Landfill #5 pursuant to 7.10(h) or (i), as applicable.

(b) Each of the Seller Entities jointly and severally agrees from and after Closing to indemnify and hold harmless the Purchaser Indemnified Parties from and against Environmental Costs and Liabilities arising out of, based upon or otherwise related to the matters set forth below:

(i) any failure by the Seller Entities to conduct and complete any of the Remedial Actions described in Section 10.3(a), subject to the following limitations:

(A) any indemnification for the matter described in Section 10.3(a)(iii) (Active Landfill #5 at the Brunswick Pulp & Paper Mill) shall expire at the earlier of (1) the end of the expected useful life of such landfill or closure of such landfill, as determined by Purchaser, or (2) the fifteenth (15th) anniversary of the Closing Date, and such indemnification shall also terminate if at any time during the indemnification period Purchaser or its Affiliates, successors or permitted assigns takes and analyzes, or permits the taking and analyzing of, any sample from within such landfill unless such sampling is legally required by Environmental Law, Order, Environmental Permit or a Governmental Body; and

(B) any indemnification for the matter described in Section 10.3(a)(iv) (Spoils Area at Brunswick Pulp & Paper Mill) shall expire at the earlier of (1) the end of the useful life of the Spoils Area or closure of the Spoils Area, as determined by Purchaser, or (2) the fifteenth (15th) anniversary of the Closing Date; and such indemnification shall also terminate if at any time during the indemnification period Purchaser or its Affiliates, successors or permitted assigns takes and analyzes, or permits the taking and analyzing of, any sample from within such Spoils Area unless such sampling is legally required by Environmental Law, Order, Environmental Permit or a Governmental Body.

(ii) the Excluded Assets, the BPP Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller and its Affiliates;

(iii) any Release or any soil or groundwater contamination by Hazardous Materials, in each case in violation of Environmental Law, Order or Environmental Permit or that results in a legally required Remedial Action; or any violation of Environmental Law or Environmental Permit; in each case, present as of the Closing Date and discovered after Closing, provided that the Seller Entities’ liability for Environmental Costs and Liabilities under this Section 10.3(b)(iii) (except any such liability arising from a matter that represents a breach of Section 5.17, which shall be subject to indemnification under Section 10.2(a)(i) and limited as set forth in Sections 10.1 and 10.5) shall be subject to a deductible of $5,000,000 (the “Environmental Deductible”), limited to a maximum of $75,000,000 in the aggregate for all such Environmental Costs and Liabilities and all amounts indemnifiable under Section 10.3(b)(iv) (the “Environmental Cap”) and shall expire at the end of seven years after Closing, and provided further that Environmental Costs and Liabilities of less than $50,000 individually are not subject to Seller’s indemnity obligations under this subparagraph; and

(iv) any failure by the Seller Entities to respond to or address any Continuing Environmental Issue in accordance with Section 10.3(a)(v), but only to the extent of Seller’s Continuing Environmental Issue Allocation, provided that Seller Entities’ liability for Environmental Costs and Liabilities under this Section 10.3(b)(iv) (except any such liability arising from a matter that represents a breach of Section 5.17, which shall be subject to indemnification under Section 10.2(a)(i) and limited as set forth therein) shall be subject to the Environmental Deductible, limited to the Environmental Cap and shall expire at the end of seven years after Closing, and provided further that Environmental Costs and Liabilities of less than $50,000 individually are not subject to Seller’s indemnity obligations under this subparagraph.

(c) Purchaser agrees (or to cause BPP if the matter relates to BPP) from and after Closing to indemnify and hold harmless the Seller Indemnified Parties from and against Environmental Costs and Liabilities arising out of or otherwise related to the matters set forth below:

(i) the use, management, operation, control or ownership of the Transferred Assets or the BPP Retained Assets following the Closing Date, including but not limited to a Release of Hazardous Materials that first occurs after Closing; and

(ii) any Continuing Environmental Issue, but only to the extent of Purchaser’s Continuing Environmental Issue Allocation.

(d) Notwithstanding anything in this Section 10.3 to the contrary, if any indemnification obligation under this Section 10.3 results from environmental investigations conducted to obtain financing described in clause (v) of the definition of Legitimate Business Purpose, such indemnification obligation shall be subject to the Environmental Cap and Environmental Deductible set forth in Section 10.3(b)(iii) and the $50,000 limitation of the proviso to Section 10.3(b)(iii).

10.4 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Article X (regardless of the limitations set forth in Sections 10.3 or 10.5) or under Article XI (an “Indemnification Claim”), the indemnified party(ies) shall reasonably and promptly cause written notice (a “Claim Notice”) of the assertion of such Indemnification Claim to be forwarded to the indemnifying party. If the Indemnification Claim is a claim by a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party(ies), and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim; provided that (i) the indemnifying party shall have acknowledged in writing to the indemnified party(ies) its obligation to indemnify the indemnified party(ies) as provided hereunder, subject only to the express limitations on such obligations hereunder or (ii) the indemnifying party shall have agreed, subject to the limitations hereunder, to bear the reasonable Expenses of one separate counsel to the indemnified party(ies) who shall be entitled to participate in the defense of such claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with such Indemnification Claim, it shall, within six (6) months after receiving notice from the indemnified party(ies) of the assertion of such claim by a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser, notify the indemnified party(ies) of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with such Indemnification Claim, defers its election during such six month period, or otherwise fails to notify the indemnified party(ies) of its election to so defend as herein provided (and until so notified by the indemnifying party of the indemnifying party’s election to so defend), the indemnified party(ies) may defend against, negotiate, settle or otherwise deal with such Indemnification Claim; provided, however, that the indemnifying party shall be entitled to participate in the defense of such claim with separate counsel at its own expense; and provided, further, that if the indemnifying party has reasonably and promptly after receipt of a Claim Notice given notice to the indemnified party(ies) that it is so deferring its election to defend, the counsel for the indemnified party(ies) shall be reasonably satisfactory to the indemnifying party. If the indemnifying party shall assume the defense of any Indemnification Claim at any time, the indemnified party(ies) may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party(ies) shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if the claim by a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser that is the subject of the Indemnification Claim is asserted against both the indemnified and indemnifying parties, the indemnified party(ies) advises the indemnifying party that it has or they have concluded in good faith that the interests of the indemnified party(ies) and the indemnifying party in connection with the matter that is the subject of such Third Person claim are so materially in conflict that a single counsel could not effectively represent the interests of all such parties in the defense thereof, and a mutually selected independent counsel advises the parties in writing that a single counsel could not effectively represent such interests; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. Each of the parties shall pay one half of the fees and expenses of any such independent counsel. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party(ies) shall, without the written consent of the other party (which shall not be unreasonably be withheld or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party(ies) to any insurance benefits or other claims of the indemnified party(ies) with respect to such Indemnification Claim. Each party also agrees to cooperate with each other in the defense, negotiation or settlement of any Indemnification Claim by a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser, including making available to the party defending such Indemnification Claim (x) its personnel to provide depositions, testimony or other assistance and (y) documents or other physical evidence within its control or custody. This Section 10.4(a) shall relate to Indemnification Claims relating to (i) Environmental Costs and Liabilities only to the extent the matters covered by this Section are not addressed in Section 7.10 or 10.3 or (ii) Taxes only to the extent the matters covered by this Section are not addressed in Section 11.4, which sections shall govern with respect to any matters covered thereby.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party(ies) and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party(ies) shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party(ies) by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party(ies) to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure and except that such failure shall not increase or expand the Survival Periods.

10.5 Limitations on Indemnification.

(a) An indemnifying party shall not have any Liability under:

(i) Section 10.2(a)(i) or Section 10.2(b)(i) hereof for any Losses with respect to the breach of any:

(A) General Survival Representations unless and until the aggregate amount of all such Losses exceeds an amount equal to $6,000,000 (the “General Deductible”), after which and, in such event, the indemnifying party shall, subject to the provisions of Section 10.5(b), be required to pay all Losses in excess of the General Deductible;

(B) Title/Validity Representations unless and until the aggregate amount of all such Losses exceeds an amount equal to $2,000,000 (the “Title/Validity Deductible”), after which and, in such event, the indemnifying party shall, subject to the provisions of Section 10.5(b), be required to pay all Losses in excess of the Title/Validity Deductible; and

(C) Miscellaneous Extended Representations and Section 5.13 unless and until the aggregate amount of all such Losses exceeds an amount equal to $2,000,000 (the “Miscellaneous Deductible,” together with the General Deductible and the Title/Validity Deductible, collectively the “Representation Deductibles”), after which and, in such event, the indemnifying party shall, subject to the provisions of Section 10.5(b), be required to pay all Losses in excess of the Miscellaneous Deductible;

(ii) Section 10.2(a)(ix) hereof for any Losses with respect to any of the Liabilities described in clauses (ii) and (v) of BPP Indemnified Liabilities or in Sections 2.4(f) and 2.4(g) unless and until the aggregate amount of such Losses exceeds an amount equal to $2,000,000 (the “Pre-Closing Business Deductible”), after which and, in such event, the indemnifying party shall be required to pay all Losses in excess of the Pre-Closing Business Deductible; provided, however, that neither the Pre-Closing Business Deductible nor any other Deductibles contained in this Agreement shall apply to any Losses arising out of, relating to or based upon any Indemnification Claim involving (A) any BPP Excluded Employee, (B) any LRFP Employee or OAR Employee that does not become a Transferring Employee and any Former LRFP Employees and Former OAR Employees and (C) any Employee (whether or not the Employee is a Former Employee or Transferring Employee) for retiree medical benefits under any Seller Welfare Plan or the Collective Bargaining Agreement; and

(iii) Section 10.2(a)(vii) hereof for any BPP Retained Contract Warranty Losses and Transferred Contract Warranty Losses unless and until the aggregate amount of such Losses exceeds an amount equal to $310,000 (the “Product Warranty Deductible,” together with the Pre-Closing Business Deductible and the Representation Deductibles, collectively the “Deductibles”), after which and, in such event, the indemnifying party shall be required to pay all Losses in excess of the Product Warranty Deductible.

For the avoidance of doubt, the Deductibles described above shall be mutually exclusive, shall only apply to the matters pertaining to the applicable Deductible and Losses for any individual matters shall not reduce the availability of more than one Deductible; provided, however, that upon the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, incurring aggregate Losses subject to the Deductibles equal to $6,000,000 (the “Global Deductible”), the Seller Entities or Purchaser, as applicable, shall be obligated to pay all Losses in excess of the Global Deductible irrespective of whether the individual Deductibles have been met for the applicable matter.

(b) Neither the Seller Entities nor Purchaser shall be required to indemnify any Person under Section 10.2(a)(i) or 10.2(b)(i), respectively, for an aggregate amount of Losses exceeding an amount equal to $225,000,000 (the “Cap”) in connection with Losses related to the failure of any of the Real Property Title Representation, the Title/Validity Representations, the Miscellaneous Extended Representations, the General Survival Representations or Section 5.13.

(c) To the extent there is a breach of any representation or warranty contained in this Agreement, for purposes of calculating the amount of any Losses to be indemnified pursuant to Section 10.2(a)(i) or 10.2(b)(i) (and not for purposes of determining whether a breach has occurred), any materiality or Material Adverse Effect qualifications in the representations and warranties shall be ignored.

(d) For the avoidance of doubt:

(i) Neither the Deductibles nor the Cap shall apply to any claim for indemnification made pursuant to Section 10.2(a)(i) or 10.2(b)(i) with respect to any breach of the Perpetual Representations and the Statute of Limitations Representations (other than Section 5.13); and

(ii) the Deductibles shall not apply to any claim for indemnification made pursuant to the Ancillary Agreements, Sections 10.2(a)(ii)-(vi) and (viii), 10.2(b)(ii)-(vi), 10.3 and Article XI; and

(iii) the Cap shall not apply to any claim for indemnification made pursuant to the Ancillary Agreements, Sections 10.2(a)(ii)-(ix), 10.2(b)(ii)-(vi), 10.3 and Article XI.

10.6 Acknowledgements; Exclusive Remedies; Extraordinary Damages. (a) The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under Environmental Laws (other than any claim of fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in Articles X and XI; provided, however, that nothing herein shall limit the rights of either party to seek and obtain injunctive relief in accordance with Section 12.2 or limit any remedies available to any party under the Ancillary Agreements, the Pre-Closing Side Agreement, the Confidentiality Agreement or the Parent Side Agreement. In furtherance of the foregoing, the parties hereto hereby waive and release from and after the Closing, to the fullest extent permitted by Law, any and all rights, claims and causes of action (other than any claim of fraud or intentional misrepresentation) with respect to the subject matter of this Agreement they may have against the other parties, their respective Affiliates and their respective officers, directors, employees, stockholders, agents and representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Articles X and XI and pursuant to the Ancillary Agreements, the Pre-Closing Side Agreement, the Confidentiality Agreement or the Parent Side Agreement. Notwithstanding the foregoing, Purchaser and Seller shall have the right to seek any remedy available at law or in equity with respect to the breach of any of the provisions of Section 7.7.

(b) Notwithstanding anything to the contrary contained in this Agreement or provided for under any Law, no Purchaser Indemnified Party or Seller Indemnified Party shall be entitled hereunder (including under Article X or Article XI hereof) to any Extraordinary Damages, except to the extent such Extraordinary Damages (i) are included in any Order in favor of a Person other than a Third Person, Transferring Employee or any other employee hired by Purchaser, BPP or a Designated Affiliate of Purchaser after the Closing arising from a Legal Proceeding (or settlement thereof) brought or threatened against a Purchaser Indemnified Party or a Seller Indemnified Party or (ii) arise out of or relate to any breach of Section 7.7.

10.7 Mitigation. Purchaser and Seller shall each use their commercially reasonable efforts to mitigate any Losses subject to indemnification hereunder, to the extent mitigation is required under Law.

ARTICLE XI

TAXES

11.1 Tax Indemnification. (a)Each of the Seller Entities, jointly and severally, hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses in respect of (i) all Taxes imposed on the Business, the Seller Entities, BPP, the Transferred Assets, the BPP Retained Assets, the Excluded Assets or the BPP Excluded Assets (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending on the Closing Date (determined as provided below); (ii) the failure by the Seller Entities to perform any covenant contained in this Agreement with respect to Taxes; (iii) all Taxes imposed on any member of an Affiliated Group of which BPP is or was a member on or prior to the Closing Date, by reason of the Liability of BPP pursuant to Treas. Reg. Sec. 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written) to which Seller or any of its Affiliates is a party; (v) the assignment of any of the Seller Entities’ rights under this Agreement to a “qualified intermediary” pursuant to Section 7.20; and (vi) the portion of all Taxes relating to the transactions contemplated by this Agreement to occur on or prior to the Closing for which the Seller Entities are liable pursuant to Section 11.5.

(b) Purchaser hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses in respect of (i) all Taxes imposed on BPP or the Transferred Assets (A) for any taxable period beginning after the Closing Date, and (B) for the portion of any Straddle Period beginning after the Closing Date (determined as provided below); (ii) the failure by Purchaser or BPP (after Closing) to perform any post-closing covenant contained in this Agreement with respect to Taxes; and (iii) the portion of all Taxes relating to the transactions contemplated by this Agreement for which Purchaser is liable pursuant to Section 11.5.

(c) Each of the Seller Entities jointly and severally agrees from and after the Closing to indemnify and hold harmless the Purchaser Indemnified Parties from and against all ad valorem taxes and any and all other general or specific taxes, assessments or governmental charges, levied or assessed against, with respect to, or that may become a Lien upon, the Leaf River Mill Lease, the Leaf River Pollution Control Facilities Lease or any of the real property leased or subleased pursuant to either the Leaf River Mill Lease or the Leaf River Pollution Control Facilities Lease or any portion thereof, and any fine, penalty, interest or cost that may be added thereto (collectively, the “Bond Property Ad Valorem Taxes”) due and payable with respect to any period prior to the Closing Date.

11.2 Filing of Tax Returns; Payment of Taxes.

(a) Subject to Section 11.3(b), Seller shall timely file or cause to be timely filed all Tax Returns that are required to be filed by or with respect to BPP or the Transferred Assets (i) on or before the Closing Date and (ii) after the Closing Date to the extent such Returns relate solely to taxable periods ending on or prior to the Closing Date and, in each case, shall timely remit all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice. Seller shall also timely file or cause to be filed all Affiliated Group Tax Returns that include or relate to BPP or the Transferred Assets and shall timely remit all Taxes due in respect of such Tax Returns. Such Tax Returns, to the extent they relate to BPP or the Transferred Assets, shall be prepared in a manner consistent with past practice. Seller shall provide Purchaser with copies of the portions of such completed Tax Returns relating specifically to BPP or the Transferred Assets at least 20 days prior to the due date for filing thereof (or such lesser time as is reasonable in the case of monthly filings), along with supporting workpapers, for Purchaser’s review and approval, if and to the extent Purchaser or BPP is liable hereunder for the payment of Taxes pursuant thereto. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 11.6, which resolution shall be binding on the parties.

(b) Subject to Section 11.3(b), following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by BPP (other than those described in Section 11.2(a) above) and, subject to the rights to payment from Seller hereunder, pay or cause to be paid all Taxes shown due thereon. Upon Closing, Seller shall provide Purchaser a list of all Tax Returns due by BPP within sixty (60) days after Closing. Purchaser shall provide Seller with a copy of any such completed Tax Return with respect to which Purchaser claims Seller owes any Taxes pursuant to Section 11.1 at least twenty (20) days prior to the due date for filing thereof (or such lesser time as is reasonable in the case of monthly filings), along with supporting workpapers and a schedule showing the portion of the Taxes payable pursuant to such Tax Returns that Purchaser has calculated are payable by Seller pursuant to Section 11.1, for Seller’s review and approval. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Return or the allocation of Taxes thereunder prior to the day which is ten days before the due date for filing such Tax Return. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return or allocation at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 11.6, which resolution shall be binding on the parties.

(c) Not later than 5 Business Days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 11.2(b), Seller shall pay to Purchaser the amount of Taxes, as determined in accordance with Section 11.2(b), owed by Seller pursuant to the provisions of Section 11.1. No payment pursuant to this Section 11.2(c) shall excuse Seller from its indemnification obligations pursuant to Section 11.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller’s payment under this Section 11.2(c); nor shall any such payment constitute a waiver by Seller of the right to obtain reimbursement of all or any portion of such payment if the amount of such Taxes owed by Seller as so ultimately determined is less than the amount paid by Seller, and in such event Purchaser shall promptly reimburse Seller for the amount of Seller’s overpayment.

11.3 Straddle Period Tax Allocation.

(a) Seller and Purchaser will, unless prohibited by Law, close the taxable period of BPP as of the close of business on the Closing Date. If Law does not permit BPP to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Seller for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of BPP as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(b) All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Transferred Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated to the extent not reflected in Final Working Capital between Purchaser and Seller as of the close of business on the Closing Date. With respect to Taxes described in this Section 11.3(b), Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.3 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.4 Tax Audits.

(a) If notice of any Legal Proceeding with respect to Taxes relating to BPP or the Transferred Assets (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 11.1, the notified party shall promptly inform such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Section 11.1 except to the extent that the other party is actually and materially prejudiced thereby.

(b) Seller shall have the right, at its expense to represent the interests of the Seller Entities or BPP in any Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, provided, however, that (i) Seller shall allow Purchaser and its counsel to participate in any Legal Proceeding at Purchaser’s sole expense; (ii) Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such Legal Proceeding; (iii) if the results of any such Legal Proceeding involve an issue that recurs in taxable periods ending after the Closing Date or otherwise could adversely affect Purchaser, BPP or their Affiliates for any taxable period ending after the Closing Date, then Seller and Purchaser shall jointly control the defense and settlement of any such Legal Proceeding and each party shall cooperate with the other party at its own expense, and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld; and (iv) if Seller does not elect to represent the Seller Entities’ or BPP’s interests in any such Legal Proceeding, then Purchaser, BPP or any of their Affiliates may pay, compromise or contest such asserted Tax Claim with Seller’s written consent, which consent shall not be unreasonably withheld.

(c) Purchaser shall represent, at its expense, the interests of BPP in any Tax Claim relating to a Straddle Period; provided, however, that (i) Purchaser shall allow Seller and its counsel to participate in any Legal Proceeding at Seller’s sole expense; (ii) Purchaser shall keep Seller fully and timely informed with respect to the commencement, status and nature of such Legal Proceeding; and (iii) if the results of any such Legal Proceeding involve an issue which is the subject of indemnification by Seller pursuant to Section 11.1, then Purchaser and Seller shall jointly control the defense and settlement of any such Legal Proceeding and each party shall cooperate with the other party at its own expense, and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

11.5 Transfer Taxes. Seller and Purchaser shall each pay one-half of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body (including any interest and penalties) in connection with the transactions contemplated by this Agreement; provided, however, that (a) Seller shall pay 100% of any such Transfer Taxes incurred as a result of any transactions pursuant to Section 7.20 unless such Transfer Taxes would have been incurred regardless of whether Seller exercised its rights under Section 7.20 and (b) Seller shall pay 100% of any such Transfer Taxes incurred as a result of any transactions pursuant to Section 7.11.

11.6 Disputes. Any dispute as to any matter covered by this Article XI shall be resolved by an independent accounting firm mutually acceptable to Seller and Purchaser. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

11.7 Time Limits. Any claim for indemnity under Section 11.1 may be made at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

11.8 Exclusivity. In the event of a conflict between the provisions of this Article XI, on the one hand, and the provisions of Article X, on the other, the provisions of this Article XI shall control.

11.9 Adjustment to Purchase Price. The parties agree to treat all payments made under Articles III, X and XI as adjustments to the Purchase Price for Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

11.10 Tax Sharing. Any Tax allocation, indemnity, or similar agreement or arrangement between Seller and its Affiliates on the one hand, and BPP, on the other hand, shall be terminated prior to the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

11.11 Cooperation on Tax Matters.

(a) Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to BPP Stock or the Transferred Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(b) From and after the Closing Date, Purchaser shall retain possession of all accounting, business, financial and Tax records and information relating to BPP or the Transferred Assets that are in existence on the Closing Date and transferred to Purchaser hereunder for the greater of seven (7) years or the applicable statute of limitations (including any extensions). Purchaser shall give Seller notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, each of Purchaser and Seller shall provide access to the other party (after reasonably detailed prior notice and during normal business hours), to the books, records, documents and other information relating to BPP or the Transferred Assets in such party’s possession as is reasonably necessary for such other party to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

11.12 Tax Clearance Certificates. At Purchaser’s request, which shall be delivered to Seller not later than ten (10) days after the execution of this Agreement, Seller shall notify all of the Taxing Authorities for the jurisdictions set forth on Schedule 5.8(c) of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Purchaser to any Taxes of Seller. If, in respect to any application for Tax Clearances made pursuant to this Section 11.12, any Governmental Body asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

11.13 Carry Back of Losses. Other than as required by Law, Purchaser agrees that it shall not, and shall not cause or permit BPP to, carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute relating to the Business and further agrees that Seller has no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Purchaser of the foregoing undertaking.

11.14 Tax Refunds. Any Tax refunds that are received by Purchaser, BPP, or any of their respective Affiliates after the Closing, and any amounts credited or offset against Taxes of Purchaser, BPP, or any of their respective Affiliates after the Closing that are actually realized by such parties, other than any refunds, credits or offsets resulting from a carryback of losses not prohibited by Section 11.13, that in each case relate to any taxable period ending on or prior to the Closing Date, shall be for the account of Seller. The amount of any refunds, credits or offsets of Taxes of the Business that are received by Seller or any of its Affiliates, or by Purchaser, BPP or any of their respective Affiliates, after the Closing that relate to taxable periods ending after the Closing Date, and any refunds, credits or offsets resulting from a carryback of losses not prohibited by Section 11.13, shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Business for any taxable period that includes but does not end on the Closing Date shall be equitably apportioned between Seller and Purchaser. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax, net of any Taxes payable with respect thereto, the amount of such refund, or the economic benefit of such credit or offset of Tax within fifteen (15) days after receipt or actual realization thereof.

11.15 Transaction Reporting. With respect to BPP, Seller and Purchaser agree to report all transactions not in the Ordinary Course of Business (other than any transaction contemplated by this Agreement) undertaken or caused to be undertaken by Purchaser occurring on the Closing Date but after the Closing on Purchaser’s Tax Returns to the extent permitted by Treasury Reg. Sec. 1.1502-76(b)(1)(ii)(B) (and its counterpart, if any, under state, local or foreign Law). Notwithstanding anything else set forth in this Agreement to the contrary, Purchaser agrees to indemnify Seller for any additional Tax owed by Seller resulting from any transaction engaged in by BPP undertaken or caused to be undertaken by Purchaser not in the Ordinary Course of Business occurring on the Closing Date but after Closing.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement or any Ancillary Agreement, each of the Seller Entities, on one hand, and Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2 Specific Performance. Each of the Seller Entities, on the one hand, and Purchaser, on the other hand, acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other and such other party(ies) will not have an adequate remedy at law. Therefore, the obligations of each party under this Agreement, including the Seller Entities’ obligation to sell the BPP Stock and the Transferred Assets to Purchaser, shall be enforceable by a decree of specific performance issued by the Agreed Court, and appropriate injunctive relief may be applied for and granted in connection therewith. Except as otherwise expressly provided herein, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties agree that any dispute, controversy or claim regarding the interpretation or validity of, or otherwise arising out of or relating to, this Agreement (including the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be subject to the exclusive jurisdiction of any court of competent jurisdiction in the State of Delaware (the “Agreed Court”), and the parties hereby agree to submit to the personal and exclusive jurisdiction and venue of such Agreed Court and not to seek transfer of any case or proceeding out of such Agreed Court. The parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such Agreed Court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement or any Seller Document or Purchaser Document is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by Law, any right such party may have to trial by jury in respect to any Legal Proceeding directly or indirectly arising out of, under, or in connection with or relating to this Agreement or any Seller Document or Purchaser Document. Each party hereto certifies and acknowledges that (i) no representative, agent, or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of such Legal Proceeding, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.3.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Parent Side Agreement, the Pre-Closing Side Agreement, the Confidentiality Agreement, dated August 14, 2003, between Seller and Koch Equity Development LLC, as heretofore or hereafter amended and supplemented (the “Confidentiality Agreement”), and the other Seller Documents and Purchaser Documents to be executed and delivered (and to only then become effective) herewith or at Closing represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, and any and all prior representations and warranties, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall terminate at Closing and be of no further force and effect, except that it shall survive the Closing with respect to any breaches thereof prior to the Closing solely with respect to Seller Confidential Information. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.5 Governing Law. This Agreement and any dispute, controversy or claim regarding the interpretation or validity of, or other issue arising out of or relating to, this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State, without regard to principles of choice of law thereof (other than New York General Obligations Law § 5-1401).

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller Entity, to:

Georgia-Pacific Corporation

133 Peachtree Street NE

Atlanta, Georgia 30303

Facsimile: 404-487-4223

Attention: General Counsel

With a copy to:

Kilpatrick Stockton LLP

Suite 2800

1100 Peachtree Street NE

Atlanta, Georgia 30309

Facsimile: (404) 815-6555

Attention: W. Stanley Blackburn

If to Purchaser, to:

Koch Cellulose, LLC

c/o Koch Industries, Inc.

4111 East 37th Street North

Wichita, Kansas 67220

Facsimile: (316) 828-7946

Attention: Chief Executive Officer

With a copy to:

Koch Industries, Inc.

4111 East 37th Street North

Wichita, Kansas 67220

Facsimile: (316) 828-3133

Attention: Office of the General Counsel

With an additional copy to:

Weil, Gotshal & Manges LLP

200 Crescent Ct., Suite 300

Dallas, Texas 75201

Facsimile: (214) 746-7777

Attention: Glenn D. West

12.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment. Except as provided in Articles X and XI with respect to the indemnification of indemnified parties hereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Notwithstanding anything in Articles X or XI or elsewhere in this Agreement to the contrary, the rights of any third party beneficiary under such Articles may be affected by and shall be subject at all times to the terms of any amendments, supplements, modifications and waivers entered into by the parties hereto in accordance with Section 12.4. Except as contemplated by Section 7.20, no assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller Entity or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without such required consent shall be void and unenforceable; provided, however, that (a) any Seller Entity may assign this Agreement and any or all rights or obligations hereunder (i) prior to the Closing to any Designated Affiliate of Seller and (ii) subsequent to Closing to any Person and (b) Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the BPP Stock or any of the Transferred Assets and assume the Assumed Liabilities and Purchaser’s and BPP’s rights to seek indemnification hereunder) (i) to any Designated Affiliate(s) of Purchaser, (ii) to any Person from which it has borrowed money as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; (iii) subsequent to the Closing, to any Person to whom Purchaser transfers one or more of the Mills and any related assets; provided, however, that the Seller Entities shall not thereafter be required to deal with such assignee hereunder, but will continue to be entitled to deal solely with Purchaser and that no such assignment shall result in any expansion or reduction of the Seller Entities’ Liabilities under this Agreement or any Ancillary Agreement or require any Seller Entity, or Affiliates or Representatives thereof to incur any Liability or Loss not otherwise agreed to hereunder or (iv) subsequent to the Closing, to any Person to which Purchaser or any of its Affiliates sells all or substantially all of the Transferred Assets and BPP Retained Assets and which executes a written assumption of all of Purchaser’s liabilities and obligations hereunder in favor of the Seller Entities. Notwithstanding the foregoing, except for an assignment under clause (b)(i) of the third sentence of this Section 12.8, the obligations of the Seller Entities under Sections 10.3(b)(i)(A) and (B) shall not be assignable under any circumstances, by operation of law or otherwise, directly or indirectly, without Seller’s prior written consent, which shall not be unreasonably withheld or delayed. Any party assigning this Agreement or any of its rights hereunder prior or subsequent to Closing shall remain responsible for all of its liabilities and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Upon any such permitted assignment, the references in this Agreement to Purchaser or to the Seller Entities, as applicable, shall also apply to any such assignee unless the context otherwise requires.

12.9 Non-Recourse. Except to the extent such Person is a signatory hereto, to the Seller Documents, to the Purchaser Documents, to the Pre-Closing Side Agreement or to the Parent Side Agreement (and then only to the extent provided herein or therein), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller Entities, Purchaser or their respective Affiliates shall have any Liability under this Agreement or any of the Seller Documents or Purchaser Documents of or for any claim based on, in respect of, related to, arising from, or by reason of, the transactions contemplated hereby and thereby.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

KOCH CELLULOSE, LLC

By:	/s/ Jeff N. Gentry
Name: Jeff N. Gentry
Title: Manager

SELLER ENTITIES:

GEORGIA-PACIFIC CORPORATION

By:	/s/ George W. Wurtz
Name:
Title:

LEAF RIVER FOREST PRODUCTS, INC.

By:	/s/ George W. Wurtz
Name:
Title:

LRC TIMBER, INC.

By:	/s/ Kenneth F. Khoury
Name: Kenneth F. Khoury
Title: Vice President

OLD AUGUSTA RAILROAD COMPANY

By:	/s/ Kenneth F. Khoury
Name: Kenneth F. Khoury
Title: Vice President

GEORGIA-PACIFIC ASIA (HONG KONG) LTD.

By:	/s/ David J. Paterson
Name:
Title:

GEORGIA-PACIFIC GMBH

By:	/s/ George A. Falcon
Name: George A. Falcon
Title:

Article I	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Other Definitional and Interpretive Matters	27

Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	28

2.1	Purchase and Sale of the BPP Stock and the Transferred Assets	28

2.2	Excluded Assets	29

2.3	Assumed Liabilities	31

2.4	Excluded Liabilities	31

2.5	Further Conveyances and Assumptions; Consent of Third Parties	32

2.6	Purchase Price Allocation	33

2.7	Bulk Sales Compliance	34

2.8	Insurance Proceeds	34

Article III	CONSIDERATION	34

3.1	Consideration	34

3.2	Payment of Purchase Price	34

3.3	Purchase Price Adjustments	34

Article IV	CLOSING AND TERMINATION	37

4.1	Closing Date	37

4.2	Termination of Agreement	38

4.3	Procedure Upon Termination	39

4.4	Effect of Termination	39

4.5	Closing Deliveries	40

Article V	REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES	42

5.1	Organization and Good Standing of the Seller Entities and BPP; Capitalization of BPP; Title to BPP Stock; Corporate Documents of BPP	42

5.2	Authorization of Agreement	43

5.3	Conflicts; Consents of Third Parties	43

5.4	Financial Statements	44

i

(Continued)

5.5	No Undisclosed Liabilities	45

5.6	Sufficiency; Condition of Assets; Permits	45

5.7	Absence of Certain Developments	45

5.8	Taxes	47

5.9	Real Property	50

5.10	Tangible Personal Property	52

5.11	Intellectual Property	52

5.12	Business Contracts	54

5.13	Employee Benefits	56

5.14	Labor	58

5.15	Litigation	59

5.16	Compliance with Laws; Permits	60

5.17	Environmental Matters	60

5.18	Health and Safety Matters	62

5.19	Insurance	62

5.20	Related Party Transactions	63

5.21	Customers and Suppliers	63

5.22	Product Warranty; Product Liability	63

5.23	Banks	64

5.24	Old Augusta Railroad	64

5.25	Financial Advisors	64

5.26	PCRR Bonds and IDBs	64

5.27	Hazardous Materials and Asbestos Containing Materials	67

Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	68

6.1	Organization and Good Standing	68

6.2	Authorization of Agreement	68

6.3	Conflicts; Consents of Third Parties	68

6.4	Litigation	69

6.5	Financial Advisors	69

(Continued)

6.6	Financing	69

Article VII	COVENANTS	70

7.1	Access to Information	70

7.2	Conduct of the Business Pending the Closing	72

7.3	Consents	75

7.4	Antitrust Approvals	77

7.5	Satisfaction of Conditions; Offshore Purchase Agreements	78

7.6	Exclusive Dealings	79

7.7	Non-Competition; Non-Solicitation; Confidentiality	79

7.8	Preservation of Records; Post-Closing Cooperation	82

7.9	Publicity	83

7.10	Environmental Matters	83

7.11	Asset Transfers	88

7.12	Assignment and Assumption of the Leaf River Mill Lease; Transfer of the IDBs	88

7.13	Assignment and Assumption of the Leaf River Pollution Control Facilities Lease; Alternate Letter of Credit; Mandatory Tender and Remarketing of PCRR Bonds	89

7.14	Defeasance of Fixed Rate Bonds	89

7.15	Brunswick Bond Financed BPP Retained Assets	90

7.16	Title Commitments and Surveys	90

7.17	Intellectual Property	92

7.18	Plant Shutdown and Annual Maintenance	93

7.19	Intercompany Accounts	94

7.20	Intermediary	94

7.21	Supplemental Disclosure	94

7.22	Additional Bond Related Covenants	95

7.23	Delivery of Specified Spare Parts	96

7.24	No Other Representations or Warranties	96

7.25	Contract Warranty Losses	97

(Continued)

7.26	Title Insurance Policy Remedy	97

Article VIII	COVENANTS REGARDING EMPLOYMENT AND EMPLOYEE BENEFITS	98

8.1	Employees and Labor/Employment Obligations	98

8.2	Vacation	99

8.3	Leaves of Absence	99

8.4	Payroll Taxes and Payroll Transition Data	100

8.5	Severance Benefits	100

8.6	Workers’ Compensation and Other Employment-related Claims	100

8.7	Seller Incentive Plans	101

8.8	Stock Options; Stock Appreciation Rights; Restricted Shares	101

8.9	Bonuses	101

8.10	Seller Pension and 401(k) Plans	101

8.11	Brunswick Plan	102

8.12	Purchaser’s 401(k) Plan	102

8.13	Purchaser’s Pension Plan	102

8.14	Foreign Retirement Benefits	102

8.15	Health and Welfare Plans and Fringe Benefits	103

Article IX	CONDITIONS TO CLOSING	105

9.1	Conditions Precedent to Obligations of Purchaser	105

9.2	Conditions Precedent to Obligations of the Seller Entities	107

Article X	INDEMNIFICATION	108

10.1	Survival of Representations and Warranties	108

10.2	Indemnification	109

10.3	Environmental Matters Indemnification	112

10.4	Indemnification Procedures	114

10.5	Limitations on Indemnification	116

10.6	Acknowledgements; Exclusive Remedies; Extraordinary Damages	118

10.7	Mitigation	118

Article XI	TAXES	119

(Continued)

11.1	Tax Indemnification	119

11.2	Filing of Tax Returns; Payment of Taxes	119

11.3	Straddle Period Tax Allocation	120

11.4	Tax Audits	122

11.5	Transfer Taxes	122

11.6	Disputes	122

11.7	Time Limits	122

11.8	Exclusivity	122

11.9	Adjustment to Purchase Price	122

11.10	Tax Sharing	122

11.11	Cooperation on Tax Matters	123

11.12	Tax Clearance Certificates	123

11.13	Carry Back of Losses	123

11.14	Tax Refunds	123

11.15	Transaction Reporting	124

Article XII	MISCELLANEOUS	124

12.1	Expenses	124

12.2	Specific Performance	124

12.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	125

12.4	Entire Agreement; Amendments and Waivers	125

12.5	Governing Law	126

12.6	Notices	126

12.7	Severability	127

12.8	Binding Effect; Assignment	127

12.9	Non-Recourse	128

12.10	Counterparts	128

Schedules
1.1(a)	BPP Retained Contracts/BPP Excluded Contracts
1.1(b)	Brunswick Bond Documents
1.1(c)	Fixed Rate Bond Documents
1.1(d)	GP Corporate Services and Assets
1.1(e)	IDB Documents
1.1(f)	Knowledge of Seller
1.1(g)	Mobile Equipment
1.1(h)	Multi-Mills Contracts
1.1(i)	PCRR Bond Documents
1.1(j)	Required Consents
2.1(b)(v)(B)	Computer Hardware
2.1(b)(vii)	Transferred Contracts
2.2(b)(i)	Excluded Contracts
2.2(b)(xx)	Other Specified Excluded Assets
2.6	Asset Acquisition Statement
3.3(a)	Agreed Principles
3.3(a)(i)	Reference Statement
3.3(g)	Example of Calculation
3.3(h)	Shutdown Accrual/Asset Balance
5.1(b)	Jurisdiction of Organization
5.3(a)	Conflicts; Consents of Third Parties
5.3(b)	Other Consents and Approvals of Governmental Bodies
5.4	Basis of Presentation
5.4(a)	Balance Sheet
5.5	Certain Liabilities
5.6(c)	Non-Environmental Permits
5.7	Absence of Certain Developments
5.7(b)(ii)	Change in Compensation
5.7(b)(vii)	Liens and Conveyances
5.7(b)(xi)	Capital Expenditures
5.8(a)	Tax Returns
5.8(b)	Outstanding Deficiencies and Audit Information
5.8(c)	Taxes Paid
5.8(f)	Extension
5.8(k)	Written Inquiries and Notifications from Taxing Authorities
5.8(l)	Powers of Attorney
5.8(m)	Agreements with Taxing Authorities
5.8(n)	Withholding Obligations
5.8(p)	Inventory in Other Countries
5.8(q)	VAT
5.8(r)	Foreign Currency
5.8(s)	Options
5.8(t)	Withholding
5.8(u)	Special Tax Treatment
5.8(w)	Section 355 Treatment

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5.8(x)	Affiliated Group
5.9(a)	Real Property
5.9(b)	Liens
5.10(b)	Personal Property Leases
5.10(c)	PP&E
5.11(a)	Intellectual Property
5.11(c)	Unauthorized Use of Intellectual Property
5.11(e)	Business Intellectual Property Licenses
5.11(i)	Orders Restricting Use of Intellectual Property
5.13(a)	Employee Benefits
5.13(c)	Qualified Plans
5.13(h)	Continuing Benefits
5.13(k)	Plan Amendments
5.13(n)	Effects on Plan
5.14(b)	Unions
5.14(d)	Employment Complaints and Claims
5.15(a)	Seller Entity Legal Proceedings and Orders
5.15(b)	BPP Legal Proceedings and Orders
5.17(a)(i)	Compliance with Environmental Laws
5.17(a)(ii)	Environmental Permits
5.17(a)(iii)	Non-transferable Environmental Permits
5.17(b)	Outstanding Order or Contract
5.17(c)	Violation of Environmental Law
5.17(d)	Hazardous Materials
5.17(e)	Investigations
5.17(g)	Tanks, Landfills, Asbestos, Etc.
5.17(i)	Legal Proceedings or Orders
5.17(j)	BPP Legal Proceedings or Orders
5.18	Health and Safety Requirements
5.19	Insurance
5.20	Related Party Transactions
5.21	Customers and Suppliers
5.22(a)	Product Warranty
5.22(b)	Expenditure on Product Warranty Claims
5.23	Banks
5.26(a)	Bond Schedule
5.27	Hazardous Materials
7.2(b)	Conduct of Business
7.2(b)(xii)	Capital Spending 2003 Actual and 2004 Plan
7.3(b)	Third Party Licensed Software
7.4	Jurisdictions for Antitrust Filings
7.10(a)	Phase II Assessment Scope of Work
7.10(b)(ii)	Access Agreement
7.11	Release of Certain BPP Liabilities
7.15(b)	Brunswick Bond Assets
7.16(a)(ii)	Survey Checklist

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7.18	Annual Maintenance
7.23	Specified Spare Parts
7.27	Special Arrangements Regarding Customer Agreement
8.1(b)	Pulp HQ Employees
8.1(d)	Foreign Employees
8.4(b)	Employment Data
8.14	Foreign Retirement Benefits
10.3(a)(i)	Existing Environmental Matters

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Exhibits
A	Assignment and Assumption Agreement
B	Assignment, Assumption and Modification Agreements
C	Bill of Sale
D	Black Liquor Exchange Agreement
E	Declaration of Restrictions
F	IT Support Services Agreement
G	Lemelson Patent Sublicense Agreement
H	Limited Warranty Deed
I	Power of Attorney
J	Pulp Supply Agreement
K	Railroad Services Agreement
L	Services and Supply Agreement
M	Site Services Agreement
N	Software License Agreement
O	Solaia Patent Sublicense Agreement
P	Turpentine and Tall Oil Sales Agreements
Q	Wood Fiber Supply Agreement

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